AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1997

                                                      REGISTRATION NO. 333-39291
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                               (AMENDMENT NO. 2)

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      PLAY-BY-PLAY TOYS & NOVELTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      5092
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

           TEXAS                                74-2623760
      (STATE OR OTHER                        (I.R.S. EMPLOYER
      JURISDICTION OF                      IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                                  4400 TEJASCO
                         SAN ANTONIO, TEXAS 78218-0267
                                 (210) 829-4666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                RAYMOND G. BRAUN
                            CHIEF FINANCIAL OFFICER
                      PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                         SAN ANTONIO, TEXAS 78218-0267
                                 (210) 829-4666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANT'S AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATION TO:

MICHAEL L. BENGTSON, ESQ.                   T. MARK KELLY, ESQ.
 THOMPSON & KNIGHT, P.C.                  VINSON & ELKINS L.L.P.
1700 PACIFIC AVENUE,                 1001 FANNIN STREET, SUITE 2300
     SUITE 3300                            HOUSTON, TEXAS 77002
DALLAS, TEXAS 75201

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                AGGREGATE OFFERING                  AMOUNT OF
     SECURITIES TO BE REGISTERED                PRICE(1)(2)                   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock, no par value...........           $70,193,531                      $21,270.76
-----------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices reported on the Nasdaq National Market on October 28, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS       SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1997

                                3,135,000 SHARES

                                     [LOGO]
                      PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                                  COMMON STOCK
                            ------------------------

     Of the 3,135,000 shares of Common Stock, no par value ("Common Stock") of Play-By-Play Toys & Novelties, Inc., a Texas corporation ("Play-By-Play" or the "Company"), offered hereby (the "Offering"), 2,500,000 shares are being sold by the Company, and 635,000 shares are being sold by the Selling Shareholders (as defined herein). The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Common Stock is traded on the Nasdaq National Market under the trading symbol "PBYP." On November 4, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $21.375 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                                                     PROCEEDS TO
                           PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                            PUBLIC           DISCOUNT(1)          COMPANY(2)         SHAREHOLDERS
----------------------------------------------------------------------------------------------------
Per Share...........      $                  $                   $                   $
----------------------------------------------------------------------------------------------------
Total(3)............      $                  $                   $                   $
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $       .

(3) The Company and one of the Selling Shareholders have granted the several Underwriters a 30-day over-allotment option to purchase up to an additional 375,000 and 95,250 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds
    to the Selling Shareholders will be $     , $     , $     and $     ,
    respectively.
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about                         , 1997.
                            ------------------------

MERRILL LYNCH & CO.
                    RAUSCHER PIERCE REFSNES, INC.
                                              GERARD KLAUER MATTISON & CO., INC.
                            ------------------------

             The date of this Prospectus is                , 1997.

                                  [Cover Art]

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SHARES OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "PLAY-BY-PLAY" OR THE "COMPANY" INCLUDE PLAY-BY-PLAY TOYS & NOVELTIES, INC., ITS PREDECESSORS AND THEIR SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE BUSINESS OF THE COMPANY AND THE INDUSTRY IN WHICH IT OPERATES. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM SUCH FORWARD-LOOKING STATEMENTS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS."

                                  THE COMPANY

     The Company designs, develops, markets and distributes stuffed toys, novelty items and its Play-Faces (registered trademark) line of sculpted toy pillows based on licensed characters and trademarks. The Company also designs, develops, markets and distributes electronic toys and non-licensed stuffed toys and markets and distributes a broad line of non-licensed novelty items. The Company markets and distributes its products in both amusement and retail markets and believes that it is the leading supplier of stuffed toys and novelty items to the domestic amusement industry.

     Over the last three fiscal years, the Company's net sales have grown from $32.6 million for fiscal 1994 to $137.4 million for fiscal 1997, representing a 62.4% average annual increase, and net income has increased from $1.1 million for fiscal 1994 to $6.2 million for fiscal 1997, representing a 82% average annual increase. The Company's growth in net sales and net income is primarily attributable to its introduction of new products and its two strategic acquisitions.

     The Company develops its licensed stuffed toys based principally on popular, classic characters such as Looney Tunes, Animaniacs, Batman, Superman, characters featured in Space Jam (the motion picture), The Flintstones (trademark) and Popeye (trademark) and on popular, classic trademark licenses such as Coca-Cola (registered trademark) brand stuffed toys, including the Coca-Cola (registered trademark) Polar Bear, and Harley-Davidson Motor Company's Harley Hog (trademark). The Company develops a licensed stuffed toy by identifying a character or trademark license, obtaining the necessary license, designing the product and developing a prototype, and manufacturing the products through third party manufacturers. The Company believes that products based on popular, classic characters and trademarks will have a longer and more stable product life cycle than products based on newer, less established characters and trademarks. The Company believes its position as a leading supplier to the domestic amusement industry allows it to more effectively acquire licenses for products sold to the amusement market. The Company's non-licensed products include traditional stuffed toys in various sizes, interactive dolls and novelty items such as low-priced plastic toys and games used primarily as redemption prizes by its amusement customers. For fiscal 1997, net sales of licensed products and non-licensed products accounted for 59.7% and 38.0%, respectively, of the Company's net sales.

     The Company commenced its retail product line in fiscal 1995 with its originally developed Play-Faces (registered trademark) line of sculpted toy pillows shaped in the facial likenesses of licensed animated characters. The Play-Faces (registered trademark) line is based upon popular, classic characters, including The Walt Disney Company's animated characters, Looney Tunes, Animaniacs, Batman, Superman, Space Jam characters, Sesame Street Characters, Garfield (trademark) and new characters developed and introduced by leading entertainment companies, such as the ones presented in The Walt Disney Company's animated films Toy Story, The Hunchback of Notre Dame, and 101 Dalmatians. During fiscal 1997 the Company further developed the Play-Faces (registered trademark) line by adding full bodied Play-Faces (registered trademark) which are being sold in the domestic sections of mass retailers. The Company believes its Play-Faces (registered trademark) line is a distinct product category which enhances its ability to acquire additional character and trademark licenses. Play-Faces (registered trademark) products accounted for 12.0% of the Company's net sales for fiscal 1997.

     During fiscal 1997, the Company entered the large doll market with a pair of electronic interactive dolls, the "Talkin' Tots" (trademark), which talk and sing together utilizing infrared technology. The Company began selling "Talkin' Tots" (trademark) during the fourth quarter of fiscal 1997 and began television advertisements during the first quarter of fiscal 1998. The Company also developed a retail line of Looney Tunes products during fiscal 1997, including standing, sitting and bean bag stuffed toys and another television promoted electronic stuffed toy, the "Tornado Taz." The "Tornado Taz" is a Tazmanian Devil (trademark) that spins, shakes, grunts and laughs. The Looney Tunes products include such characters as Tweety, (trademark) Sylvester, (trademark) Tazmanian Devil, (trademark) Bugs Bunny, (trademark) Speedy Gonzales, (trademark) Yosemite Sam (trademark) and Daffy Duck (trademark).

     The Company has a diversified base of customers within the amusement and retail distribution channels. Amusement customers, which accounted for 69.8% of net sales for fiscal 1997, include theme parks such as Six Flags, Busch Gardens and SeaWorld, family entertainment centers such as Dave & Buster's, Inc., Tilt and Namco, and carnivals and state fairs. In addition to theme parks, family entertainment centers and carnivals, the Company's amusement distribution channels include Fun Services (registered trademark) (sales through franchisees), fundraising and premium (products designed for specific companies) customers. Retail customers, which accounted for 27.9% of net sales for the same period, principally consist of mass merchandisers such as Wal-Mart, Kmart and Target, and specialty retailers such as Toys "R" Us and Kay Bee Toy. No one customer accounted for more than 10% of net sales for fiscal 1997.

     The Company recently completed two strategic acquisitions that have contributed to its growth. In June 1996, the Company acquired substantially all of the operating assets, business operations and facilities of Ace Novelty Co. Inc. ("Ace") for $44.7 million. In November 1996, the Company, through its wholly-owned subsidiary Play-By-Play Toys & Novelties Europa S.A.
("Play-By-Play Europe"), acquired The TLC Gift Company, Ltd. ("TLC") based in Doncaster, England for 40,000 shares of Common Stock. The Ace acquisition provided the Company with several strategic advantages, including significant distribution channels in the central and western United States, significant distribution channels in the outdoor amusement markets, key United States and international classic character licenses for retail and amusement, an in-house design and development team and additional key personnel. The Company believes that the Ace acquisition contributed to the Company's profitability in fiscal 1997. Similarly, the TLC acquisition resulted in additional distribution channels in the U.K., where TLC is headquartered, and other areas of Europe. The Company believes that the TLC acquisition has begun contributing to the Company's net earnings and is partially responsible for the significant growth the Company has experienced internationally.

RECENT DEVELOPMENT

     In September 1997, the Company obtained the worldwide license for Baby Looney Tunes products. This license allows the Company to develop and market pre-school and infant toys, including molded and stuffed toys, incorporating the Looney Tunes characters beginning in calendar 1998.

COMPANY STRENGTHS

     The Company believes its principal strengths include its:

      o emphasis on licenses for popular, classic characters and trademarks and new characters introduced by leading entertainment companies;

      o demonstrated ability to develop new and innovative toys such as "Talkin' Tots" (trademark) and "Tornado Taz" (trademark), new licensed products such as the Coca-Cola (registered trademark) brand stuffed toys and new product categories such as the Play-Faces (registered trademark) line;

      o position as the leading supplier of stuffed toys and novelty items to the amusement industry;

      o balance between amusement and retail markets, which reduces seasonality and increases stability of revenues;

      o  experienced management team with toy and licensing expertise;

      o in-house design and development team which provides the Company the ability to bring more products to market quicker, thereby taking early advantage of product trends;

      o Hong Kong office which results in direct sourcing in the Far East and the ability to better manage product quality, production and timely availability of products;

      o diverse customer base including over 4,000 customers, with no customer accounting for greater than 10% of net sales;

      o multiple distribution channels which enhance the Company's ability to sell slower moving items while minimizing the impact on gross profit margins; and

      o distribution facilities located throughout North America and Europe allowing the Company to better serve its customers which typically have multiple locations and minimal inventory space.

BUSINESS STRATEGY

     The Company's growth strategy includes the following key elements:

     LICENSED PRODUCT LINE EXPANSION. The Company believes that by developing licensed products based principally on popular, classic characters and trademarks, it has established a core licensed product portfolio that is characterized by a longer life cycle than is typical in the toy industry. The Company intends to continue to develop its licensed product line by targeting licensing opportunities where it can take advantage of licensor advertising, publicity and media exposure. The Company believes that its broad licensed product line prevents it from becoming overly dependent on a single product or customer.

     DEVELOPMENT OF INNOVATIVE TOYS AND NEW PRODUCT CATEGORIES. The Company believes that its Play-Faces (registered trademark) and other license-based product lines represent distinct product categories which enhance its market identification and ability to acquire additional character and trademark licenses. The Company intends to develop new product categories targeted to both its amusement and retail customers. The Company strives to develop unique products with broad end-consumer appeal at competitive prices by identifying previously undeveloped or under-developed products or product categories and matching them with popular, classic licensed characters and/or trademarks. The Company believes it has successfully implemented this approach with its Looney Tunes product lines, "Talkin' Tots (trademark)," "Tornado Taz," Play-Faces (registered trademark) product lines, Harley-Davidson Motor Company's Harley Hog (trademark) and Coca-Cola (registered trademark) Polar Bear.

     INTERNATIONAL EXPANSION. The Company plans to increase its international sales, primarily in Europe and Latin America, in both the amusement and retail channels through the Company's European distribution facilities and independent distributors. The Company believes that markets outside the United States present significant opportunities and are generally less competitive than the United States market. The Company commenced toy distribution and sales operations in Europe and Latin America in fiscal 1994. Since fiscal 1994, international net sales have increased at an average annual rate in excess of 100%, and the Company believes there are additional significant opportunities for growth in international markets. Additionally, with the newly obtained worldwide manufacturing and distribution rights for Baby Looney Tunes, the Company will begin selling in new markets for the Company, including the Asia Pacific countries.

     RETAIL MARKET PENETRATION. The Company intends to broaden its retail distribution both domestically and internationally. Through its licensing and new product development strategies, the Company plans to further penetrate the retail market by continuing to develop and introduce new products (such as "Talkin' Tots" (trademark) and "Tornado Taz") and product categories (such as Play-Faces (registered trademark)). Since fiscal 1994, retail sales have grown at an average annual rate of 127.3% domestically and at an average annual rate of 110%
internationally. Based on the Company's small market share of the retail industry and its proven ability to develop product niches and obtain key licenses, retail products continue to be a growth opportunity for the Company.

     AMUSEMENT MARKET PENETRATION. With the Ace acquisition, the Company believes that it has become the leading supplier of stuffed toys and novelty items to the domestic amusement market. The Company believes that this market is less susceptible to changing consumer preferences than the retail market. The Company believes that its broad and continually updated line of licensed and non-licensed stuffed toys and novelty items, its purchasing power and its reputation as a leading amusement supplier provide the Company with a competitive advantage over many other suppliers to this market. While the Company believes there is greater opportunity to grow its retail and international businesses than its domestic amusement business, the latter provides the Company with a consistent base of cash flow.

     ACQUISITION STRATEGY. The acquisition strategy of the Company is to find businesses with unique product lines (either licensed or non-licensed) which can be sold through the Company's existing distribution channels or businesses which have complementary distribution channels for the Company's existing product lines. The Company believes that this strategy should result in greater sales while reducing the combined companies' general and administrative costs. The Company believes that the Ace and TLC acquisitions accomplished both of these acquisition objectives.

                                  THE OFFERING

Common Stock Offered:
     By the Company.......................................................    2,500,000 shares(1)
     By the Selling Shareholders..........................................      635,000 shares(2)
     Total................................................................    3,135,000 shares
Common Stock to be Outstanding after the Offering.........................    7,453,900 shares(1)(3)
                                                                            ===========

Use of Proceeds...........................................................  The net proceeds of the Offering will be used for repayment of
                                                                            indebtedness of approximately $32.2
                                                                            million outstanding under various
                                                                            debt facilities and for general
                                                                            corporate purposes. See "Use of
                                                                            Proceeds."
Nasdaq National Market Symbol.............................................  "PBYP"

------------

(1) Excludes 375,000 shares to be sold by the Company in the event of the exercise of the Underwriters' over-allotment option.

(2) Excludes 95,250 shares to be sold by one of the Selling Shareholders in the event of the exercise of the Underwriters' over-allotment option.

(3) Excludes (i) 1,412,700 shares of Common Stock reserved for future issuance under outstanding options, (ii) 117,000 shares of Common Stock subject to outstanding warrants and (iii) a maximum of 882,353 shares of Common Stock issuable upon partial or total conversion, if any, of the Company's outstanding convertible debentures. See "Management -- 1994 Incentive Plan" and Notes 9 and 13 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     An investment in the Common Stock involves certain risks that a potential investor should carefully evaluate prior to making such an investment. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth certain summary financial data of the Company. The information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                             YEAR ENDED JULY 31,
                                       --------------------------------
                                          1997       1996       1995
                                       ----------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
     Net sales.......................  $  137,386  $  74,197  $  47,730
     Gross profit....................      47,588     24,148     16,714
     Income from operations..........      13,146      6,676      4,036
     Net income......................       6,216      3,668      1,639
     Net income per share:
          Primary....................        1.25        .76        .63
          Fully Diluted..............        1.21        .76        .63


                                               JULY 31, 1997
                                        ---------------------------
                                         ACTUAL     AS ADJUSTED(1)
                                        --------    ---------------
CONSOLIDATED BALANCE SHEET DATA:
     Working capital.................   $ 35,372       $  78,586
     Total assets....................    125,906         143,660
     Total long-term debt and capital
      leases.........................     23,238          16,038
     Total liabilities...............     82,237          50,029
     Shareholders' equity............     43,669          94,083

------------

  (1) As adjusted to give effect to the Offering and the application of the estimated $50.4 million net proceeds to the Company therefrom. See "Use of Proceeds" and "Capitalization."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and other plans and objectives for future operations, and future product demand, supply, manufacturing, costs, marketing, transportation and pricing factors, are forward-looking statements. All forward-looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

     RISKS ASSOCIATED WITH LICENSE AGREEMENTS. Sales of licensed products accounted for approximately 59.7% of the Company's net sales during fiscal 1997. The Company's license agreements generally require minimum guarantees, obligating the Company to make specified royalty payments regardless of sales. The Company's existing license agreements generally have terms ranging from one to four years. As the Company continues to obtain additional licenses, the Company expects greater pressure to be placed on the Company's liquidity needs to fund significant additional royalty advances and guarantees of minimum royalty payments. In the past, the Company has been successful in renewing its significant licenses and none of its significant licenses have been terminated; however, there can be no assurance that the Company will be able to procure new license agreements or renew existing license agreements, or that existing licenses will not be terminated. There also can be no assurance that the renewal of existing licenses or obtaining of additional licenses for characters or trademarks can be effected on commercially reasonable terms. The Company's license agreements limit both the products that can be manufactured thereunder and the territories and markets in which such products may be marketed. Generally, the Company's license agreements require licensor approval before any merger or reorganization involving the licensee, certain stock sales or assignment of the license. Certain license agreements require licensor approval of management changes. In addition, the Company's licensors typically have the right to approve, at their sole discretion, the products developed by the Company and the third party manufacturer of such products. Obtaining such approvals may be time consuming and could adversely affect the timing of the introduction of new products. Certain of the Company's significant licenses are non-exclusive. Licenses that overlap the Company's licenses with respect to products, geographic areas and markets have been and may continue to be granted to competitors of the Company which may adversely affect the Company's product sales.

     Approximately 37.5% of the Company's net sales in fiscal 1997 were derived from the sale of products based on Warner Brothers' "Looney Tunes". As a result, a loss of the Time Warner license rights would have a material adverse effect on the Company. The Company expects that Time Warner may from time to time consider various opportunities, whether developed internally or proposed by third parties, involving the commercial exploitation of the "Looney Tunes" characters. Time Warner would be free to pursue such opportunities directly or with others, including products and markets licensed to the Company. There can be no assurance that Time Warner will offer any such business opportunities to the Company or that such opportunities will be offered on terms acceptable to the Company.

     CONSUMER PREFERENCES; NEW PRODUCT INTRODUCTION. As a result of changing consumer preferences, many toys are successfully marketed for only one or two years. There can be no assurance that any of the Company's products or any of the Company's product lines will continue to be popular for any significant period of time or that new products and product lines introduced by the Company will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. The Company's success will be dependent upon the Company's ability to enhance existing product lines and develop new products and product lines. The failure of the Company's new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on the Company's financial condition and results of operations.

     DEPENDENCE ON KEY PERSONNEL. The Company's future success will be highly dependent on the continued efforts of Arturo G. Torres, Chairman of the Board and Chief Executive Officer, Mark A. Gawlik, President and Chief Operating Officer, Saul Gamoran, Executive Vice President, General Counsel and Secretary, Raymond G. Braun, Chief Financial Officer and Treasurer, and Francisco Saez Moya, President, Play-By-Play Europe. Although Mr. Torres is actively involved in the management of the affairs of the Company, he is also involved in various private business endeavors. Other than an employment agreement with Mr. Gamoran, Mr. Braun and two other employees, the Company has no employment agreements or noncompete agreements with, or key-man life insurance on the lives of, any of its senior management or employees. The loss of the services of one or more of such key personnel could have a material adverse effect upon the Company. The Company's success is also dependent upon its ability to retain its key management, sales, marketing, financial and product development personnel and to attract other personnel to satisfy the Company's needs. There can be no assurance that the Company will be successful in retaining and attracting such personnel. See "Management."

     DEPENDENCE ON THIRD PARTY MANUFACTURERS; INTERNATIONAL RELATIONS. To date, a substantial portion of the Company's products have been manufactured by third parties in the People's Republic of China. The Company does not have long-term contracts with any of these manufacturers. Although the Company has begun to arrange alternate sources of manufacturing outside of China, the Company has made no definitive plans for securing alternate sources in the event its present arrangements with Chinese manufacturers prove impossible to maintain. Accordingly, there can be no assurance that there would be sufficient alternate manufacturing facilities to meet the increased demand for production which would likely result from a disruption of manufacturing sources in China. Furthermore, such a shift to alternate facilities, if available, would likely result in increased manufacturing costs and could subject the Company's products to additional and/or higher quotas, duties, tariffs or other restrictions.

     China currently enjoys Most Favored Nation ("MFN") status under United States tariff laws, which provides the most favorable category of United States import duties. There has been, and may be in the future, opposition to the extension of MFN status for China. The loss of MFN status for China would result in a substantial increase in the import duty of toy products (currently 70% for non-MFN countries) manufactured in China which would result in increased costs for the Company. Although the Company would attempt to mitigate this increased cost by shifting its production to other countries, there can be no assurance that the Company would be successful in attempting to shift production within a reasonable period of time. Spain imposes an import duty for products imported from China that exceed specified levels. To date, the Company has not incurred any such import duties, although there can be no assurance that the Company will not be assessed these duties in the future. See "Business -- Manufacturers and Suppliers" and " -- Tariffs and Duties."

     RISK OF FOREIGN OPERATIONS. Foreign operations are generally subject to risks such as transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies, delays in and restrictions on the transfer of funds and currency fluctuations. For example, purchases of inventory by the Company's European toy subsidiary from its suppliers in the Far East are subject to currency risk to the extent that there are fluctuations in the exchange rate between the United States dollar and the Spanish peseta. Certain of the Company's license agreements call for payment of royalties in a currency different from the functional currency received upon sales of the related product. In addition, certain of the Company's foreign subsidiary's license agreements require a dollar-denominated guarantee by the Company of the foreign subsidiary obligations to make minimum payments to the licensor. These arrangements subject the Company to currency risk to the extent that exchange rates fluctuate from the date that royalty liabilities are incurred until the date royalties are actually paid to the licensor. While the Company to date has not experienced any material adverse effects due to its foreign operations, there can be no assurance that such events will not occur in the future and any growth of the Company's international operations will subject it to greater exposure to risks of foreign operations. The Company will from time to time examine the need, if any, to engage in hedging transactions to reduce the risk of currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     POTENTIAL FOR PRODUCT LIABILITY CLAIMS. Products that have been or may be developed or sold by the Company may expose the Company to potential liability from personal injury or property damage claims by end-users of such products. The Company has been and is involved in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition. The Company currently maintains product liability insurance coverage in the amount of $1.0 million per occurrence, with a $20.0 million umbrella policy. The Company's license agreements require the Company to carry specified types and amounts of insurance. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against any potential claims. Moreover, even if the Company maintains adequate insurance, any successful claim could materially and adversely affect the reputation and prospects of the Company. The Company believes that its products meet all applicable safety standards. See "Business -- Product Liability" and " -- Legal Proceedings."

     COMPETITION. The toy industry is highly competitive. Many of the Company's competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than the Company. In addition, the toy industry has nominal barriers to entry. Competition is based primarily on the ability to design and develop new toys, procure licenses for popular characters and trademarks, and successfully market products. Many of the Company's competitors, including the Company's licensors, offer similar products or alternatives to the Company's products. Licenses that overlap the Company's licenses with respect to products, geographic areas and markets have been and may continue to be granted to competitors of the Company. Certain of the Company's licensors, including The Walt Disney Company, Warner Brothers, Harley-Davidson Motor Company and The Coca-Cola Company, distribute competing products through proprietary retail outlets and amusement parks. The Company's retail toy products compete with other toy products for retail shelf space. There can be no assurance that shelf space in retail stores will be available to support the Company's existing products or the expansion of the Company's products and product lines. There can be no assurance that the Company will be able to continue to compete effectively in this marketplace. See
"Business -- Competition."

     RAW MATERIALS PRICES. The principal raw materials in most of the Company's products are petrochemical resin derivatives, taffeta, acrylic textiles, plastics, polyvinyl chloride and other petrochemical derivatives such as polyethylene and high impact polystyrene. The prices for such raw materials are influenced by numerous factors beyond the control of the Company, including general economic conditions, competition, labor costs, import duties and other trade restrictions and currency exchange rates. Changing prices for such raw materials may cause the Company's results of operations to fluctuate significantly. A significant increase in the price of raw materials could have a material adverse effect on the Company's operating margins unless and until the increased cost can be passed along to customers.

     SEASONALITY; WEATHER. Both the retail and amusement toy industries are inherently seasonal. Historically, the Company's sales to the amusement industry have been highest during the third and fourth fiscal quarters, and collections for those sales have been highest during the succeeding two fiscal quarters. The Company's sales to the retail toy industry historically have been highest during its first and fourth fiscal quarters, and collections from those sales have been highest during the succeeding two fiscal quarters. The Company's working capital needs and borrowings to fund those needs have been highest during the third and fourth fiscal quarters. The Company's international and domestic operations are also subject to risks due to inclement weather. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     GROWTH STRATEGY. The Company's growth strategy provides for further development and diversification of the Company's retail and amusement toy business, including the attempted acquisition of additional license agreements and further expansion into international markets. Implementation of the strategy is subject to risks beyond the Company's control, including competition, lack of market acceptance of new products, changes in economic conditions, the inability to obtain or renew licenses on commercially reasonable terms and the inability to finance the increased levels of accounts receivable and inventory necessary to support sales growth, if any. There can be no assurance that the expansion of the Company's business will be successfully implemented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RAPID GROWTH. The Company experienced significant growth in net sales and net income in fiscal 1995, 1996 and 1997. As a result of the Company's limited operating history and sales and income growth, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. There can be no assurance that the Company will continue to experience growth in, or maintain its present level of, net sales or net income. Rapid growth also may render the Company unable to successfully manage inventory, information systems, and other aspects of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     ACQUISITION RISKS. The Company expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to the Company. The success of future acquisitions will depend upon the ability of the Company's management to assess characteristics of the potential target companies, such as financial condition, attractiveness of products, suitability of distribution channels, management ability and the degree to which operations can be integrated with those of the Company. This assessment is necessarily inexact and its accuracy is inherently uncertain. This review will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the target companies to assess fully their deficiencies and capabilities. There can be no assurance that the Company's future acquisitions, if any, will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

     SHARES ELIGIBLE FOR FUTURE SALE. Substantially all of the shares of Common Stock held by the Company's Board of Directors and executive officers are eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to the restrictions of Rule 144. After giving effect to this Offering, the Company will have outstanding 7,453,900 shares of Common Stock. After giving effect to the Offering there are also (i) 1,412,700 shares of Common Stock reserved for issuance under outstanding options to purchase shares of Common Stock, (ii) 117,000 shares of Common Stock subject to outstanding warrants and (iii) a maximum of 882,353 shares of Common Stock issuable upon partial or total conversion, if any, of the Company's outstanding convertible debentures. In addition, various persons have "piggy-back" and demand registration rights to register shares of Common Stock issuable upon the exercise of certain warrants for public sale under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock. The sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock.

     DIVIDEND POLICY. The Company has never paid any cash dividends. For the foreseeable future, the Company expects to retain earnings to finance the expansion and development of its business. Any future payment of cash dividends will be within the discretion of the Company's Board of Directors, and will depend, among other factors, on the earnings, capital requirements, operating and financial condition of the Company and other relevant factors, and compliance with various financing covenants such as those contained in agreements relative to debt facilities to which the Company is or may become a party. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation and Bylaws contain, among other things, provisions establishing a classified Board of Directors, authorizing shares of preferred stock with respect to which the Board of Directors of the Company has the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the shareholders, and requiring a two-thirds vote of shareholders in order to remove directors, amend the Bylaws and approve certain business combinations with respect to a "related person." Such provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's shareholders might consider to be in their best interest, including offers or attempted takeovers that might otherwise result in such shareholders receiving a premium over the market price for the Common Stock. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has not issued, and currently has no plans to issue, shares of preferred stock.

     POSSIBLE VOLATILITY OF STOCK PRICE. Market prices for the Common Stock may be influenced by a number of factors, including the Company's operating results, and other factors affecting the Company specifically, and the toy industry and the financial markets generally, as well as the depth and liquidity of the market for the Common Stock. The Company believes that the market price of its Common Stock will reflect expectations that the Company will be able to continue to operate and grow its business profitability. If the Company is unable to do so at a pace that reflects the expectations of the market, investors could sell shares of the Common Stock at or after the time that it becomes apparent that such expectations may not be realized, resulting in a decrease in the market price of the Common Stock. In recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company are estimated to be approximately$50.4 million ($58.0 million if the Underwriters exercise their over-allotment option in full) assuming an offering price of $21.375 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

     The Company intends to use the net proceeds for repayment of indebtedness of approximately $32.2 million outstanding under various debt facilities and general corporate purposes. Pending application of the net proceeds of the Offering as described above, they will be invested in short-term, interest-bearing instruments.

     In June 1996, in connection with the Ace acquisition, the Company borrowed $34.0 million under its Revolving Credit Term Loan with Letter of Credit Facility (the "Credit Facility") with a bank syndicate group led by The Chase Manhattan Bank (the "Lenders"). The Credit Facility provides for a $53 million revolving line of credit commitment, subject to availability under a borrowing base calculated by reference to the level of eligible accounts receivable and inventory, and includes a $15 million sublimit for the issuance of letters of credit. The revolving credit facility matures on June 20, 1998. The Credit Facility also includes a $12 million acquisition term loan which requires 60 equal monthly principal payments of $200,000 plus accrued interest beginning August 1, 1996, with the last payment due and payable on June 20, 2001.

     Interest on borrowings outstanding under revolving loans under the Credit Facility is payable monthly at an annual rate equal to, at the Company's option,
(i) the Alternate Base Rate plus 0.50% or (ii) the LIBOR rate plus 2.50%. For amounts outstanding under the term loans, interest is payable monthly in arrears at an annual rate equal to, at the Company's option, (i) the Alternate Base Rate plus 0.75% or (ii) the LIBOR rate plus 2.75%. The "Alternate Base Rate" for the purpose of this discussion means, as of any day of determination thereof, a rate per annum equal to the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50% or (iii) the base CD rate plus 1.00%.

                                 CAPITALIZATION

     The following table sets forth the short-term debt (including current maturities of long-term debt) and capitalization of the Company as of July 31, 1997 (i) on a historical basis and (ii) as adjusted to give effect to the Offering and the application of the estimated $50.4 million net proceeds to the Company from the Offering described under "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                               JULY 31, 1997
                                        ---------------------------
                                        HISTORICAL      AS ADJUSTED
                                        ----------      -----------
                                              (IN THOUSANDS)
Short-term debt:
     Notes payable to banks and
      others.........................    $  22,608          --
     Current maturities of long term
      debt...........................        3,472       $   1,072
     Current obligations under
      capital leases.................          691             691
                                        ----------      -----------
                                         $  26,771       $   1,763
                                        ==========      ===========
Long-term debt:
     Long term debt, net of current
      maturities.....................    $   7,320       $     120
     Convertible subordinated
      debentures.....................       15,000          15,000
     Obligations under capital
      leases.........................          918             918
                                        ----------      -----------
               Total long-term
                  debt...............       23,238          16,038
                                        ----------      -----------
Shareholders' equity:
     Preferred stock -- no par value;
      10,000,000 shares authorized;
      no shares issued, historical
      and as adjusted................       --              --
     Common stock -- no par value;
      20,000,0000 shares authorized;
       4,901,300 shares issued,
      historical; 7,453,900 shares
      issued, as adjusted(1).........            1               1
     Additional paid-in capital......       35,006          85,420
     Deferred compensation...........         (618)           (618)
     Cumulative foreign currency
      translation adjustments........       (2,303)         (2,303)
     Retained earnings...............       11,583          11,583
                                        ----------      -----------
          Total shareholders'
             equity..................       43,669          94,083
                                        ----------      -----------
               Total
                  capitalization.....    $  66,907       $ 110,121
                                        ==========      ===========

------------

(1) Excludes, after giving effect to the Offering, (i) 1,412,700 shares of Common Stock reserved for future issuance under outstanding options, (ii) 117,000 shares of Common Stock subject to outstanding warrants and (iii) a maximum of 882,353 shares of Common Stock issuable upon partial or total conversion, if any, of the Company's outstanding convertible debentures. See "Management -- 1994 Incentive Plan" and Notes 9 and 13 of Notes to Consolidated Financial Statements.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PBYP." The following table sets forth, for the periods indicated, the reported high and low closing prices of the Company's Common Stock, as reported on the Nasdaq National Market:

                                         HIGH        LOW
                                       ---------  ---------
Fiscal 1996
     First Quarter...................  $  14 1/2  $  10 3/4
     Second Quarter..................     16 3/8     10 3/4
     Third Quarter...................     13 7/8         12
     Fourth Quarter..................         16          8
Fiscal 1997
     First Quarter...................  $      10  $   7 1/2
     Second Quarter..................         12      8 1/8
     Third Quarter...................     14 1/4      9 3/4
     Fourth Quarter..................         16     12 3/8
Fiscal 1998
     First Quarter...................  $  23 5/8  $  16 1/4
     Second Quarter (through November
       4, 1997)......................     21 3/8     20 1/2

     On November 4, 1997, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $21.375 per share. As of November 4, 1997 there were 79 holders of record of the Common Stock.

     The Company has never declared or paid cash dividends to date on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the near future. It is the current policy of the Board of Directors (the "Board") to retain earnings to finance the operations and development of the Company's business. In addition, the Credit Facility limits the payment of dividends under certain circumstances. Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, capital requirements, the financial condition and prospects of the Company and any restrictions under credit agreements existing from time to time, as well as such other factors as the Board may deem relevant. There can be no assurance that the Company will pay dividends in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected consolidated financial data for the Company for the periods and at the dates indicated. The selected consolidated financial data for the five years ended July 31, 1997 and as of July 31, 1997, 1996, 1995, 1994 and 1993, have been derived from the audited Consolidated Financial Statements of the Company. This data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

                                                        YEAR ENDED JULY 31,
                                       ------------------------------------------------------
                                          1997       1996       1995       1994       1993
                                       ----------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
     Net sales.......................  $  137,386  $  74,197  $  47,730  $  32,568  $  26,649
     Cost of sales...................      89,798     50,049     31,016     21,294     18,604
                                       ----------  ---------  ---------  ---------  ---------
     Gross profit....................      47,588     24,148     16,714     11,274      8,045
     Selling, general and
     administrative expenses.........      34,442     17,472     12,678      9,080      8,575
                                       ----------  ---------  ---------  ---------  ---------
     Income (loss) from operations...      13,146      6,676      4,036      2,194       (530)
     Interest expense................      (4,414)      (660)    (1,051)      (606)      (387)
     Interest and other income.......         208        656         21          2     --
                                       ----------  ---------  ---------  ---------  ---------
     Income (loss) from continuing
       operations before income
       tax...........................       8,940      6,672      3,006      1,590       (917)
     Income tax (provision)
     benefit.........................      (2,724)    (2,620)    (1,108)      (710)       223
                                       ----------  ---------  ---------  ---------  ---------
     Income (loss) from continuing
       operations....................       6,216      4,052      1,898        880       (694)
     Income (loss) from discontinued
       operations(2).................      --           (145)      (259)       125       (597)
     Loss on disposal of discontinued
       operations(2).................      --           (239)    --         --         --
                                       ----------  ---------  ---------  ---------  ---------
     Income (loss) before minority
     interest........................       6,216      3,668      1,639      1,005     (1,291)
     Minority interest in net loss of
       subsidiaries..................      --         --         --             69         60
                                       ----------  ---------  ---------  ---------  ---------
     Net income (loss)...............  $    6,216  $   3,668  $   1,639  $   1,074  $  (1,231)
                                       ==========  =========  =========  =========  =========
     Net income (loss) per
       share -- primary..............  $     1.25  $     .76  $     .63  $     .43  $    (.50)
                                       ==========  =========  =========  =========  =========
     Net income (loss) per
       share -- fully diluted........  $     1.21  $     .76  $     .63  $     .43  $    (.50)
                                       ==========  =========  =========  =========  =========
     Weighted average shares
     outstanding.....................       4,960      4,841      2,612      2,519      2,460
     Supplemental pro forma net
       income per share(3)...........  $     1.20
                                       ==========
                                                            JULY 31,
                                       -----------------------------------------------------
                                         1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
     Working capital.................  $  35,372  $  19,910  $  26,159  $   3,927  $   3,926
     Total assets....................    125,906    104,922     47,300     25,785     20,580
     Long-term debt and capital
       leases........................     23,238     11,096        148        332        280
     Total liabilities...............     82,237     66,222     15,273     16,675     12,563
     Shareholders' equity............     43,669     38,700     32,027      9,110      8,017

------------

(1) In June 1996, the Company acquired Ace, which was accounted for as a purchase. Ace assets and certain liabilities are included in the Company's Consolidated Balance Sheet at July 31, 1996 and its results of operations were included in the Consolidated Statement of Operations beginning June 21, 1996. For these reasons, the Consolidated Statement of Operations of the Company for the period subsequent to the acquisition is not comparative to prior periods.

(2) In fiscal 1993, the Company discontinued its clothing business and sold its manufacturing facility in Mexico. The amounts shown are net of income tax benefit of $146 in fiscal 1993. Fiscal years 1995, 1994, and 1993 have been restated to reflect the disposition of 100% of the stock of Restaurants Universal, which was sold during the third quarter of fiscal 1996. See Note 5 to the Company's Consolidated Financial Statements.

(3) Supplemental pro forma net income per share is based on the number of additional shares of Common Stock assumed to be outstanding after the sale in this offering of 1,600,873 shares at July 31, 1997, based on the number of shares to be sold at the offering price necessary to raise net proceeds to pay the offering expenses and to repay certain indebtedness of the Company as described in "Use of Proceeds," and the application of such proceeds to repay such indebtedness outstanding at July 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's principal business is to design, develop, market and distribute stuffed toys, novelty items and sculpted toy pillows based on licensed characters and trademarks. The Company also designs, develops, markets and distributes electronic toys and non-licensed stuffed toys. The Company sells these products to customers in the amusement and retail markets. The Company's toy operations accounted for 97.7% of net sales from continuing operations for fiscal 1997. In addition, the Company owns and operates approximately 1,400 coin-operated amusement game machines in Texas. Net sales derived from vending operations accounted for 2.3% of the Company's net sales for fiscal 1997. Net sales from continuing operations derived from vending operations as a percentage of net sales has declined in recent periods as the Company has emphasized its toy operations, and the Company anticipates that such trend will continue.

     In March 1996, the Company sold all of the stock of Restaurants Universal Espana, its European subsidiary that operated two restaurants in Spain, to an unrelated third party for $1.6 million. The sale resulted in a non-cash, non-recurring charge against earnings of $239,000 and a loss from discontinued operations of $145,000, for a total loss from discontinued operations of $384,000 in fiscal 1996. The buyer paid $80,000 in cash, and the Company financed the balance of the sales price.

     In June 1996, the Company acquired substantially all of the operating assets, business operations and facilities of Ace. The purchase price of approximately $44.7 million consisted of $39.2 million in cash, $2.9 million in subordinated debt, $2.4 million in related direct costs and $200,000 in the form of warrants issued by the Company to the former owners of Ace ("Ace Sellers") to purchase up to 35,000 shares of Common Stock. The Ace acquisition has been accounted for using the purchase method.

     In November 1996, the Company, through Play-By-Play Europe, acquired all of the outstanding capital stock of TLC based in Doncaster, England for 40,000 shares of restricted Common Stock. The shares of Common Stock had a fair market value of $345,000 at the date of acquisition. The Company incurred $144,000 in costs directly related to the acquisition. The acquisition has been accounted for using the purchase method of accounting.

     Net toy sales to amusement customers accounted for 69.8% of the Company's net sales for fiscal 1997. The Company sells both licensed and non-licensed products to its amusement customers for use principally as redemption prizes. Except for television promoted retail products, sales to amusement customers generally result in higher gross margins than sales to retail customers, with gross margins from the sale of licensed products to amusement customers generally exceeding those of non-licensed products.

     Net toy sales to retail customers accounted for 27.9% of the Company's net sales for fiscal 1997. Since the beginning of fiscal 1994, the Company has expanded its product offering of licensed stuffed toys through the addition of several licensed characters and trademarks. Prior to fiscal 1997, substantially all of the Company's sales to retail customers involved licensed products. During fiscal 1997, 12.5% of retail sales were from non-licensed goods consisting principally of the "Talkin' Tots" (trademark). In fiscal 1997, the Company experienced larger percentage increases in sales to retail customers than to amusement customers and expects this trend to continue for the foreseeable future. Also, during fiscal 1997, the Company expanded its retail product line to include a set of interactive dolls, the "Talkin' Tots" (trademark), and several Looney Tunes licensed products, including the "Tornado Taz" electronic stuffed toy, bean bags, standing and sitting stuffed toys, and various holiday-related stuffed toys. Due to the higher volume purchasing power enjoyed by many of the larger retail customers, sales to retail customers typically involve larger dollar amounts but lower gross margins than the Company's sales to amusement customers. However, gross profit margins on retail products increased during fiscal 1997 primarily due to the Company's 1997 entry into the television promoted toy product market with the "Talkin' Tots" (trademark) and "Tornado Taz." The television promoted products have a higher gross profit margin that is offset by the associated advertising cost, which is reported as a component of selling, general and administrative costs. The Company accrued approximately $1.3 million of television advertising cost in fiscal 1997 and expects to incur an additional

$3.1 million during the first two fiscal quarters of 1998. Additionally, the Company anticipates that it will attempt in the future to produce other television promoted products, which, if successful, should generate continued higher associated retail profit margins and higher associated advertising costs.

     The Company began its international toy operations with the opening of its distribution facility in Spain in August 1993. Since that time, the Company has experienced significant sales growth in its international operations, particularly in Western Europe. European toy operations accounted for 15.4% of net sales and 27.6% of consolidated operating income for fiscal 1997, including the effects of the November 1996 acquisition of TLC. The Company anticipates continued growth in international sales to both the amusement and the retail markets, including continued growth in sales of licensed products. The Company generally sells the same non-licensed products in Europe as in the United States. The Company sells certain licensed products exclusively in certain international countries while others are sold both domestically and internationally. The Company's European toy sales have generally resulted in higher gross margins than domestic toy sales, and the Company believes this trend will continue.

     The Company's international toy sales are made primarily to European countries by Play-By-Play Europe located in Valencia, Spain and by TLC located in Doncaster, England. To date, the cost of most direct shipment sales from third-party manufacturers to the Company's international customers have been denominated in United States dollars. Accordingly, the Company is exposed to foreign currency risk from the shipment date until receipt of payment. Substantially all other sales by such subsidiary are transacted in Spanish pesetas, the functional currency, and therefore any gain or loss on currency translation is reported as a component of Shareholders' Equity. When the Company's subsidiaries purchase inventory from suppliers in the Far East, all such purchases are made in United States dollars and the Company experiences currency risk to the extent that the exchange rate between the United States dollar and the Spanish peseta fluctuates from the date Play-By-Play Europe is notified that merchandise is shipped until the date it pays for the goods in United States dollars.

     Pursuant to the terms of certain of the Company's license agreements for the sale of products in Canada, the Company must pay royalties in Canadian dollars. Play-By-Play Europe also has license agreements for the sale of stuffed toys in Europe and other continents which require the subsidiary to pay royalties in United States dollars. As a result of these license agreements, the Company experiences currency risk to the extent that exchange rates fluctuate from the date the royalty liability is incurred until the date the royalty is actually paid to the licensor. Additionally, the Company is exposed to foreign currency risk for intercompany receivable and payable transactions through the settlement date.

     Historically, no attempt has been made to minimize, by means of hedging or derivatives, the risk of potential currency fluctuations, since the currency risk has not been significant to the Company on a consolidated basis. The total unhedged exposure related to currency risk at July 31, 1997 was $3.2 million.

     The Company experienced significant growth in net sales and net income during 1997 and 1996 due in part to the Ace and TLC acquisitions which occurred in June and November 1996, respectively. Accordingly, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

RESULTS OF OPERATIONS

     The following table sets forth the Company's results of operations as a percentage of net sales for the periods indicated below:

                                             YEAR ENDED JULY 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
Net sales............................      100.0%     100.0%     100.0%
Cost of sales........................       65.4       67.5       65.0
                                       ---------  ---------  ---------
Gross profit.........................       34.6       32.5       35.0
Selling, general and administrative
  expenses...........................       25.1       23.5       26.6
                                       ---------  ---------  ---------
Operating income.....................        9.5        9.0        8.4
Interest expense and other income....       (3.1)    --           (2.2)
Income tax provision.................        2.0        3.5        2.3
                                       ---------  ---------  ---------
Income from continuing operations....        4.4        5.5        3.9
Loss from discontinued operations....     --            (.6)       (.6)
                                       ---------  ---------  ---------
Net income...........................        4.4%       4.9%       3.3%
                                       =========  =========  =========

FISCAL YEARS ENDED JULY 31, 1997 AND 1996

     The comparison between fiscal 1997 and fiscal 1996 was affected by the Ace acquisition, which occurred on June 20, 1996. Results of operations for fiscal 1996 include approximately 40 days of Ace operations, compared to a full year of Ace operations in fiscal 1997.

     NET SALES. Net sales for the fiscal year ended July 31, 1997 increased 85.2%, or $63.2 million, to $137.4 million from $74.2 million in fiscal 1996. The increase in net sales was primarily attributable to increased domestic amusement sales resulting from the Ace acquisition in June 1996, domestic retail growth of 52.3% and international sales growth of 131.8%. Domestic net toy sales for fiscal 1997 compared to fiscal 1996 increased 83.7%, or $51.5 million, to $113.1 million, and international toy sales increased 131.8%, or $12.0 million to $21.1 million.

     Net sales of licensed products for fiscal 1997 increased 89.7%, or $38.7 million, to $81.9 million from $43.2 million in fiscal 1996. The increase in licensed product sales was primarily attributable to growth of sales of the Company's licensed products to both retail and amusement customers, and the Company's European operations, which accounted for $15.0 million of the Company's net sales of licensed products in fiscal 1997, a 196.9% increase from fiscal 1996. Within licensed products, sales of Looney Tunes characters increased 323.3%, or $39.3 million, to $51.4 million for fiscal 1997 from $12.1 million in fiscal 1996. In addition, the Company began selling "Tornado Taz" during the fourth quarter of fiscal 1997. Sales for the "Tornado Taz" accounted for $2.0 million, or 1.5%, of the Company's net toy sales for fiscal 1997. Play-Faces (registered trademark) decreased 13.3%, or $2.5 million, to $16.5 million, from $19.0 million in fiscal 1996. The Company expects that Play-Faces (registered trademark) sales will continue to decrease in fiscal 1998. Net sales of non-licensed products increased 90.1%, or $24.7 million, to $52.2 million from $27.5 million in fiscal 1996. Net sales of non-licensed stuffed toys increased 75.3%, or $16.6 million, to $38.7 million from $22.1 million in the comparable period in fiscal 1996. Within non-licensed products, net sales of novelty items increased 61.8%, or $3.3 million, to $8.7 million, from $5.4 million in fiscal 1996. The Company began selling "Talkin' Tots" (trademark) during the fourth quarter of 1997. Sales of "Talkin' Tots" (trademark) accounted for $4.8 million, or 3.6%, of the Company's net toy sales for fiscal 1997.

     Net toy sales to retail customers for fiscal 1997 and fiscal 1996 accounted for 27.9%, or $38.3 million, and 31.3%, or $23.2 million, respectively, of the Company's net sales. The approximate 65.1% increase in sales to retail customers from fiscal 1996 to fiscal 1997 was primarily attributable to the continued growth in domestic and international retail sales of 52.3%, or $10.9 million, and 176.6%, or $4.2 million, respectively. This growth was primarily attributable to the introduction of several new product lines added during fiscal 1997. The decrease in retail sales as a percentage of total sales from fiscal 1996 to fiscal 1997 was principally due to the fact that Ace is predominantly a supplier to the amusement industry whereas, prior to the Ace acquisition, the Company had a more even sales mix of retail and amusement customers.

     Net toy sales to amusement customers for fiscal 1997 and fiscal 1996 accounted for 69.8%, or $95.9 million, and 63.9%, or $47.4 million, respectively, of the Company's net sales. The 102.0% increase in dollar volume was primarily attributable to the Ace acquisition and the strong European market, which accounted for $14.5 million, a 115.8% increase from fiscal 1996.

     GROSS PROFIT. Gross profit increased 97.1% to $47.6 million for fiscal 1997 from $24.1 million in fiscal 1996, due to the overall increase in the Company's net sales. This increase was primarily attributable to the Ace acquisition. Gross profit as a percentage of net sales increased 2.1% from 32.5% for fiscal 1996 to 34.6 % for fiscal 1997. This increase was principally a result of increased European sales, which carry a higher profit margin and higher domestic retail margins from the television promoted items.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As a percentage of net sales, selling, general and administrative expenses increased to 25.1% in fiscal 1997 from 23.5% in fiscal 1996. Such expenses increased 97.1% to $34.4 million for fiscal 1997 from $17.5 million in fiscal 1996. This increase was primarily attributable to increased sales, television advertising costs of $1.3 million and added distribution facilities from the Ace acquisition. Additionally, the Company incurred increased occupancy costs relative to the establishment of a distribution facility in Miami, Florida during late 1996, an office in Hong Kong, the expansion of the Company's distribution facility in Europe and one distribution facility associated with the acquisition of TLC.

     INTEREST EXPENSE AND OTHER INCOME. Interest expense increased 568%, or $3.7 million, to $4.4 million for fiscal 1997 from $660,000 in fiscal 1996, principally as a result of the financing of the acquisition of Ace. Other income decreased 60.6%, or $332,000, due to the interest earned on interest bearing accounts and short-term securities during fiscal 1996 generated from the 1995 initial public offering. Such interest bearing cash and investments were used to partially fund the acquisition of Ace.

     INCOME TAX EXPENSE. Income tax expense for fiscal 1997 reflects an effective tax rate of 30.5%, compared to the fiscal 1996 rate of 39.3%. The decrease is attributable primarily to a low statutory tax rate on sales by the Hong Kong subsidiary in fiscal 1997, and to an investment tax credit in Spain related to the November 1996 acquisition of TLC. In addition, in fiscal 1996 a valuation allowance was recorded against the deferred tax asset related to a capital loss carryover, which increased the effective rate for that year.

FISCAL YEARS ENDED JULY 31, 1996 AND 1995

     The comparison between fiscal 1996 and 1995 was affected by the Ace acquisition, which occurred on June 20, 1996. Fiscal 1996 results of operations include approximately 40 days of Ace.

     NET SALES. Net sales for the fiscal year ended July 31, 1996 increased 55.5%, or $26.5 million, to $74.2 million from $47.7 million in fiscal 1995. Net sales attributable to the Ace acquisition accounted for 9.7%, or $7.2 million, of net sales for fiscal 1996. Net sales derived from vending operations accounted for 4.6%, or $3.4 million, of the Company's net sales for fiscal 1996 as compared to 7.9% or $3.8 million of the Company's net sales for fiscal 1995. Domestic net toy sales for fiscal 1996 increased 65.6%, or $24.4 million, and international net toy sales increased 42.2%, or $2.7 million, from fiscal 1995.

     Net sales of licensed products for fiscal 1996 increased 94.1%, or $21.0 million, to $43.2 million from $22.2 million in fiscal year 1995. Within licensed products for fiscal 1996, sales of PlayFaces increased 150.0%, or $11.4 million, to $19.0 million, from $7.6 million in fiscal 1995. Net sales of non-licensed products increased 28.6%, or $6.1 million, to $27.5 million from $21.4 million in fiscal 1995. Within non-licensed products, net sales of novelty items increased 43.7%, or $1.6 million, to $5.4 million, from $3.8 million in fiscal 1995. Net sales of non-licensed stuffed toys increased 25.4%, or $4.5 million, to $22.1 million, from $17.6 million in fiscal 1995.

     Net toy sales to retail customers for fiscal 1996 and 1995 accounted for 31.3%, or $23.2 million, and 25.2%, or $12.0 million, respectively, of the Company's net sales. The 92.7% increase in sales to retail customers from fiscal 1995 to fiscal 1996 was primarily attributable to the continued growth in sales of the

Play-Faces (registered trademark) line. Through July 31, 1996, substantially all sales to retail customers were comprised of licensed merchandise, primarily Play-Faces (registered trademark).

     Net toy sales to amusement customers for fiscal 1996 and 1995 accounted for 63.9%, or $47.4 million, and 66.1%, or $31.6 million, respectively, of the Company's net sales. The 50.4% increase in sales volume was primarily attributable to the continued growth in the Company's sales to amusement park and arcade customers and the Ace acquisition. The Company sells both licensed and non-licensed products to its amusement customers for use principally as redemption prizes. Sales to amusement customers generally result in higher gross margins than sales to retail customers, with gross margins from the sale of licensed products to amusement customers generally exceeding those of non-licensed products.

     GROSS PROFIT. Gross profit increased 44.5% to $24.1 million in fiscal 1996 from $16.7 million in fiscal 1995, due primarily to the overall increase in the Company's net sales. Gross profit as a percentage of net sales decreased 2.5% from 35.0% for fiscal 1995 to 32.5% for fiscal 1996 due to the increase in sales of licensed products to the retail market and competitive pressures relating to non-licensed products in the amusement market.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 37.8% to $17.5 million in fiscal 1996, from $12.7 million in fiscal 1995. This increase was primarily attributable to increased selling expenses, including payroll-related costs, sales commissions associated with the increase in the Company's sales, increased costs associated with the development of new products and product lines, increased costs related to the production of merchandise catalogs, increased travel and entertainment expenses related to the Company's expanded presence at industry tradeshows, and increased occupancy costs relative to the establishment of a distribution facility in Miami, Florida. Of the increase, $1.5 million was related to the Ace acquisition, primarily a result of approximately $1.0 million of increased salaries related to the Ace personnel added on June 20, 1996. As a percentage of net sales, the selling, general and administrative expenses decreased to 23.5% from 26.6%, due primarily to the Company's ability to service a greater volume of sales without a corresponding increase in selling, general and administrative expenses.

     INTEREST EXPENSE AND OTHER INCOME. Interest expense decreased 37.3% to $660,000 for fiscal 1996, from $1.1 million in fiscal 1995 due to the retirement of the Company's notes payable and substantially all long-term debt during the fourth quarter of fiscal 1995 and the first quarter of fiscal 1996 using the net proceeds from the Company's initial public offering. Certain proceeds from the initial public offering were invested in interest bearing accounts and short-term securities earning interest income of $656,000 during fiscal 1996.

     INCOME TAX EXPENSE. Income tax expense for fiscal 1996 reflects an effective rate of 39.3%, compared to the fiscal 1995 rate of 36.9%. The increase is attributable primarily to a valuation allowance that was recorded in fiscal 1996 against the deferred tax asset related to a capital loss carryover.

LIQUIDITY AND CAPITAL RESOURCES

     At July 31, 1997, the Company's working capital was $35.4 million, compared to $19.9 million at July 31, 1996. This increase was primarily attributable to the increase in net sales.

     The Company satisfies its capital requirements and seasonal liquidity shortfalls with cash flow primarily from borrowings and secondarily from operations. The Company's primary capital needs have consisted of funding for acquisitions, acquisition of inventory, customer receivables, letters of credit, licenses and international expansion.

     During July 1997 the Company completed a private placement of 8% onvertible debentures with three investment funds in the aggregate amount of $15 million. The proceeds were used to retire a $3 million subordinated demand note due to a shareholder, to provide $3 million of collateral on two lines of credit with certain banks in Spain, and for general corporate purposes. Interest accrues at 8% per annum, payable monthly until maturity on June 30, 2004. Interest is payable monthly and no principal is due until June 30, 2000 at which time principal is payable at a rate of 1% of the outstanding balance monthly with the remaining balance due at final maturity date of June 30, 2004. The debt is convertible into Common Stock at any time during the loan period at a conversion price of $17 per share, with a one time possible downward adjustment if the closing bid price of the Common Stock is a price less than $17 following the release of earnings for fiscal 1998. Such adjustment is based on the Company's cash flows, but cannot be adjusted to a price less than 90% of the average market price for the 21 days following the Company's release of earnings for fiscal 1998. The convertible debt holders may force redemption upon a change of control of the Common Stock, a change in the composition of two-thirds of the Company's Board, or if the Common Stock received in conversion cannot be publicly traded. The Company incurred costs of approximately $731,000 in connection with the issuance of the convertible debentures. Such costs were capitalized and are being amortized to interest expense over the seven-year term of the convertible debentures on a straight-line basis, which approximates the interest method. The costs will be expensed on a pro rata basis upon the conversion of all or a portion of the debentures.

     In June 1996, in connection with the Ace acquisition, the Company borrowed $34.0 million under the Credit Facility, $3.0 million under a subordinated loan from the Company's Chief Executive Officer and $2.9 million under a subordinated loan from the Ace Sellers. The Credit Facility provides for a $53 million revolving line of credit commitment, subject to availability under a borrowing base calculated by reference to the level of eligible accounts receivable and inventory, and includes a $15 million sublimit for the issuance of letters of credit. The revolving credit facility matures on June 20, 1998. The Credit Facility also includes a $12 million acquisition term loan which requires 60 equal monthly principal payments of $200,000 plus accrued interest beginning August 1, 1996, with the last payment due and payable on June 20, 2001.

     Interest on borrowings outstanding under revolving loans under the Credit Facility is payable monthly at an annual rate equal to, at the Company's option,
(a) the Alternate Base Rate plus 0.50% or (b) the LIBOR rate plus 2.50%. For amounts outstanding under the term loans, interest is payable monthly in arrears at an annual rate equal to, at the Company's option, (a) the Bank's Alternate Base Rate plus 0.75% or (b) the LIBOR rate plus 2.75%. The "Alternate Base
Rate" for the purpose of this discussion means, as of any day of determination thereof, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate (as defined in the Credit Facility) in effect for such day plus 0.50%, or (c) the Base CD Rate in effect for such day plus 1.00%.

     As of July 31, 1997, the revolving loan balance was $22.6 million, the term loan balance was $9.6 million, and the amount of convertible debt outstanding was $15 million. As of July 31, 1997, the Company had an aggregate of $7.1 million in outstanding irrevocable letters of credit and bankers' acceptances. Based on the level of the Company's eligible accounts receivable and inventory at July 31, 1997, the Company had $13.6 million of additional borrowing capacity available under the Credit Facility.

     As of July 31, 1997, Play-By-Play Europe had an aggregate of approximately $2.5 million outstanding in irrevocable letters of credit for the purchase of inventory. The Company's current policy is to permanently reinvest all earnings from foreign subsidiaries in those operations. This policy restricts the amount of cash available for distribution by these subsidiaries; however, the Company may obtain cash from the subsidiaries for repayment of intercompany obligations incurred in the normal course of business. In the event the Company changes its policy, a tax liability will be incurred for previous undistributed earnings, and any distributions would be subject to withholding and current income taxes.

     During fiscal years 1996 and 1997, the Company funded its growth principally from the aforementioned debt facilities and operations. During this period of time a majority of the Company's net sales has been derived from licensed products, a trend which the Company believes will continue. As the Company continues to expand internationally and obtain additional licenses, the Company expects greater pressure to be placed on the Company's liquidity needs to fund significant additional royalty advances and guarantees of minimum royalty payments. Certain of the Company's license agreements require the Company to maintain standby letters of credit in favor of the licensors in order to secure the Company's obligations to make minimum guaranteed payments to the licensors. Accordingly, the Company expects that additional debt and/or equity offerings will be required in the foreseeable future to fund such growth. Minimum royalty guarantees have increased from $1.5 million at July 31, 1995 to $6.2 million at July 31, 1997. Additionally, in September 1997, the Company acquired the worldwide licensing rights to manufacture and distribute Baby Looney Tunes products.

     The Company's operating activities provided net cash of $1.8 million in fiscal 1997 and used net cash of $13.4 million in fiscal 1996. The cash flow from operations for fiscal 1997 was primarily affected by changes in accounts receivable, inventory and accounts payable.

     Net cash used in investing activities during fiscal 1997 was $1.3 million compared to net cash used in investing activities for fiscal 1996 of $39.9 million. For fiscal 1997, net cash used in investing activities consisted principally of the purchase of property and equipment of $792,000. Additionally, during fiscal 1997, the Company entered into a non-cash investing and financing transaction to acquire TLC for 40,000 shares of Common Stock. The Company anticipates its capital requirements may exceed $4 million during fiscal 1998, based on plans to purchase and implement new fully integrated systems software and modernize the Chicago distribution facility. For fiscal 1996, net cash used in investing activities consisted principally of the purchase of property and equipment of $1.8 million and acquisition costs relating to Ace, including $39.2 million principally financed from the Credit Facility, which was partially offset by the redemption of short-term investments of $973,000.

     Net cash provided by financing activities during fiscal 1997 was $5.7 million, and net cash provided by financing activities in fiscal 1996 was $38.9 million. During fiscal 1997, cash was used to repay the revolving loan of $2.2 million, repay the term loan of $2.4 million, repay the $3.0 million note to Mr. Torres and repay the subordinated loan from the Ace Sellers of $1.5 million. In fiscal 1996, cash provided by financing activities consisted principally of proceeds from the various debt facilities described above for the Ace acquisition and the receipt of the net proceeds from the issuance of common stock in connection with the exercise of the over-allotment option by the underwriters of the Company's initial public offering.

SEASONALITY

     Both the retail and amusement toy industries are inherently seasonal. Generally, in the past, the Company's sales to the amusement industry have been highest during the third and fourth fiscal quarters, and collections for those sales have been highest during the succeeding two fiscal quarters. The Company's sales to the retail toy industry have been highest during the first and fourth fiscal quarters, and collections from those sales have been highest during the succeeding two fiscal quarters. The Company's working capital needs and borrowings to fund those needs have been highest during the third and fourth fiscal quarters. As a result of the Company's increased sales to amusement customers and to retail customers, the Company anticipates that its borrowings to fund working capital needs may become more significant in the third and fourth fiscal quarters.

     The Company utilizes borrowings under the Credit Facility to finance purchases of inventory and accounts receivable, primarily during the peak selling season. During fiscal 1997, the highest level of aggregate borrowings under the Credit Facility was $33.1 million (in June, 1997).

     The following sets forth the Company's net sales by fiscal quarter for fiscal 1997, 1996 and 1995:

                                                    FISCAL YEAR
                                          -------------------------------
             FISCAL QUARTER                 1997       1996       1995
----------------------------------------  ---------  ---------  ---------
                                                  (IN THOUSANDS)
First...................................  $  39,891  $  23,439  $  10,067
Second..................................     22,039     12,023      9,244
Third...................................     28,001     14,302     11,777
Fourth..................................     47,455     24,433     16,643

INFLATION

     The Company does not believe that inflation in the United States or Europe in recent years has had a significant effect on its results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure requirements. The statement is effective for periods ending after December 15, 1997, including interim periods.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Restated Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     The Company does not believe the implementation of these recent accounting pronouncements will have a material effect on its consolidated financial statements.

                                    BUSINESS

     The Company designs, develops, markets and distributes stuffed toys, novelty items and its Play-Faces (registered trademark)line of sculpted toy pillows based on licensed characters and trademarks. The Company also designs, develops, markets and distributes electronic toys and non-licensed stuffed toys and markets and distributes a broad line of non-licensed novelty items. The Company markets and distributes its products in both amusement and retail markets and believes that it is the leading supplier of stuffed toys and novelty items to the domestic amusement industry. The Company was incorporated in Texas in 1992. Its principal executive offices are located at 4400 Tejasco, San Antonio, Texas 78218 and its telephone number is (210) 829-4666.

     Over the last three fiscal years, the Company's net sales have grown from $32.6 million for fiscal 1994 to $137.4 million for fiscal 1997, representing a 62.4% average annual increase, and net income has increased from $1.1 million for fiscal 1994 to $6.2 million for fiscal 1997, representing an 82% average annual increase. The Company's growth in net sales and net income is primarily attributable to its introduction of new products and its two strategic acquisitions.

     The Company develops its licensed stuffed toys based principally on popular, classic characters such as Looney Tunes, Animaniacs, Batman, Superman, and characters featured in Space Jam (the motion picture), The Flintstones (trademark) and Popeye (trademark) and on popular, classic trademark licenses such as Coca-Cola (registered trademark) brand plush toys, including the Coca-Cola (registered trademark) Polar Bear, and Harley-Davidson Motor Company's Harley Hog (trademark). The Company develops a licensed stuffed toy by identifying a character or trademark license, obtaining the necessary license designing the product and developing a prototype, and manufacturing the products through third party manufacturers. The Company believes that products based on popular, classic characters and trademarks will have a longer and more stable product life cycle than products based on newer, less established characters and trademarks. The Company believes its position as a leading supplier to the domestic amusement industry allows it to more effectively acquire licenses for products sold to the amusement market. The Company's non-licensed products include traditional stuffed toys in various sizes, interactive dolls and novelty items such as low-priced plastic toys and games used primarily as redemption prizes by its amusement customers. For fiscal 1997, net sales of licensed products and non-licensed products accounted for 59.7% and 38.0%, respectively, of the Company's net sales.

     The Company commenced its retail product line in fiscal 1995 with its originally developed Play-Faces (registered trademark) line of sculpted toy pillows shaped in the facial likenesses of licensed animated characters. The Play-Faces (registered trademark) line is based upon popular, classic characters, including The Walt Disney Company's animated characters, Looney Tunes, Animaniacs, Batman, Superman, Space Jam characters, Sesame Street Characters, Garfield (trademark) and new characters developed and introduced by leading entertainment companies, such as the ones presented in The Walt Disney Company's animated films Toy Story, The Hunchback of Notre Dame, and 101 Dalmatians. During fiscal 1997 the Company further developed the Play-Faces (trademark) line by adding full bodied Play-Faces (trademark) which are being sold in the domestic sections of mass retailers. The Company believes its Play-Faces (trademark) line is a distinct product category which enhances its ability to acquire additional character and trademark licenses. Play-Faces (trademark) products accounted for 12.0% of the Company's net sales for fiscal 1997.

     During fiscal 1997, the Company entered the large doll market with a pair of electronic interactive dolls, the "Talkin' Tots" (trademark) which talk and sing together utilizing infrared technology. The Company began selling "Talkin' Tots" (trademark) during the fourth quarter of fiscal 1997 and began television advertisements during the first fiscal quarter of 1998. The Company also developed a retail line of Looney Tunes products during fiscal 1997, including standing, sitting and bean bag stuffed toys, and another television promoted electronic stuffed toy, the "Tornado Taz." The "Tornado Taz" is a Tazmanian Devil that spins, shakes, grunts and laughs. The Looney Tunes products include such characters as Tweety (trademark), Sylvester (trademark), Tazmanian Devil (trademark), Bugs Bunny (trademark), Speedy Gonzales (trademark), Yosemite Sam (trademark) and Daffy Duck (trademark).

     The Company has a diversified base of customers within the amusement and retail distribution channels. Amusement customers, which accounted for 69.8% of net sales for fiscal 1997, include theme parks such as Six Flags, Busch Gardens and SeaWorld, family entertainment centers such as Dave &

Buster's, Inc., Tilt and Namco, and carnivals and state fairs. In addition to theme parks, family entertainment centers and carnivals, the Company's amusement distribution channels include Fun Services (sales through franchisees), fundraising and premium (products designed for specific companies) customers. Retail customers, which accounted for 27.9% of net sales for the same period, principally consist of mass merchandisers such as Wal-Mart, Kmart and Target, and specialty retailers such as Toys "R" Us and Kay Bee Toys. No one customer accounted for more than 10% of net sales for fiscal 1997.

     The Company recently completed two strategic acquisitions that have contributed to its growth. In June 1996, the Company acquired substantially all of the operating assets, business operations and facilities of Ace for $44.7 million. In November 1996, the Company, through its wholly-owned subsidiary Play-By-Play Europe, acquired TLC for 40,000 shares of Common Stock. The Ace acquisition provided the Company with several strategic advantages, including significant distribution in the central and western United States, significant distribution channels in the outdoor amusement markets, key United States and international classic character licenses for retail and amusement, an in-house design and development team and additional key personnel. The Company believes that the Ace acquisition contributed to the Company's profitability in fiscal 1997. Similarly, the TLC Acquisition resulted in additional distribution channels in the U.K., where TLC is headquartered, and other areas of Europe. The Company believes that the TLC Acquisition has begun contributing to the Company's net earnings and is partially responsible for the significant growth the Company has experienced internationally.

COMPANY STRENGTHS

     The Company believes its principal strengths include its:

      o emphasis on licenses for popular, classic characters and trademarks and new characters introduced by leading entertainment companies;

      o demonstrated ability to develop new and innovative toys such as "Talkin' Tots (trademark)" and "Tornado Taz", new licensed products such as the Coca-Cola (registered trademark) brand stuffed toys and new product categories such as the Play-Faces (trademark) line;

      o position as the leading supplier of stuffed toys and novelty items to the amusement industry;

      o balance between amusement and retail markets, which reduces seasonality and increases stability of revenues;

      o  experienced management team with toy and licensing expertise;

      o in-house design and development team which provides the Company the ability to bring more products to market quicker, thereby taking early advantage of product trends;

      o Hong Kong office which results in direct sourcing in the Far East and the ability to better manage product quality, production and timely availability of products;

      o diverse customer base including over 4,000 customers, with no customer accounting for greater than 10% of net sales;

      o multiple distribution channels which enhance the Company's ability to sell slower moving items while minimizing the impact on gross profit margins; and

      o distribution facilities located throughout North America and Europe allowing the Company to better serve its customers which typically have multiple locations and minimal inventory space.

BUSINESS STRATEGY

     The Company's growth strategy includes the following key elements:

     LICENSED PRODUCT LINE EXPANSION. The Company believes that, by developing licensed products based principally on popular, classic characters and trademarks, it has established a core licensed product portfolio that is characterized by a longer life cycle than is typical in the toy industry. The Company intends to continue to develop its licensed product line by targeting licensing opportunities where it can take advantage of licensor advertising, publicity and media exposure. The Company believes that its broad licensed product line prevents it from becoming overly dependent on a single product or customer.

     DEVELOPMENT OF INNOVATIVE TOYS AND NEW PRODUCT CATEGORIES. The Company believes that its Play-Faces (trademark) and other licensed-based product lines represent distinct product categories which enhance its market identification and ability to acquire additional character and trademark licenses. The Company intends to develop new product categories targeted to both its amusement and retail customers. The Company strives to develop unique products with broad end-consumer appeal at competitive prices by identifying previously undeveloped or under-developed products or product categories and matching them with popular, classic licensed characters and/or trademarks. The Company believes it has successfully implemented this approach with its Looney Tunes product lines, "Talkin' Tots (trademark)", "Tornado Taz," Play-Faces (trademark) product lines, Harley-Davidson Motor Company's Harley Hog (trademark)and Coca-Cola (registered trademark) Polar Bear.

     INTERNATIONAL EXPANSION. The Company plans to increase its international sales, primarily in Europe and Latin America, in both the amusement and retail channels through the Company's European distribution facilities and independent distributors. The Company believes that markets outside the United States present significant opportunities and are generally less competitive than the United States market. The Company commenced toy distribution and sales operations in Europe and Latin America in fiscal 1994. Since fiscal 1994, international net sales have increased at an average annual rate in excess of 100%, and the Company believes there are additional significant opportunities for growth in international markets. Additionally, with the newly obtained worldwide manufacturing and distribution rights for Baby Looney Tunes, the Company will begin selling in new markets for the Company, including the Asia Pacific countries.

     RETAIL MARKET PENETRATION. The Company intends to broaden its retail distribution both domestically and internationally. Through its licensing and new product development strategies, the Company plans to further penetrate the retail market by continuing to develop and introduce new products (such as "Talkin' Tots (trademark)" and "Tornado Taz") and product categories (such as Play-Faces (trademark)). Since fiscal 1994, retail sales have grown at an average annual rate of 127.3% domestically and at an average annual rate of 110% internationally. Based on the Company's small market share of the retail industry and its proven ability to develop product niches and obtain key licenses, retail products continue to be a growth opportunity for the Company.

     AMUSEMENT MARKET PENETRATION. With the Ace acquisition, the Company believes that it has become the leading supplier of stuffed toys and novelty items to the domestic amusement market. The Company believes that this market is less susceptible to changing consumer preferences than the retail market. The Company believes that its broad and continually updated line of licensed and non-licensed stuffed toys and novelty items, its purchasing power and its reputation as a leading amusement supplier provide the Company with a competitive advantage over many other suppliers to this market. While the Company believes there is greater opportunity to grow its retail and international businesses than its domestic amusement business, the latter provides the Company with a consistent base of cash flow.

     ACQUISITION STRATEGY. The acquisition strategy of the Company is to find businesses with unique product lines (either licensed or non-licensed) which can be sold through the Company's existing distribution channels or businesses which have complementary distribution channels for the Company's existing product lines. The Company believes that this strategy should result in greater sales while reducing the combined companies' general and administrative costs. The Company believes that the Ace and TLC acquisitions accomplished both of these acquisition objectives.

INDUSTRY BACKGROUND

     According to the Toy Manufacturers of America, Inc. ("TMA"), an industry trade group, total domestic shipments of toys, excluding video games and accessories, were approximately $13.9 billion in 1996. According to the TMA, the United States is the world's largest toy market, followed by Japan and Western Europe. The Company estimates that the two largest U.S. toy companies, Mattel, Inc. and Hasbro, Inc., collectively hold a dominant share of the domestic non-video toy market. In addition, hundreds of smaller companies compete in the design and development of new toys, the procurement of licenses, the improvement and expansion of previously introduced products and product lines, and the marketing and distribution of toy products.

     A substantial majority of the toys sold in the U.S. are manufactured, either in whole or in part, overseas where labor rates are comparatively low. The largest foreign producer markets are China and, to a lesser extent, other countries in the Far East.

     Toy manufacturers sell their products either directly to retailers, or to wholesalers who carry the product lines of many manufacturers. Retail toy sales have become increasingly concentrated through a small number of large chains, such as Toys "R" Us, Wal-Mart Stores, Kmart, Target Stores, Kay-Bee Toys, a division of Consolidated Stores Inc., which generally feature a large selection of toys, some at discount prices, and seek to maintain lower inventory levels to reduce their inventory risk. According to the TMA, the top five U.S. toy retailers collectively hold more than half of the domestic retail market for toy sales, and their collective market share has grown in recent years.

     In the amusement industry, stuffed toys and novelty items are used primarily as redemption prizes for games of skill and chance, designed for and operated in theme parks, carnivals, arcades and family entertainment centers. The Company believes that amusement industry game revenue has experienced considerable growth due to the expansion of family entertainment center chains such as Dave & Buster's, Tilt and Aladdin's Castle and improvement in the quality of redemption merchandise and merchandising display techniques.

PRODUCTS

     The Company markets a variety of licensed and non-licensed stuffed toys, electronic toys and novelty items. The following chart shows the breakdown of the Company's net toy sales (which does not include vending sales) by principal product category:

                                             YEAR ENDED JULY 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                                (IN MILLIONS)
Licensed products:
     Stuffed toys....................  $    63.4  $    24.2  $    14.6
     Play-Faces (registered trademark)      16.5       19.0        7.6
     Electronic toys.................        2.0     --         --
                                       ---------  ---------  ---------
                                            81.9       43.2       22.2
                                       ---------  ---------  ---------
Non-licensed products:
     Stuffed toys....................       38.7       22.1       17.6
     Novelty items...................        8.8        5.4        3.8
     Electronic toys.................        4.8     --         --
                                       ---------  ---------  ---------
                                            52.3       27.5       21.4
                                       ---------  ---------  ---------
          Total......................  $   134.2  $    70.7  $    43.6
                                       =========  =========  =========
                                         (AS A PERCENTAGE OF NET TOY
                                                   SALES)

Licensed products:
     Stuffed toys....................       47.3%      34.2%      33.5%
     Play-Faces (registered trademark)      12.3       26.9       17.5
     Electronic toys.................        1.5     --         --
                                       ---------  ---------  ---------
                                            61.1       61.1       51.0
                                       ---------  ---------  ---------
Non-licensed products:
     Stuffed toys....................       28.8       31.2       40.3
     Novelty items...................        6.5        7.7        8.7
     Electronic toys.................        3.6     --         --
                                       ---------  ---------  ---------
                                            38.9       38.9       49.0
                                       ---------  ---------  ---------
          Total......................      100.0%     100.0%     100.0%
                                       =========  =========  =========

LICENSED PRODUCTS

     In developing its licensed products, the Company seeks to take advantage of media exposure and goodwill accompanying its licensed characters and trademarks as well as the advertising and promotional expenses incurred by its licensors. Net sales of licensed products were $81.9 million and $43.2 million (59.7% and 58.2% of net sales) during fiscal 1997 and 1996, respectively. The following chart sets forth certain of the Company's character and trademark licenses:

                                                  CHARACTER OR
              LICENSOR                          TRADEMARK LICENSE                       PRODUCTS                  TERRITORY*
-------------------------------------  ------------------------------------  ------------------------------  ---------------------
Warner Brothers                        LOONEY TUNES (Bugs Bunny (trademark),  Stuffed toys, PLAY-FACES       United States, Canada
                                       Tasmanian Devil (trademark), Sylvester (registered trademark),        and certain countries
                                       (trademark), Tweety (trademark),       novelties, wallhooks and       in Europe and Latin
                                       PorkyPig (trademark), Daffy Duck       bookends                       America
                                       (trademark), Speedy Gonzales
                                       (trademark),Wile E. Coyote
                                       (trademark), Road Runner
                                       (trademark), Elmer Fudd
                                       (trademark), Yosemite Sam
                                       (trademark), Pepe le Pew
                                       (trademark)and others)

                                       BABY LOONEY TUNES                      Pre-school and infant toys,     Worldwide
                                                                              including molded and stuffed
                                                                              toys

                                       ANIMANIACS                             Stuffed toys                    United States

                                       BATMAN                                 Stuffed toys and novelties      United States and
                                                                                                              Canada

                                       SUPERMAN                               Stuffed toys and novelties      United States and
                                                                                                              Canada

                                       QUEST FOR CAMELOT                      Stuffed toys, PLAY-FACES        United States
                                                                              (registered trademark) and
                                                                              novelties

                                       HANNA BARBERA CHARACTERS               Stuffed toys, PLAY-FACES         United States, Canada
                                       (Flintstones (trademark), Tom and      (registered trademark),          and certain countries
                                       Jerry (trademark) Scooby-Doo           novelties, wallhooks and         in Europe and Latin
                                       (trademark), Jetsons (trademark)       backpacks                        America
                                       and others)

The Walt Disney Company                STANDARD CHARACTERS (Mickey Mouse,    Play-FACES (registered            United States, Canada
                                       Minnie Mouse, Donald Duck, Daisy      trademark), bookends and          and certain countries
                                       Duck, Huey, Duey, Louie, Pluto and    backpacks                         in Europe
                                       Goofy)

                                       WINNIE THE POOH                       PLAY-FACES (registered            United States, Canada
                                                                             trademark), wallhooks             and certain countries
                                                                             and backpacks                     in Europe

                                       101 DALMATIONS                        PLAY-FACES (registered            United States, Canada
                                                                             trademark), wallhooks and         and certain countries
                                                                             backpacks                         in Europe

                                       THE LITTLE MERMAID                    PLAY-FACES (registered            United States and
                                                                             trademark) and wallhooks          Canada

                                       MULAN                                 PLAY-FACES (registered            United States
                                                                             trademark) and wallhooks

The Coca-Cola Company                  COCA-COLA (registered trademark)      Stuffed toys and novelties        United States and
                                       AND COKE (registered trademark)                                         certain countries in
                                                                                                               Europe and Latin
                                                                                                               America

Harley-Davidson Motor Company          HARLEY-DAVIDSON AND HARLEY HOG        Stuffed toys                      United States and
                                       (trademark)                                                             Canada

National Football League Properties,   NFL (trademark) TEAM LOGOS            Stuffed toys and novelties        United States
Inc.

National Basketball Association        NBA TEAM LOGOS                        Stuffed toys                      United States
Properties, Inc.

Children's Television Workshop         SESAME STREET                         Stuffed toys, PLAY-FACES          United States, Canada
                                                                             (registered trademark) and        and certain countries
                                                                             wallhooks                         in Europe

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       29

                                                   CHARACTER OR
              LICENSOR                          TRADEMARK LICENSE                       PRODUCTS                  TERRITORY*
-------------------------------------  ------------------------------------  ------------------------------    -------------------
Jim Henson Productions, Inc.           MUPPETS (Kermit the Frog, Miss Piggy  PLAY-FACES (registered trademark) United States and others)

Paws, Inc.                             GARFIELD (trademark)                  Stuffed toys, PLAY-FACES          United States and
                                                                             (registered trademark),           certain countries in
                                                                             bookends and wallhooks            Europe

Informatica Servicios y Productos,     REAL-MADRID CLUB DE FUTBOL            Stuffed toys                      Worldwide
S.A.                                   (registered trademark)

Barcelona Futbol Club                  BARCELONA FUTBOL CLUB                 Stuffed toys                      Spain

Real Betis Balompie S.A.D.             REAL BETIS BALOMPIE                   Stuffed toys                      Spain
                                       (registered trademark)

------------

* Certain territories are limited to retail, amusement, and/or fund-raising distribution channels.

     STUFFED TOYS. The Company designs, develops, markets and distributes over 1,500 different stuffed toys based upon its licenses for children's entertainment characters and corporate trademarks. Generally, the Company offers a variety of sizes and styles of its licensed stuffed toys. The Company seeks to develop its products around both existing and newly-acquired licenses for commercially established characters and trademarks. The Company's licensed stuffed toys are generally sold to both amusement customers as redemption prizes and to retail customers. Licensed stuffed toy products have suggested retail prices ranging from $5 to $30. To date, the Company's most successful licensed stuffed toy products have been the Looney Tunes characters.

     PLAY-FACES (registered trademark). During the first quarter of fiscal 1995, the Company began selling its Play-Faces (registered trademark) line of sculpted toy pillows shaped in the facial likenesses of licensed animated characters. Play-Faces (registered trademark) are sold primarily to retail customers and have a suggested retail price of under $20. The Company believes its Play-Faces (registered trademark) line is a distinct product category which has enhanced its ability to acquire additional character and trademark licenses. The Company has expanded its Play-Faces (registered trademark) line by adding different sizes of Play-Faces (registered trademark) products and securing additional character licenses. Play-Faces (registered trademark) products accounted for 12.0% of the Company's net sales for fiscal 1997. During fiscal 1997 the Company further developed the Play-Faces (registered trademark) line by adding full bodied Play-Faces (registered trademark) which are being sold in the domestic sections of mass retailers.

     ELECTRONIC TOYS. During fiscal 1997, the Company introduced a television promoted electronic stuffed toy, Tornado Taz. Tornado Taz is a plush depiction of the Tazmanian Devil that spins, shakes, grunts and laughs. The Company began selling this product during the fourth quarter of fiscal 1997. Sales for Tornado Taz accounted for $2.0 million, or 1.5%, of the Company's net toy sales for fiscal 1997.

NON-LICENSED PRODUCTS

     The Company markets and distributes a broad line of non-licensed products, including stuffed toys, electronic toys and novelty items. The Company's non-licensed product line includes stuffed and electronic toys designed and developed by the Company, stuffed toy and novelty product lines selected and modified by the Company from the product lines of third party manufacturers, and stuffed toys and novelty items purchased directly from third party manufacturers. Net sales of non-licensed products were $52.3 million and $27.5 million (38.0% and 37.0% of net sales) during fiscal 1997 and 1996, respectively.

     STUFFED TOYS. The Company designs, develops, markets and distributes a broad line of non-licensed stuffed toys, consisting principally of generic animal characters and a broad variety of seasonal and holiday characters. The Company's non-licensed stuffed toys are principally marketed to the amusement market as redemption prizes. The Company frequently redesigns, by color and otherwise, its product line. Over the two year period ending July 31, 1997, sales of non-licensed stuffed toys have decreased as a percentage of total net toy sales primarily due to changing consumer trends toward preferences of licensed merchandise and the Company's decision to focus its working capital on the growth of its licensed products and novelty item sales. No single non-licensed stuffed toy accounted for more than 10% of the Company's net sales during fiscal 1997, 1996 or 1995.

     NOVELTY ITEMS. The Company markets and distributes a broad line of novelty items to the amusement market for use as redemption prizes. The Company's novelty items principally include plastic toys, cosmetic jewelry, novelty school supplies, inexpensive electronic toys and radios, rubber balls and styrofoam gliders. The Company frequently changes its mix of novelty items. For example, in response to changing customer demand, the Company is now supplying hard candy to amusement customers for use as redemption prizes. For fiscal 1997, sales of candy were not significant. No single novelty item accounted for more than 10% of the Company's net sales or 10% of the Company's net sales of novelty items during fiscal 1997.

     ELECTRONIC TOYS. During fiscal 1997, the Company entered the large doll market with a set of electronic interactive dolls, the "Talkin' Tots" (trademark), which talk and sing together utilizing infrared technology. The Company began television promotion of "Talkin' Tots (trademark)" during Fall 1997. The Company began selling this product during the fourth quarter of fiscal 1997. Sales for the "Talkin' Tots" (trademark) accounted for $4.8 million, or 3.6%, of the Company's net toy sales for fiscal 1997.

LICENSE AGREEMENTS

     Approximately 59.7%, 58.2% and 46.6% of the Company's net sales in fiscal 1997, 1996 and 1995, respectively, were derived from product lines based on entertainment character or corporate trademark licenses. The Company's products based on trademarks licensed by Looney Tunes characters accounted for 37.5% of net sales in fiscal 1997. The Company's licenses generally have terms of one to four years and permit sales in specified geographic territories and distribution channels. The Company's license agreements typically require the payment of non-refundable advances and guaranteed minimum royalties on sales of licensed products. Certain of the Company's material licenses are non-exclusive. The Company emphasizes licenses that permit the Company to market toys based on characters or trademarks which develop their own popular identity, often through exposure in television programs, movies, cartoons and comic books and, in the case of popular, classic characters, often through exposure over many years. The Company's license agreements require the Company to obtain approval of the Company's third party manufacturer and approval of the product from the licensor. Generally, the Company's license agreements also require the Company to carry specified types and amounts of insurance. The Company's license agreements generally require licensor approval prior to merger, reorganization, certain stock sales or any assignment of the license, and certain of the license agreements require prior approval by the licensor of certain management changes of the licensee. The Company believes that it maintains good working relationships with its licensors.

     In addition to seeking licenses for popular, classic characters and trademarks, the Company also seeks to acquire licenses for new characters developed and introduced by leading entertainment companies. The successful marketing of a product based on a character generally requires the Company to anticipate and evaluate the popularity of such characters, and to capitalize on the success of such character in a timely manner. A determination to acquire a character license must frequently be made before the commercial introduction of the property in which the new licensed character appears. Since many toy products based on licensed characters are successfully marketed for only one or two years, the success of the Company's character licensing program is dependent upon the ability of management to acquire licenses and to develop the corresponding products in a timely manner.

SALES, MARKETING AND DISTRIBUTION

     The Company markets and distributes its products domestically and internationally to a diverse customer base within the amusement and retail toy markets. The following table sets forth information concerning the Company's domestic and international net toy sales (which do not include vending sales) by distribution channel. Sales by the domestic division, including export sales, are considered domestic sales.

The export sales for fiscal 1997, 1996 and 1995 were $5.6 million, $3.7 million and $2.0 million, respectively. Sales by the European toy subsidiary are considered international sales.

                                             YEAR ENDED JULY 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                                (IN MILLIONS)
Domestic toy sales:
     Retail..........................  $    31.7  $    20.8  $    10.4
     Amusement.......................       81.4       40.8       26.8
                                       ---------  ---------  ---------
                                           113.1       61.6       37.2
                                       ---------  ---------  ---------
International toy sales:
     Retail..........................        6.6        2.4        1.6
     Amusement.......................       14.5        6.7        4.8
                                       ---------  ---------  ---------
                                            21.1        9.1        6.4
                                       ---------  ---------  ---------
          Total......................  $   134.2  $    70.7  $    43.6
                                       =========  =========  =========
                                         (AS A PERCENTAGE OF NET TOY
                                                   SALES)

Domestic toy sales:
     Retail..........................       23.6%      29.4%      23.9%
     Amusement.......................       60.7       57.7       61.4
                                       ---------  ---------  ---------
                                            84.3       87.1       85.3
                                       ---------  ---------  ---------
International toy sales:
     Retail..........................        4.9        3.4        3.8
     Amusement.......................       10.8        9.5       10.9
                                       ---------  ---------  ---------
                                            15.7       12.9       14.7
                                       ---------  ---------  ---------
          Total......................      100.0%     100.0%     100.0%
                                       =========  =========  =========

     DOMESTIC SALES. The Company's domestic sales are to amusement customers including theme parks such as Six Flags, Busch Gardens and SeaWorld, family entertainment centers such as Dave and Buster's, Tilt and Namco, carnivals, state fairs and arcade operations, and retail customers including mass merchandisers such as Wal-Mart, Kmart and Target and specialty retailers such as Toys "R" Us and Kay Bee Toys. During fiscal 1997, 1996 and 1995, no domestic customer accounted for more than 10% of net sales to domestic customers.

     The Company markets its products to amusement and retail customers in the United States through 78 salaried and commissioned in-house salespersons and through 19 commissioned independent sales representatives. The Company's in-house and independent sales representatives generally utilize product samples, catalogs, brochures and other promotional materials to market the Company's products at trade shows, on-site visits to customers and customer visits to the Company's showrooms. The Company maintains domestic product showrooms in San Antonio, Texas; New York, New York; Woodinville, Washington; and Miami, Florida; where it displays its amusement and retail product lines. The Company's product catalogs and brochures are designed and developed in-house. Senior management of the Company coordinates and supervises the Company's sales personnel and coordinates the Company's independent sales representatives and directly participates in marketing to its customers. No sales representative generated more than 10% of net sales to domestic customers during fiscal 1997.

     The Company distributes its products from its San Antonio, Texas; Los Angeles, California; Brooklyn, New York; Chicago, Illinois; Miami, Florida; Woodinville, Washington; and Burnaby, British Columbia, Canada distribution facilities and arranges direct shipment from the Far East to its larger retail customers. During the third quarter of fiscal 1996, the Company established an office in Hong Kong to enhance its product development and purchasing capabilities, centralize quality control and expand its vendor base in the Far East.

     The Company's retail customers are among the largest toy retailers in the United States. Retail customers, which accounted for 27.9% of net sales for the same period, principally consist of mass merchandisers such as Wal-Mart, Kmart and Target, and specialty retailers such as Toys "R" Us and Kay Bee Toys. Due to their purchasing volumes and desire to minimize inventory risk, these retailers are increasingly requiring suppliers, including the Company, to maintain more of the inventory on hand domestically. Accordingly, the Company is participating in the electronic data interchange ("EDI") programs with Wal-Mart, Target, Sears and Toys "R" Us and is testing the EDI programs with Kmart, Spencer Gifts, Hills Department Store, JC Penney and Mervyns. The Company plans to participate in EDI programs of several of its other major retail customers. To participate with additional customers, the Company notifies the customer(s) of its desire to participate, and, upon the successful exchange of test data, the Company seeks approval to become an EDI participant with the customer. No fees or other commitments are required to participate. The Company believes that this participation will allow the Company to monitor store inventory levels, schedule production to meet anticipated reorders and maintain sufficient inventory levels to both serve its customers and better manage its inventory. The Company does not anticipate that it will be required to make significant additional capital expenditures or to hire additional employees in order to participate in such EDI programs.

     In addition to theme parks, family entertainment centers and carnivals, the Company's amusement distribution channels include Fun Services (registered trademark), fundraising and premium customers. Fun Services (registered trademark) consists of sales to approximately 50 franchisees throughout the United States whereby the Company is the franchisor. The Fun Services (registered trademark) franchisees sell products at schools, churches and company fairs. The most significant Fun Services (registered trademark) sales program is Santa's Secret Shop (registered trademark), which offers school children and their families the opportunity to purchase Christmas gifts on school premises during the holiday season. Fun Services (registered trademark) sales during fiscal 1997 were $7.1 million. The fundraising distribution channel consists principally of various not-for-profit organizations or their independent event contractors. The premiums distribution channel designs, develops and/or sources stuffed toys and novelty items customized for companies. These products are typically distributed by the customer to their clients or employees. During fiscal 1997 the fundraising and premiums sales totaled $8.6 million.

     Generally, the Company does not sell any of its products on consignment and accepts returns only for defective merchandise. In certain instances, where retailers are unable to resell the quantity of products which they have ordered from the Company, the Company assists retailers in selling such excess inventory by offering discounts and other concessions. Returns, concessions and canceled orders have historically been immaterial to the Company's net sales.

     INTERNATIONAL SALES. The Company commenced its international operations with the opening of its distribution facility in Spain in August 1993. In November 1996, the Company acquired TLC with distribution facilities in Doncaster, England. The Company's principal international customers are located in Spain, the United Kingdom, France, Benelux, Italy, Germany, Portugal, Israel, Scandinavia, Ireland, Greece, Austria and certain Eastern European countries. The Company has also commenced distribution to countries in the Middle East and South Africa.

     The Company markets its products to amusement and retail customers in Europe through twenty independent commissioned sales representatives located in Spain and through twelve independent distributors located in the United Kingdom and Ireland and through twenty-two independent distributors located in France, Benelux, Italy, Germany, Austria, Portugal, Malta, Greece, South Africa, the Middle East, Scandinavia and Eastern Europe, each of which markets products principally within the country in which it is located. Foreign independent distributors typically retain their own sales representatives. The Company maintains product showrooms in Valencia, Spain and Doncaster, England to display its European product lines, and the Company's independent distributors maintain product showrooms to display the Company's products.

     The Company distributes its amusement and retail products to European customers through its Company-operated European facilities and through its independent distributors' facilities. The Company's international product line generally includes its products offered in the United States. The Company also offers products based upon licenses from domestic licensors which are exclusive to the European market and licenses from foreign licensors such as certain major professional soccer teams in Europe.

     The Company believes that the retail industry in Europe is generally less competitive than that of the United States, although some of the larger American companies have a significant presence in the European markets. The Company's license agreements in Europe are generally broader than its domestic license agreements. Additionally, the European licenses generally provide broader availability in terms of to whom the Company can sell its products. The Company believes that fully utilizing these licenses is a growth opportunity. The Company also plans to introduce certain new retail products, such as "Tornado Taz" and "Talkin' Tots (trademark)," to the European market.

     The amusement industry in Europe is fragmented and competitors are generally local. The Company believes that it was the first to develop and use a product catalogue for European amusement sales. The amusement industry in Europe historically has generally had a limited access to licensed products.

     International amusement customers include theme parks such as Port Aventura, Isla Magica and Monte Tibidabo in Spain, Alton Towers, H. B. Leisure and Chessington Park in the United Kingdom, Fort Fun Abenteurland and Warner Brothers Movie World in Germany, Parc Asterix in France, Walibi in Belgium and Efteling in Holland, and carnivals, fairs and arcade operations. International retail customers include mass merchandisers such as J-Sainsbury, Tetco, British Homes Stores, Aucham, Casa, Alcampo, Toys "R" Us, El Corte Ingles, Hipercor,
Ca  na de Azucar and specialty retailers.

DESIGN AND DEVELOPMENT

     The Company relies on its senior management personnel and its marketing department to target licensing opportunities and its product development department to design and develop additions to its product line. The Company typically drafts initial product drawings and produces toy prototypes in-house. The Company maintains its sample design department in San Antonio, Texas. The design department enables the Company to expedite the approval of licensed products from licensors which usually retain the right to approve the licensed products being marketed by the Company. To date, the Company has experienced little difficulty in obtaining licensor approval of these products. The Company's marketing department also designs product packaging and promotional materials. To minimize some of the risk associated with introducing new products, the Company normally solicits the reactions of select customers to prototypes prior to production.

MANUFACTURERS AND SUPPLIERS

     The Company contracts with third party manufacturers in the Far East, principally within The People's Republic of China, to manufacture its stuffed toy products and Play-Faces (registered trademark) products. The Company's novelty items and electronic toys are manufactured by third parties located in China, Taiwan and Hong Kong. The Company's senior management negotiates the majority of its manufacturing contracts without using agents. During the third quarter of fiscal 1996, the Company established an office in Hong Kong to enhance the Company's product development and purchasing capabilities, to aid in the management of quality control and shipping schedules and to expand its vendor base in the Far East. The Far East is the largest and most widely used manufacturing center of toys in the world. Decisions related to the choice of manufacturer are based on price, quality of merchandise, consistency and the ability of a manufacturer to meet the Company's timing requirements for delivery. The Company is not a party to long-term contractual or other arrangements with any manufacturer and often uses more than one manufacturer to produce a single product. The majority of the Company's manufacturing is arranged directly by the Company with the manufacturing facilities. No manufacturer accounted for more than 10% of the Company's purchases of toy products during fiscal 1997, with the exception of Tri-State Manufacturing (China), Ltd. ("Tri-S"), which accounted for 26.3% of such purchases during fiscal 1997. During such period, Tri-S manufactured PlayFaces and licensed stuffed toys. Tri-S is currently one of several manufacturers of these products for the Company. While the Company believes that it is not dependent on any single manufacturer in the Far East, the Company could be materially, adversely affected by political or economic disruptions affecting the business or operations of third party manufacturers located in the Far East.

     The principal materials used in the production and sale of the Company's products are taffeta, polyester, polystyrene, acrylic textiles, plastics and polyvinyl chloride. These materials are generally purchased by the manufacturers who deliver completed or partially completed products to the Company. In order to reduce transportation costs, the Company typically will import certain large toys as skins and stuff them with either polystyrene or polyester at its warehouse facilities in the United States or Europe. The Company believes that an adequate supply of raw materials used in the manufacture of its products is readily available from existing and alternative sources at reasonable prices.

ADVERTISING

     The Company implemented a television advertising campaign for the first time in fiscal 1997 in conjunction with the introduction of "Talkin' Tots (trademark)" and "Tornado Taz". The Company intends to continue to utilize a promotional strategy whereby the Company will advertise certain of its proprietary products. The Company believes that television advertising, properly utilized, has a positive effect on sales. Although a majority of the Company's advertising budget is allocated to television, the Company continues to expend a portion of its advertising budget to promote its products through retail catalogs, advertisement in trade magazines, and cooperative promotional efforts of retailers. In addition, the Company believes its licensed products benefit from favorable media exposure such as television programs, movies, commercials, cartoons and comic books, and by advertising, promotional and other media events generated by licensors. The Company's advertising expenses were $2.7 million, $688,000 and $519,000 during fiscal years 1997, 1996 and 1995, respectively. Aside from television promotions, advertising expenses consist primarily of costs incurred in the design, development, printing and shipping of Company catalogs and a limited number of advertisements in trade publications such as The Toy Book, Amusement Business and Replay Magazine.

VENDING OPERATIONS

     The Company owns and operates approximately 1,400 coin-operated amusement game machines (crane machines, compact disc juke boxes and video game machines) located in Pizza Hut restaurants in Texas, of which approximately 800 are on month-to-month arrangements. The other approximately 600 coin-operated amusement game machines are generally operated under month-to-month arrangements with numerous small businesses. The Company believes that operating crane machines improves its ability to serve its amusement customers. The Company shares machine revenues with the owners of locations where the machines are placed. The Company's vending operations represented 2.3%, 4.6% and 7.9% of its net sales in fiscal 1997, 1996 and 1995, respectively, were derived from the Company's vending operations. The Company currently intends to maintain its present level of vending operations. However, the Company anticipates that its vending revenues will continue to decrease as a percentage of net sales due to the Company's decision to focus its working capital on the growth of its licensed product sales.

COMPETITION

     The Company faces vigorous competition in the sale of its products. Competitive factors include new product development, the procurement of licenses, timely shipment of products, price, product appeal and the availability of retail shelf space. The toy industry is highly fragmented with several hundred domestic and international toy companies, importers and distributors. The Company competes with many larger, better capitalized companies, including the Company's licensors, in the design, development, marketing, and distribution of toys, and the procurement of licenses. The Company's principal competitors in the retail industry include all major toy companies. Many of the Company's competitors, including the Company's licensors, offer similar products or alternatives to the Company's products. Licenses that overlap the Company's licenses with respect to products, geographic areas and markets have been and may continue to be granted to competitors of the Company. Certain of the Company's licensors, including The Walt Disney Company, Warner Brothers, Harley-Davidson Motor Company and The Coca-Cola Company, distribute competing products through proprietary retail outlets and amusement parks. In addition, the Company faces competition from a number of smaller toy companies, some of which market single products.

PRODUCT LIABILITY

     Products that have been or may be developed or sold by the Company may expose the Company to potential liability from personal injury or property damage claims by end-users of such products. The Company currently maintains product liability insurance coverage in the amount of $1.0 million per occurrence, with a $20 million umbrella liability policy. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against any potential claims. Moreover, even if the Company maintains adequate insurance, any successful claim could materially and adversely affect the reputation and prospects of the Company.

GOVERNMENTAL REGULATION

     The Company is subject to the provisions of, among other laws, the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act. Those laws empower the Consumer Products Safety Commission (the "Consumer Commission") to protect consumers from hazardous toys and other articles. The Consumer Commission has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repurchase such toys under certain circumstances. Any such determination by the Consumer Commission is subject to court review. Similar state and local laws exist in the United States and in many jurisdictions throughout the world. The Company maintains a quality control program, including the inspection of goods at factories and the retention of independent testing laboratories in Hong Kong, to ensure compliance with applicable laws. The Company believes it is in material compliance with all applicable consumer safety laws.

     The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions where the Company has franchisees. Principally, these regulations require certain written disclosures be made prior to the offer for sale of a franchise. The disclosure documents are subject to state review and registration requirements and must be periodically updated, not less frequently than annually. In addition, some states have relationship laws which prescribe the basis for terminating a franchisees' rights and regulate both the Company's and its franchisee's post-termination rights and obligations. The Company believes it is in material compliance with all applicable franchise laws.

TARIFFS AND DUTIES

     In December 1994, the United States approved a trade agreement pursuant to which import duties on toys, games, dolls and other specified items were eliminated effective January 1, 1995, from products manufactured in all MFN countries (including China). Increases in quotas, duties, tariffs or other changes or trade restrictions which may be imposed in the future could have a material adverse effect on the Company's financial condition, operating results or ability to import products. In particular, the Company's costs could be increased if China's MFN status is revoked. The loss of MFN status for China would result in substantial duties on the cost of toy products manufactured in China and imported into the United States. Currently there is no duty on the import of these products.

     The Company could attempt to mitigate the effects of an increase in duty by shifting its manufacturing to other countries, but there can be no assurance that the Company would be successful in this regard within a reasonable period of time. The Company cannot predict what regulatory changes may occur or the type or amount of any financial impact on the Company that these changes could have in the future.

     Spain imposes an import duty for products imported from China that exceed specified levels. To date, the Company has not incurred any such import duties, although there can be no assurance that the Company will not be assessed these duties in the future.

TRADEMARKS

     The Company has registered trademarks for Play-By-PlayT and Play-Faces (registered trademark) in the United States and in Spain. The Company believes it has the right to use these marks for the product categories on which they are currently used. The Company has filed an application to register "Talkin' Tots" (trademark) as a trademark in the United States.

EMPLOYEES

     As of July 31, 1997, the Company employed approximately 600 people in its toy operations and 20 people in its vending operations. Of the approximately 600 employees in the toy operations, approximately 360 are engaged in warehousing and distribution, 118 are engaged in finance and administration, 94 are engaged primarily in sales and marketing and 28 are engaged in product development. Some of the Company's employees at the Chicago, Illinois facility are represented by a union. In Spain, the Company is subject to various governmental regulations relative to its employees, and has standard national employment contracts with all of its Spanish employees. The Company believes its relationship with its employees is satisfactory.

PROPERTIES

     The Company's principal executive offices, principal warehouse and showroom are located at 4400 Tejasco, San Antonio, Texas, where the Company occupies 18,450 square feet of office space, 3,240 square feet of showroom space and 202,620 square feet of warehouse space, pursuant to lease agreements that expire during January and December 2003.

     The Company owns the property and building comprised of 9,920 square feet of office space, 6,480 square feet of showroom space, and 363,100 square feet of distribution center, warehouse and manufacturing space located in Chicago, Illinois. The Company has a 51% ownership interest in the property and building comprised of 6,400 square feet of office space, 6,220 square feet of showroom space, and 234,740 square feet of distribution center, warehouse and manufacturing space located in Los Angeles, California. The remaining 49% interest in the Los Angeles, California facility is owned by and leased from the Ace Sellers.

     The Company also leases the space occupied by its other offices, warehouses, distribution centers, manufacturing facilities and showrooms. The following table summarizes these leases:

                                                                            APPROXIMATE
LOCATION                                        TYPE OF FACILITY           SQUARE FOOTAGE
-------------------------------------   --------------------------------   ---------------
New York, New York...................   Showroom                                 4,600
Los Angeles, California..............   Warehouse                              102,000
                                        Warehouse/Storage                       17,000
Brooklyn, New York...................   Warehouse/Stuffing Operations           40,000
Miami, Florida.......................   Showroom/Warehouse                      27,000
Woodinville, Washington..............   Office/Warehouse                        34,100
Kowloon, Hong Kong, China............   Office/Showroom/Warehouse                2,300
Burnaby, British Columbia, Canada and
  Mississauga, Ontario...............   Office/Warehouse                        20,000
Doncaster, South Yorkshire,
England..............................   Office/Showroom/Warehouse               25,500
Valencia, Spain......................   Office/Showroom/Warehouse               70,000

     The Company believes that additional office, showroom and warehouse space is readily available and that such new space, together with the Company's existing facilities, will be adequate and suitable for the operation of its business for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings and claims incident to the normal conduct of its business. The Company believes that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of the directors and executive officers of the Company and their respective ages and positions are as follows:

                NAME               AGE                 POSITION
--------------------------------   --- ----------------------------------------
Arturo G. Torres................   60  Chief Executive Officer and Chairman of
                                       the Board
Mark A. Gawlik..................   35  President, Chief Operating Officer and
                                       Director
Raymond G. Braun................   41  Chief Financial Officer, Treasurer and
                                       Director
Saul Gamoran....................   38  Executive Vice President, General
                                       Counsel, Secretary and Director
Francisco Saez Moya.............   48  President --Play-By-Play Europe and
                                       Director
Ottis W. Byers..................   52  Director
Steve K.C. Liao.................   51  Director
Tomas Duran.....................   52  Director
Berto Guerra, Jr................   47  Director
James F. Place..................   65  Director

     ARTURO G. TORRES has been Chief Executive Officer and Chairman of the Board of the Company since April 1993. Prior thereto, Mr. Torres was the Founder, Chairman of the Board, Chief Executive Officer and President of Pizza Management, Inc. ("PMI") from its inception in 1972 to its eventual sale in 1992. PMI was the largest (approximately 240 restaurants) private Pizza Hut, Inc. franchisee in the world with operations in the United States, the Commonwealth of Puerto Rico, Spain and the United States Virgin Islands. Although Mr. Torres is actively involved in the management of the Company, he is also involved in various private business endeavors which include Veladi Ranch, Inc., a 3,000 head registered hereford ranch, and Veladi Ranch Steak House, Inc., a privately held steak house chain with ten restaurants open.

     MARK A. GAWLIK has been President and a Director of the Company since its inception in January 1992, and became Chief Operating Officer in April 1993. From January 1990 until the May 1992 acquisition by the Company, Mr. Gawlik was General Manager of the Toys and Novelties Division of PMI. From February 1986 to December 1989, Mr. Gawlik was Controller of PMI. From June 1983 through February 1986, he was employed by Deloitte, Haskins & Sells, San Antonio, Texas, most recently as Senior Accountant. Mr. Gawlik received a Bachelor of Business Administration degree in accounting, summa cum laude, from The University of Texas in 1984.

     RAYMOND G. BRAUN has been Chief Financial Officer, Treasurer and a Director of the Company since January 1997. Prior to that, Mr. Braun was a partner with the independent accounting and advisory firm of Coopers & Lybrand L.L.P. Mr. Braun served in various roles at Coopers & Lybrand since 1980, having joined that firm after graduating from The University of Texas at Austin with a Bachelor of Business Administration degree in accounting.

     SAUL GAMORAN has been Executive Vice President, General Counsel, Secretary and a Director of the Company since May 1996. From April 1995 through May 1996, Mr. Gamoran was President of Renaissance Strategies, Ltd., a consulting firm specializing in consumer products. From June 1988 through March 1995, he was Executive Vice President of Ace. Mr. Gamoran is a past board member of the TMA. Mr. Gamoran received a Juris Doctor degree from Northwestern University in 1984 and a Bachelor of Science degree in speech from Northwestern University in 1981.

     FRANCISCO SAEZ MOYA has been President of Play-By-Play Europe since April 1995. From May 1992 until April 1995, Mr. Moya was Vice President-European Operations of the Company and has served as a Director since May 1992. Mr. Moya also serves as Administrator of Play-By-Play Europe, a position he has held since 1989. From May 1986 through May 1992, he served as Vice President-Spain for the Restaurant Division of PMI. Mr. Moya is fluent in English, Spanish, Italian, Portuguese and French. Mr. Moya received a M.H.C.C. degree in Hotel and Catering Management-Accounting from the College of Further Education of Hastings, England in 1973.

     OTTIS W. BYERS has been a Director of the Company since September 1995. Since February 1995, Mr. Byers has been owner and Vice President of B.N. Transport, Inc., Cleveland, Texas. From 1978 through 1994, Mr. Byers owned Byers Enterprises, which operated three Mexican food restaurants in Texas. Mr. Byers received a Bachelor of Science degree in history from Sam Houston State University in 1968.

     STEVE K. C. LIAO has been a Director of the Company since October 1995. Since 1989, Mr. Liao has also been a real estate investor and property manager of multi-family properties in Houston, Texas.

     TOMAS DURAN has been a Director of the Company since November 1992. Mr. Duran has owned an insurance consulting business located in Corpus Christi, Texas since August 1992. From 1988 through July 1992, he was Director of Management and Budget and Senior City Manager for the City of Corpus Christi, Texas. Mr. Duran served as Trade Representative for the Monterrey, Veracruz and Mexico City Foreign Trade Mission and served as President of the Texas Public Employees Labor Relations Association from 1985 through 1986. Mr. Duran studied engineering at Universidad de Madrid, Madrid, Spain from 1964 through 1965 and received a Bachelor of Arts degree in international relations from West Texas State University in 1970.

     BERTO GUERRA, JR. has been a Director of the Company since its inception in May 1992. Mr. Guerra is the Managing Director-Corporate Development of Southwestern Bell Telephone, and has been employed by that company or another subsidiary since 1978. Mr. Guerra served on President Bush's Hispanic Alliance on Free Trade from 1989 through 1992 and the College of Education Foundation Advisory Council of The University of Texas from 1988 to the present. In April 1995, Mr. Guerra was elected to the Board of Trustees of The University of Texas-Pan American Foundation. Mr. Guerra received a Bachelor of Science degree in interdisciplinary management from Southwest Texas State University in 1984.

     JAMES F. PLACE has been a Director of the Company since October 1994. Since 1967, Mr. Place has owned and managed various commercial real estate properties and other investments primarily located in Texas, which has been his primary business occupation since 1967. Mr. Place was a director of PMI from 1976 to June 1992. Mr. Place has been a director of Grand Prix Tours, Inc., a tour operator for automobile racing events, since January 1988.

     There are no family relationships among any of the executive officers or directors of the Company.

     The Company's Articles of Incorporation divide the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Successors to directors whose terms have expired are required to be elected by shareholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board. The terms of Messrs. Torres, Gamoran and Guerra will expire at the 1998 annual meeting of shareholders; the terms of Messrs. Moya, Byers and Liao will expire at the 1999 annual meeting of shareholders and the terms of Messrs. Gawlik, Braun, Duran and Place will expire at the 2000 annual meeting of shareholders. The executive officers of the Company are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board until their successors are elected and qualified.

     Outside members of the Board are compensated $1,000 per meeting for attending Board meetings, $500 per meeting for attending Board committee meetings and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings. During fiscal 1997, total outside directors' fees of $23,000 were paid in cash. Management directors receive no fees for their services as directors.

BOARD COMMITTEES

     The Company's Board has two standing committees: the Audit Committee and the Compensation Committee. The functions of the Audit Committee, of which Messrs. Byers, Duran, Guerra, Liao and Place are members, are to make recommendations to the Board regarding the engagement of the Company's independent accountants and to review with management and the independent accountants the Company's internal controls, financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. The Audit Committee held four meetings during fiscal 1997. The functions of the Compensation Committee, of which Messrs. Byers, Duran, Guerra, Place and Liao are members, are to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, to administer the 1994 Incentive Plan, to fix the terms of other employee benefit arrangements and to make awards under such arrangements. The Compensation Committee held three meetings during fiscal 1997. During fiscal 1997, none of the individuals serving on the Compensation Committee was an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company one of whose executive officers include a member of the Board or the Compensation Committee of the Company, other than Mr. Torres.

EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN COMPENSATION. The following table sets forth all compensation paid for the last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers whose annual salary exceeded $100,000 on an annualized basis for the fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION                  -------------------------------
                                        -----------------------------------------------    RESTRICTED       (#) SHARES
              NAME AND                  FISCAL                           OTHER ANNUAL        STOCK          UNDERLYING
         PRINCIPAL POSITION              YEAR     SALARY      BONUS     COMPENSATION(1)      AWARDS      OPTIONS(2)(3)(4)
-------------------------------------   ------   ---------  ---------   ---------------    ----------    -----------------
Arturo G. Torres.....................    1997    $ 284,635     --           --                --               60,000
  Chairman of the Board                  1996    $ 196,962     68,250       --                --               10,000
  and Chief Executive                    1995    $ 180,692     --           --                --               15,000
  Officer
Mark A. Gawlik.......................    1997    $ 190,000     --           --                --               30,000
  President and Chief                    1996    $ 152,884  $  30,250       --                --               10,000
  Operating Officer                      1995    $ 128,077  $  --           --                --               12,000
Raymond G. Braun.....................    1997    $ 101,635     --           --                --              200,000
  Chief Financial Officer                1996       --         --           --                --              --
  and Treasurer (5)                      1995       --         --           --                --              --
Saul Gamoran.........................    1997    $ 180,008     --           --                --               30,000
  Executive Vice                         1996    $  31,731     --           --                --              100,000
  President, Secretary                   1995       --         --           --                --              --
  and General Counsel
Francisco Saez Moya..................    1997    $ 156,057     --           --                --               30,000
  President -- Play-By-Play              1996    $ 125,000  $  16,000       --                --              --
  Europe                                 1995       --         --           --                --               12,000
Jay B. Foreman.......................    1997       --         --           --                --              --
  Vice President -- U.S.                 1996      102,615  $  20,000       --                --              --
  Operations(6)                          1995    $ 125,689     --           --                --              --

              NAME AND                  ALL OTHER
         PRINCIPAL POSITION            COMPENSATION
-------------------------------------  ------------
Arturo G. Torres.....................      --
  Chairman of the Board                    --
  and Chief Executive                      --
  Officer
Mark A. Gawlik.......................      --
  President and Chief                      --
  Operating Officer                        --
Raymond G. Braun.....................      --
  Chief Financial Officer                  --
  and Treasurer (5)                        --
Saul Gamoran.........................      --
  Executive Vice                           --
  President, Secretary                     --
  and General Counsel
Francisco Saez Moya..................      --
  President -- Play-By-Play                --
  Europe                                   --
Jay B. Foreman.......................      --
  Vice President -- U.S.                   --
  Operations(6)                            --

------------

(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of annual salary reported for any named executive officer.

(2) All 1995 options were originally granted on April 13, 1995, for the number of shares indicated. All such options were canceled and re-priced on December 9, 1996. The options are exercisable according to the original vesting schedule in five annual increments of 20% each.

(3) All 1996 options were originally granted on September 29, 1995, except for Mr. Gamoran's which were granted on May 16, 1996. All such options were re-priced on December 9, 1996. The options were exercisable according to the original vesting schedule in five annual increments of 20% each.

(4) The outstanding options have been granted pursuant to the Company's 1994 Incentive Stock Option Plan except for Mr. Braun, who was granted 200,000 non-qualified stock options pursuant to his employment agreement.

(5) Mr. Braun joined the Company on January 2, 1997.

(6) Mr. Foreman resigned from the Company on February 29, 1996 and ceased consulting with the Company on April 30, 1996.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth individual grants of options that were made during fiscal 1997 to the executive officers named in the Summary Compensation Table. This table is intended to allow shareholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the grant date present value of such options under specified assumptions.

                                              % OF
                             NUMBER OF       TOTAL
                            SECURITIES      OPTIONS/
                            UNDERLYING        SARS
                             OPTIONS/      GRANTED TO    EXERCISE
                               SARS        EMPLOYEES     OR BASE                    GRANT DATE
                              GRANTED      IN FISCAL      PRICE      EXPIRATION    PRESENT VALUE
          NAME                  (#)         YEAR(1)       ($/SH)        DATE         ($/SH)(2)
-------------------------   -----------    ----------    --------    ----------    -------------
Arturo G. Torres.........      60,000         14.56%        12.10      12/9/02          1.84
Mark A. Gawlik...........      30,000          7.28%        11.00      12/9/06          3.66
Raymond G. Braun.........     200,000         48.54%         8.00       1/1/07          5.81
Saul Gamoran.............      30,000          7.28%        11.00      12/9/06          3.66
Francisco Saez Moya......      30,000          7.28%        11.00      12/9/06          3.66

------------

(1) Based upon 412,000 options to purchase shares of Common Stock granted in fiscal 1997.

(2) The per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 23.6% (based on historical stock prices of comparable companies); risk-free interest rate ranging from 5.39% to 6.67% (based on returns available through U.S. Treasury bonds); no dividend yield; and on expected life of options of 5 years for 10-year options and expected life of 2.5 years for 5-year options. Option values are dependent on general market conditions and the performance of the Common Stock. There can no assurance that the values in this table will be realized.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1997, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                             NUMBER OF SECURITIES        IN-THE-MONEY
                                                                            UNDERLYING UNEXERCISED       OPTIONS/SARS
                                             SHARES                            OPTIONS/SARS AT            AT FISCAL
                                            ACQUIRED                          FISCAL YEAR END(#)         YEAR-END($)(1)
                                               ON            VALUE       ----------------------------    -----------
                  NAME                     EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
----------------------------------------   -----------    -----------    -----------    -------------    -----------
Arturo G. Torres........................       --             --            55,000          30,000         187,000
Mark A. Gawlik..........................       --             --            37,000          15,000         166,500
Raymond G. Braun........................       --             --            20,000         180,000         150,000
Saul Gamoran............................       --             --            61,667          68,333         277,502
Francisco Saez Moya.....................       --             --            27,000          15,000         121,500

                  NAME                    UNEXERCISABLE
----------------------------------------  -------------
Arturo G. Torres........................      102,000
Mark A. Gawlik..........................       67,500
Raymond G. Braun........................    1,350,000
Saul Gamoran............................      307,499
Francisco Saez Moya.....................       67,500

------------

(1) Total value of options based on a fair market value of $15.50 per share as of July 31, 1997, the last reported sale price of the Common Stock as reported by the Nasdaq National Market on that date.

EMPLOYMENT ARRANGEMENTS

     Other than employment agreements with Mr. Gamoran, Mr. Braun, James A. Weisfield and one other employee, the Company does not have employment agreements with any of its United States employees. The Company does have standard national employment contracts with all of its Spanish employees.

     In May 1996, the Company entered into an employment agreement with Mr. Gamoran, which agreement will automatically expire three years thereafter, unless it is terminated by the Company or Mr. Gamoran. The agreement has a three year term and provides for a non-competition covenant and the grant of certain stock options as disclosed under "Management." In November 1996, the Company entered into an employment agreement with Mr. Braun, which agreement will automatically expire three years thereafter, unless it is terminated by the Company or Mr. Braun. The agreement has a three year term and provides for the grant of certain stock options as disclosed under "Management."

     On June 20, 1997, the Company entered into an employment agreement with James A. Weisfield, an employee of the Company. The agreement has a is terminable without cause and provides for a non-competition covenant and participation in the 1994 Incentive Plan.

1994 INCENTIVE PLAN

     SCOPE. During fiscal 1995, the Board of Directors and shareholders of the Company approved the Play-By-Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. On June 27, 1996, the Company registered with the Securities and Exchange Commission the 700,000 shares authorized under the Incentive Plan. On August 29, 1997, the Board of Directors amended the Incentive Plan to increase the number of shares authorized to award incentive options and nonqualified stock options by 600,000 shares to 1,300,000 shares. This amendment will be placed on the December 1997 shareholder meeting agenda for approval. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. If an award made under the Incentive Plan expires, is canceled or is otherwise terminated, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on August 24, 2004.

     ADMINISTRATION. The Incentive Plan is administered by a committee (the "Committee"). Subject to the provisions of the Incentive Plan, the Committee has authority to select those officers and other employees of the Company to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards.

     STOCK OPTIONS. Both incentive stock options and nonqualified stock options (collectively referred to as "Stock Options") may be granted pursuant to the Incentive Plan. All Stock Options granted under the Incentive Plan will have an exercise price per share to be determined by the Committee, provided that the exercise price per share under each Stock Option shall not be less than the fair market value of a share of Common Stock at the time the Stock Option is granted (110% of such fair market value in the case of incentive stock options granted to a shareholder who owns 10% or more of the Company's Common Stock). The maximum term for all Stock Options granted under the Incentive Plan is ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock). Stock Options are exercisable at such time and in such installments as the Committee may provide at the time the Stock Option is granted. During fiscal 1997, the Compensation Committee granted incentive stock options to purchase 162,000 shares of Common Stock under the Incentive Plan to certain officers and employees of the Company. At July 31, 1997, 637,800 incentive stock options were outstanding. The options generally have a four-year vesting period and are exercisable at prices per share ranging from $9.75 to $15.95. One-fifth of such options will become exercisable six months after the date of grant and on each of the first four anniversaries of the date of grant. In the event of a change in control of the Company, as defined in the Incentive Plan, awards under the Incentive Plan become exercisable within 60 days of the change in control. The number of options exercisable as of July 31, 1997 were 315,300.

     On September 29, 1995, the Board modified the terms of the incentive stock options granted to Messrs. Torres, Gawlik and Moya during fiscal 1995, such that the options vest and become exercisable within one year from the date of grant. The exercise price per share of all such Stock Options is equal to $13.48. On May 16, 1996, Mr. Gamoran was granted 100,000 options to purchase stock in the Company at $13.75 per share. Of the 100,000 options granted to Mr. Gamoran, 20,000 of said options vested immediately, and one-third of the remaining options will become exercisable on each of the first three anniversaries of the date of grant. Mr. Gamoran shall have a period of five years from the date of each vesting in which to exercise these options. All options granted to the officers of the Company prior to December 9, 1996 were canceled and re-issued at an exercise price of $11.00 per share, with Mr. Torres' exercise price being $12.10 per share, or 100% and 110% respectively, of the quoted close price of the Company's Common Stock on such dates. The vesting periods for such options were modified to give credit for the prior holding periods.

     RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to officers and employees subject to conditions established by the Committee. The terms of a restricted stock award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the award is made. Unless the Committee determines otherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive all dividends thereon. The Committee may determine at the time of an award of restricted stock that dividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock shall set forth the terms and conditions of such awards and the effect of a grantee's termination of employment. No restricted stock has been issued pursuant to the Incentive Plan as of July 31, 1997.

     TERMINATION AND AMENDMENT. The Incentive Plan may be terminated or amended by the Board of Directors, provided that, in the absence of shareholder approval, no amendment of the Incentive Plan may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan, change the exercise price of a Stock Option, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment of the Incentive Plan may adversely alter or impair any Stock Option or share of restricted stock awarded under the Incentive Plan prior to such amendment without the consent of the holder thereof.

NON-PLAN OPTIONS

     In addition to the Stock Options granted pursuant to the Incentive Plan, during fiscal 1997 the Company granted nonqualified stock options outside of the Incentive Plan to purchase 10,000 shares of Common Stock (the "Non-Plan Options") to each of the outside Directors of the Company, Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $11.00, or 100% of the closing sales price of the Common Stock on the date of the grant, and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant. The number of Non-Plan Options exercisable as of July 31, 1997 were 79,400.

     On August 29, 1997, the Company granted nonqualified stock options outside of the Incentive Plan to purchase 20,000 shares of Common Stock to each of Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $19.00, or 100% of the quoted close price of the Common Stock on the date of grant, and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant.

     In connection with the employment of Raymond Braun in January 1997, options to purchase 200,000 shares of Common Stock were granted at a purchase price of $8.00 per share. These options vest on or after the first day of each calendar month, commencing February 1, 1997, through and including January 1, 2002, up to one sixtieth (1/60) of the total number of shares. In connection with these option grants, the Company recognized $82,000 of compensation expense and $618,000 of unearned compensation in fiscal 1997.

     On August 29, 1997, the Board granted stock options to purchase 412,500 shares of Common Stock to certain officers and employees of the Company at an exercise price of $19 per share.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1997, and as adjusted to give effect to the sale of 3,135,000 shares of Common Stock in the Offering, by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that each shareholder named in this table has sole investment and voting power with respect to the shares set forth opposite such shareholder's name.

                                           SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                            OWNED PRIOR TO THE                        OWNED AFTER THE
                                                 OFFERING                                 OFFERING
                                          ----------------------    SHARES BEING   ----------------------
            BENEFICIAL OWNER                NUMBER       PERCENT      OFFERED        NUMBER       PERCENT
----------------------------------------  -----------    -------    ------------   -----------    -------
Arturo G. Torres(1).....................    1,535,990(1)  30.79%       500,000       1,035,990(1)  13.74%
Mark A. Gawlik..........................      230,321      4.65         --             230,321      3.07
Francisco Saez Moya.....................      275,586      5.57         82,200         193,386      2.58
Berto Guerra, Jr........................       53,465      1.09         15,000          38,465      *
James F. Place..........................       39,873      *             5,000          34,873      *
Tomas Duran.............................       18,300      *            10,800           7,500      *
Raymond G. Braun........................       40,930      *            --              40,930      *
Saul Gamoran............................       76,667      1.54         --              76,667      1.02
Ottis W. Byers..........................       16,000      *            11,000           5,000      *
Steve K. C. Liao........................       18,500      *            11,000           7,500      *
                                          -----------               ------------   -----------
All directors and executive officers as
  a group (10 persons)..................    2,305,632                  635,000       1,670,632
                                                                    ============

------------

 * Less than 1%

(1) Includes 49,200 shares held in trust for the benefit of Mr. Torres' three minor children (16,400 shares each), for which Mr. Torres is the trustee.

     The business address of all executive officers and directors of the Company is 4400 Tejasco, San Antonio, Texas 78218.

                              CERTAIN TRANSACTIONS

     To partially finance the acquisition of Ace, in June 1996 Mr. Torres provided a $3.0 million unsecured subordinated demand loan to the Company. During fiscal 1997, the Company paid Mr. Torres $257,800 in interest expense. The note was repaid in full in July 1997.

     On February 19, 1997, Play-By-Play Europe entered into an agreement with Banco Santander, S.A., Valencia, Spain, to open a $2.0 million standby letter of credit, which is personally guaranteed with 35,000 shares of the Company's Chief Executive Officer's personal common stock investment in a company that is not affiliated with Play-By-Play. No remuneration was paid by the Company to its Chief Executive Officer as consideration for this guarantee. The letter of credit will mature on October 31, 1997. The Company believes that it will be able to successfully renew this letter of credit on substantially similar terms.

     The Company leases a building used as a video arcade located in Odessa, Texas, from Mr. Torres. Rental expense for such arcade was approximately $7,400 during fiscal 1997. The Company believes that the terms of the lease are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

     Mr. Place, a Director of the Company, is a partner in Espinoza's Pizza Company, Ltd. ("Espinoza") which owns and operates 11 restaurants in which the Company has placed coin-operated amusement game machines. Espinoza was paid, as its percentage of revenues attributable to such games, approximately $101,000 during fiscal 1997. The Company believes that the arrangements with and the amounts paid to Espinoza are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

     Mr. Torres leases seven land and building packages to Pizza Hut of America, Inc. ("Pizza Hut") and one land and building package to Espinoza. The Company has entered into revenue sharing agreements with Pizza Hut and Espinoza concerning the placement of amusement machines which may benefit Mr. Torres due to percentage rent provisions in these real property leases. The Company paid Pizza Hut approximately $700,000 and Espinoza approximately $101,000 during fiscal 1997, pursuant to the terms of such revenue sharing agreements. The Company believes the amounts paid to Pizza Hut and Espinoza were fair and reasonable and were on terms at least as favorable as would be available from non-affiliated parties.

     During fiscal 1996, Play-By-Play Europe subcontracted stuffing services to a company, Tuexa Export, S.A. ("Tuexa"), whose major shareholder was Mr. Moya. As of October 8, 1996, Mr. Moya sold his interest in Tuexa for a nominal amount. The Company paid Tuexa $100,000 during the period from August 1, 1996 through October 8, 1996. The Company believes that the arrangements with and the amount paid to Tuexa are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

     Mr. Duran, a Director of the Company, is an insurance agent acting on behalf of the insurance companies that provide health and property insurance to the Company. Mr. Duran received commissions from the insurance companies in the amount of $36,000 for the year ended July 31, 1997 related to insurance purchased by the Company. In this regard, the Company incurred premiums of approximately $956,000 for insurance premiums in the year ended July 31, 1997. The Company believes that the arrangements with and the amounts paid to the insurance companies are fair and reasonable.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, no par value, of which 4,904,100 shares are currently outstanding and (ii) 10,000,000 shares of preferred stock, no par value ("Preferred Stock"), none of which are currently outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of shareholders. Cumulative voting of shares of Common Stock is prohibited. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Subject to the prior rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities and payment in full to holders of shares of Preferred Stock then outstanding, if any, of any amount required to be paid under the terms of such Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to the Company's Articles of Incorporation, the Board of Directors is authorized to issue from time to time up to 10,000,000 shares of Preferred Stock, in one or more series, and the Board of Directors is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting right, any rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. There are no shares of Preferred Stock outstanding and the Company has no present plans to issue any shares of Preferred Stock.

     Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, diluting the voting rights of holders of Common Stock, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock, including, without limitation, any liquidation of preferences which may relate to such Preferred Stock.

CERTAIN ANTI-TAKEOVER MATTERS

     The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes of directors of as equal size as possible, with the term of each class expiring in consecutive years so that only one class is elected in any given year, resulting in directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The classified board provision could increase the likelihood that, in the event of a takeover of the Company, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change of control of the Company.

     The Company's Articles of Incorporation provide that directors may be removed from office, but only for cause, and that any action taken by shareholders to remove one or more directors for cause may only be taken by the affirmative vote of the holders of at least two-thirds of the shareholders at a meeting called for such purpose. However, if the Company's Board of Directors, by an affirmative vote of at least two-thirds of all members of the Board of Directors then in office, recommends removal of a director or directors to the shareholders, such removal may be affected by the affirmative vote of a majority of the shareholders at a meeting of the shareholders called for that purpose. The Company's Bylaws may be adopted, amended or repealed by a two-thirds vote of (i) the shareholders or
(ii) the full Board of Directors.

     The Company's Articles of Incorporation require, in addition to any vote required by law or agreement, the affirmative vote by at least two-thirds of either (i) the outstanding shares of "voting stock" or (ii) the Board of Directors, in order to approve, authorize, adopt or consummate by the Company and any of its subsidiaries any "business combination" with a "related person." A "business combination" includes (i) any merger or consolidation of the Company with or into a "related person," (ii) any merger or consolidation of a "related person" with or into the Company, (iii) any transfer of a substantial part (20% or more) of the assets of the Company to a "related person," (iv) any transfer of a substantial part (20% or more) of the assets of a "related person" to the Company, (v) the issuance of any securities of the Company to a "related person," (vi) certain reclassifications and recapitalizations, (vii) any partial or complete liquidation, spin-off, split off, or split-up or similar transaction of the Company involving a "related person," and (vii) any transaction, event, agreement, contract, commitment or other arrangement that provides for, is intended to or is likely to have an effect similar to the above. A "related person" includes, but is not limited to, any person that owns or is the beneficial owner of five percent or more of the outstanding shares of the Company's voting stock. "Voting stock" constitutes shares which are entitled to vote for the election of the Company's directors. A related person's voting stock is excluded from the calculation of shareholder votes relating to a "business combination."

REGISTRATION RIGHTS

     In connection with the Company's July 1997 issuance of its 8% convertible debentures in the aggregate amount of $15 million, the Company granted to the holders of Common Stock received upon conversion, if any, of such convertible debentures certain demand and "piggy-back" registration rights. The piggy-back registration rights entitle such holders to have their shares of Common Stock included in a registration statement filed by the Company with the Securities and Exchange Commission. In addition, the Ace Sellers have similar "piggy-back" registration rights covering 35,000 shares of Common Stock received upon exercise of a warrant.

     In connection with the Company's initial public offering in 1995, the Company granted to the managing underwriters of such offering certain "piggy-back" registration rights, which entitle such parties to have their shares of Common Stock, if any, received upon exercise of warrants held by such parties to be included in a registration statement filed by the Company with the Securities and Exchange Commission in connection with an underwritten offering of Common Stock.

     These parties have waived their registration rights with respect to this Offering.

WARRANTS

     In connection with the Ace acquisition, the Company issued to the Ace Sellers a warrant to purchase 35,000 shares of Common Stock at an exercise price of $14.90 per share. This warrant is exercisable through May 1, 2001.

     In connection with its 1995 initial public offering, the Company granted to the managing underwriters warrants to purchase an aggregate of 82,000 shares of Common Stock at an exercise price of $14.70 per share. These warrants are exercisable through July 19, 2000.

LIMITATION ON LIABILITY

     As authorized by the Texas Business Corporation Act, the Company's Articles of Incorporation provide that to the fullest extent permitted by Texas law, as the same exists or may hereafter be amended, directors and former directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or that involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether or not the benefit resulted from action taken within the scope of the director's office, or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Substantially all of the shares of Common Stock held by the Company's Board of Directors and executive officers are eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the restrictions of Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least one year has passed since the later of the time such shares were acquired from the Company or an affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of (i) 1% of the then outstanding shares of Common Stock (74,539 shares upon completion of the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Under Rule 144(k), any person who has not been an affiliate of the Company for a period of three months preceding a sale of Restricted Shares is entitled to sell such shares without regard to such volume limitations if at least two years have passed since the later of the time such shares were acquired from the Company or an affiliate of the Company. Shares held by persons who are deemed to be affiliates of the Company are subject to such volume limitations regardless of how long they have been owned or how they were acquired. The Company is unable to estimate the number of Restricted Shares that may be sold from time to time under Rule 144, since such number will depend on the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors.

     The Company and its executive officers and directors have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of the representatives of the Underwriters, sell or otherwise dispose of any of their shares of Common Stock other than shares issued in connection with employee benefit plans.

     After giving effect to the Offering, the Company will have outstanding 7,453,900 shares of Common Stock. There are also, after giving effect to the Offering, (i) 1,412,700 shares of Common Stock reserved for issuance under outstanding options to purchase shares of Common Stock, (ii) 117,000 shares of Common Stock subject to outstanding warrants and (iii) a maximum of 882,353 shares of Common Stock issuable upon partial or total conversion, if any, of the Company's outstanding convertible debentures. In addition, various persons have "piggy-back" and demand registration rights to register shares of Common Stock issuable upon the exercise of certain warrants for public sale under the Securities Act. The preparation and filing of any registration statements filed in connection with the exercise of registration rights will be at the expense of the Company. See "Description of Capital Stock -- Registration Rights."

     The Company has filed a registration statement on Form S-8 under the Securities Act to register certain of the shares of Common Stock currently issuable or reserved for future issuance under the Incentive Plan or pursuant to the Non-Plan Options. Shares purchased upon exercise of the Non-Plan Options or options granted pursuant to the Incentive Plan generally are available for resale in the public market to the extent the stock transfer restriction agreements with the Underwriters have expired, except that any such shares issued to affiliates are subject to the volume limitations and certain other restrictions of Rule 144.

     The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company, the Selling Shareholders and each of the Underwriters named below (the "Underwriters"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company and the Selling Shareholders, the aggregate number of shares of Common Stock set forth opposite its name below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby if any such shares are purchased.

                                           NUMBER OF
              UNDERWRITER                   SHARES
----------------------------------------   ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...............
Rauscher Pierce Refsnes, Inc............
Gerard Klauer Mattison & Co., Inc.......

                                           ---------
              Total.....................   3,135,000
                                           =========

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $     per share. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $     per share to
obtain certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

     The Company and one of the Selling Shareholders have granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 375,000 and 95,250 shares of Common Stock, respectively, at the public offering price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise this option to cover overallotments, if any, made on the sale of the shares of Common Stock offered hereby. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 3,135,000 shares of Common Stock initially offered hereby.

     The Company and its executive officers and directors have agreed not to (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 90 days from the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, except for any shares of Common Stock issued or options to purchase Common Stock granted pursuant to the Company's benefit plans described above.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with this Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In connection with this Offering, the Underwriters or their respective affiliates and selling group members (if any) who are qualified market makers on Nasdaq may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed (or a related security) to engage in limited market making transactions during the period when Regulation M under the Exchange Act would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed (or such related security).

     In the ordinary course of their business, certain of the Underwriters have engaged in transactions with and performed services for the Company.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby is being passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheets of Play-By-Play Toys & Novelties, Inc. as of July 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended July 31, 1997, 1996 and 1995, and the consolidated statements of operations and cash flows of Ace Novelty Co., Inc. for the years ended December 31, 1995 and 1994, included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus as permitted by the rules and regulations of the Securities and Exchange Commission. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete; reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. The Registration Statement and accompanying exhibits and schedules may by inspected and copies may be obtained (at prescribed rates) at the public reference facilities of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     The Company is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above. In addition, these reports, proxy statements and other information may also be obtained from the web site that the Securities and Exchange Commission maintains at HTTP://WWW.SEC.GOV.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                        PAGE
                                        ----

Play By Play Toys & Novelties, Inc.
  and Subsidiaries Consolidated
  Financial Statements:

     Report of Independent
      Accountants....................   F-2

     Consolidated Balance Sheets as
      of July 31, 1997 and 1996......   F-3

     Consolidated Statements of
      Income for the Years Ended July
      31, 1997, 1996 and 1995........   F-4

     Consolidated Statements of
      Shareholders' Equity for the
      Years Ended July 31, 1997,
       1996 and 1995.................   F-5

     Consolidated Statements of Cash
      Flows for the Years Ended July
      31, 1997, 1996
       and 1995......................   F-6

     Notes to Consolidated Financial
      Statements.....................   F-7

Ace Novelty Co., Inc. and
  Subsidiaries Consolidated Financial
  Statements:

     Report of Independent
      Accountants....................   F-25

     Consolidated Statements of
      Operations for the Three Months
      Ended March 31, 1996
      (Unaudited) and the Years Ended
      December 31, 1995 and 1994.....   F-26

     Consolidated Statements of Cash
      Flows for the Three Months
      Ended March 31, 1996
      (Unaudited) and the Years Ended
      December 31, 1995 and 1994.....   F-27

     Notes to Consolidated Financial
      Statements.....................   F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Shareholders and Board of Directors
Play By Play Toys & Novelties, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Play By Play Toys & Novelties, Inc. and Subsidiaries as of July 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Play By Play Toys & Novelties, Inc. and Subsidiaries as of July 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

                                                         COOPERS & LYBRAND
L.L.P.

Austin, Texas
October 20, 1997

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                   JULY 31,
                                       --------------------------------
                                            1997             1996
                                       ---------------  ---------------
               ASSETS
Current assets:
  Cash and cash equivalents..........  $     4,960,612  $       531,040
  Accounts and notes receivable, less
     allowance for doubtful
     accounts of $3,213,653 and
     $1,621,603......................       37,728,254       28,820,318
  Inventories........................       47,239,520       41,101,301
  Other current assets...............        3,781,724        4,203,291
                                       ---------------  ---------------
       Total current assets..........       93,710,110       74,655,950
Property and equipment, net..........       14,985,887       15,130,186
Goodwill, less accumulated
amortization of $365,433 and
$17,943..............................       14,412,736       13,215,035
Other assets.........................        2,796,841        1,920,689
                                       ---------------  ---------------
       Total assets..................  $   125,905,574  $   104,921,860
                                       ===============  ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdraft.....................  $       461,220  $     2,357,436
  Note payable to shareholder........        --               3,000,000
  Notes payable to banks and
  others.............................       22,607,721       21,775,809
  Current maturities of long-term
  debt...............................        3,472,017        4,518,411
  Current obligations under capital
  leases.............................          691,333          379,534
  Accounts payable, trade............       22,340,182       15,693,183
  Other accrued liabilities..........        5,831,652        5,021,357
  Income taxes payable...............        2,437,432        1,776,737
  Deferred income tax payable........          496,431          223,459
                                       ---------------  ---------------
       Total current liabilities.....       58,337,988       54,745,926
                                       ---------------  ---------------
Long-term liabilities:
  Long-term debt, net of current
  maturities.........................        7,320,233       10,434,378
  Convertible subordinated
  debentures.........................       15,000,000        --
  Obligations under capital leases...          917,506          661,826
  Deferred income tax payable........          660,918          379,661
                                       ---------------  ---------------
       Total liabilities.............       82,236,645       66,221,791
                                       ---------------  ---------------
Commitments and contingencies
Shareholders' equity:
  Preferred stock -- no par value;
     10,000,000 shares authorized; no
     shares issued...................        --               --
  Common stock -- no par value;
     20,000,000 shares authorized;
     4,901,300 and 4,841,100 shares
     issued..........................            1,000            1,000
  Additional paid-in capital.........       35,006,539       33,746,597
  Deferred compensation..............         (618,333)       --
  Cumulative foreign currency
     translation adjustments.........       (2,303,027)        (414,306)
  Retained earnings..................       11,582,750        5,366,778
                                       ---------------  ---------------
       Total shareholders' equity....       43,668,929       38,700,069
                                       ---------------  ---------------
       Total liabilities and
          shareholders' equity.......  $   125,905,574  $   104,921,860
                                       ===============  ===============

   The accompanying notes are an integral part of the consolidated financial statements.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                     YEAR ENDED JULY 31,
                                       -----------------------------------------------
                                            1997             1996            1995
                                       ---------------  --------------  --------------
Net sales............................  $   137,386,257  $   74,197,301  $   47,730,510
Cost of sales........................       89,797,884      50,049,224      31,015,788
                                       ---------------  --------------  --------------
     Gross profit....................       47,588,373      24,148,077      16,714,722
Selling, general and administrative
expenses.............................       34,441,660      17,471,966      12,678,196
                                       ---------------  --------------  --------------
     Operating income................       13,146,713       6,676,111       4,036,526
Interest expense.....................       (4,414,701)       (660,135)     (1,051,209)
Interest income......................          215,895         547,807          21,438
Other income (loss)..................           (7,785)        107,981        --
                                       ---------------  --------------  --------------
     Income from continuing
       operations before
       income tax....................        8,940,122       6,671,764       3,006,755
Income tax provision.................       (2,724,150)     (2,619,649)     (1,108,157)
                                       ---------------  --------------  --------------
     Income from continuing
       operations....................        6,215,972       4,052,115       1,898,598
Discontinued operations:
     Loss from discontinued
     operations......................        --               (145,036)       (259,361)
     Loss on disposal of discontinued
       operations....................        --               (239,002)       --
                                       ---------------  --------------  --------------
     Net income......................  $     6,215,972  $    3,668,077  $    1,639,237
                                       ===============  ==============  ==============
Income per share:
     Primary:
          Continuing operations......  $          1.25  $         0.84  $         0.73
          Discontinued operations....        --                  (0.08)          (0.10)
                                       ---------------  --------------  --------------
          Net income per share.......  $          1.25  $         0.76  $         0.63
                                       ===============  ==============  ==============
     Fully diluted:
          Continuing operations......  $          1.21  $         0.84  $         0.73
          Discontinued operations....        --                  (0.08)          (0.10)
                                       ---------------  --------------  --------------
          Net income per share.......  $          1.21  $         0.76  $         0.63
                                       ===============  ==============  ==============
Weighted average shares outstanding:
     Primary.........................        4,959,585       4,841,100       2,612,333
                                       ===============  ==============  ==============
     Fully diluted...................        5,178,625       4,841,100       2,612,333
                                       ===============  ==============  ==============

   The accompanying notes are an integral part of the consolidated financial statements.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                               CUMULATIVE
                                                                                                 FOREIGN
                                              COMMON STOCK       ADDITIONAL                     CURRENCY
                                           ------------------     PAID-IN        DEFERRED      TRANSLATION     RETAINED    TREASURY
                                            SHARES     AMOUNT     CAPITAL      COMPENSATION    ADJUSTMENTS     EARNINGS     STOCK
                                           --------    ------    ----------    ------------    -----------    ----------   --------
Balance, August 1, 1994.................   2,514,120   $1,000    $9,282,916        --          $ (183,868)    $   59,464   $(50,000)
Net income..............................                                                                       1,639,237
Stock distributed as compensation.......     26,980                  14,915
Foreign currency translation
  adjustments...........................                                                          389,788
Stock issued in initial public
  offering..............................   2,000,000             20,873,319
                                           --------    ------    ----------    ------------    -----------    ----------   --------
Balance, July 31, 1995..................   4,541,100   1,000     30,171,150        --             205,920      1,698,701   (50,000)
Net income..............................                                                                       3,668,077
Warrants issued.........................                            245,350
Foreign currency translation
  adjustments...........................                                                         (620,226)
Stock issued for exercise of
  over-allotment option of IPO..........    300,000               3,380,097
Retirement of treasury
  stock.................................                            (50,000)                                                50,000
                                           --------    ------    ----------    ------------    -----------    ----------   --------
Balance, July 31, 1996..................   4,841,100   1,000     33,746,597        --            (414,306)     5,366,778     --
Net income..............................                                                                       6,215,972
Acquisition of TLC......................     40,000                 345,000                       (47,470)
Foreign currency translation
  adjustments...........................                                                       (1,841,251)
Exercise of stock options...............     20,200                 214,942
Deferred employee compensation..........                            700,000     $ (700,000)
Amortization of deferred compensation...                                            81,667
                                           --------    ------    ----------    ------------    -----------    ----------   --------
Balance, July 31, 1997..................   4,901,300   $1,000   $35,006,539    $ (618,333)    $(2,303,027)   $11,582,750   $ --
                                           ========    ======    ==========    ============    ===========    ==========   ========

                                              TOTAL
                                          SHAREHOLDERS'
                                              EQUITY
                                          --------------
Balance, August 1, 1994.................    $9,109,512
Net income..............................     1,639,237
Stock distributed as compensation.......        14,915
Foreign currency translation
  adjustments...........................       389,788
Stock issued in initial public
  offering..............................    20,873,319
                                          --------------
Balance, July 31, 1995..................    32,026,771
Net income..............................     3,668,077
Warrants issued.........................       245,350
Foreign currency translation
  adjustments...........................      (620,226)
Stock issued for exercise of
  over-allotment option of IPO..........     3,380,097
Retirement of treasury
  stock.................................       --
                                          --------------
Balance, July 31, 1996..................    38,700,069
Net income..............................     6,215,972
Acquisition of TLC......................       297,530
Foreign currency translation
  adjustments...........................    (1,841,251)
Exercise of stock options...............       214,942
Deferred employee compensation..........       --
Amortization of deferred compensation...        81,667
                                          --------------
Balance, July 31, 1997..................    $43,668,929
                                          ==============

   The accompanying notes are an integral part of the consolidated financial statements.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED JULY 31,
                                          -----------------------------------------------
                                               1997            1996             1995
                                          --------------  ---------------  --------------
Cash flows from operating activities:
  Net income............................  $    6,215,972  $     3,668,077  $    1,639,237
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
       Depreciation and amortization....       2,041,950          806,860         735,327
       Provision for doubtful accounts
          receivable....................       2,024,847        1,163,346         660,569
       Deferred income tax provision
          (benefit).....................         554,229          (74,913)       (100,007)
       Amortization of deferred
          compensation..................          81,667        --               --
       Gain on sale of property and
          equipment.....................         (51,356)          (3,718)        (33,800)
       Loss from discontinued
          operations....................        --                159,359        --
       Stock distributed as
          compensation..................        --              --                 14,915
       Change in operating assets and
          liabilities (net of
          acquisitions):
             Accounts and notes
               receivable...............      (9,822,434)      (7,030,009)     (3,500,808)
             Inventories................      (5,343,092)     (13,325,525)     (2,051,931)
             Prepaids and other
               assets...................         985,489       (2,488,704)        150,026
             Accounts payable and
               accrued liabilities......       4,513,600        2,519,138       4,317,955
             Income taxes payable.......         647,106        1,190,791         336,141
                                          --------------  ---------------  --------------
               Net cash provided by
                  (used in) operating
                  activities............       1,847,978      (13,415,298)      2,167,624
                                          --------------  ---------------  --------------
Cash flows from investing activities:
  Purchase of property and equipment....        (791,869)      (1,770,244)     (1,176,147)
  Proceeds from sale of property and
     equipment..........................        --                  7,794         112,487
  Proceeds from sale of restaurants.....        --                 79,643        --
  Purchase of TLC, net of cash
     acquired...........................        (488,811)       --               --
  Purchase of Ace, net of cash
     acquired...........................        --            (39,168,902)       --
  Maturity (purchase) of short-term
     investments........................        --                973,168        (973,168)
  Payments for intangible assets........         (29,999)         (45,919)        (27,860)
                                          --------------  ---------------  --------------
               Net cash used in
                  investing
                  activities............      (1,310,679)     (39,924,460)     (2,064,688)
                                          --------------  ---------------  --------------
Cash flows from financing activities:
  Proceeds from public offering of
     common
     stock, net.........................        --              3,380,097      20,873,319
  Net borrowings (repayments) under
     Revolving Credit Agreement.........         831,912       19,342,177      (5,505,799)
  Payment of note payable to
     shareholder........................      (3,000,000)       --               --
  Costs related to issuance of debt.....        (823,862)        (755,115)       --
  Proceeds from long-term debt..........      15,000,000       14,900,000         121,090
  Repayment of long-term debt...........      (3,964,594)         (99,869)       (537,088)
  Repayment of capital lease
     obligations........................        (628,658)        (202,753)       (198,997)
  Proceeds from exercise of stock
     options............................         214,942        --               --
  Increase (decrease) in bank
     overdraft..........................      (1,896,216)       2,357,436
                                          --------------  ---------------  --------------
               Net cash provided by
                  financing
                  activities............       5,733,524       38,921,973      14,752,525
                                          --------------  ---------------  --------------
Effect of foreign currency exchange
  rates.................................      (1,841,251)        (620,226)        389,788
                                          --------------  ---------------  --------------
          Increase (decrease) in cash
             and cash equivalents.......       4,429,572      (15,038,011)     15,245,249
Cash and cash equivalents at beginning
  of period.............................         531,040       15,569,051         323,802
                                          --------------  ---------------  --------------
Cash and cash equivalents at end of
  period................................  $    4,960,612  $       531,040  $   15,569,051
                                          ==============  ===============  ==============

   The accompanying notes are an integral part of the consolidated financial statements

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FORMATION

     Play By Play Toys & Novelties, Inc. ("PBP," and together with all majority-owned subsidiaries, the "Company") was formed in January 1992, and purchased the amusement toy operations on May 18, 1992 from Pizza Management, Inc., a company previously owned by the Company's CEO.

     The Company's principal business is to design, develop, market and distribute stuffed toys, electronic plush toys and sculpted toy pillows and to market and distribute a broad line of novelty items. The Company sells these products to customers in the amusement and retail markets. The Company's toy operations accounted for 97.7% of net sales for fiscal 1997.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of PBP and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year presentation.

  PERVASIVENESS OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FOREIGN CURRENCY TRANSLATION

     All balance sheet accounts of foreign subsidiaries are translated from foreign currencies into U.S. dollars at the year-end rates of exchange, while income and expense accounts are translated at average currency exchange rates in effect during the period. The resulting translation adjustment is recorded as a separate component of shareholders' equity. Gains and losses from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in other income. The foreign currency transaction gain (loss) for fiscal 1997 and 1995 was not material, and a gain of $108,000 was recorded in fiscal 1996. Transaction gains and losses occur primarily from sales in Europe and purchases of products by the Company's foreign subsidiaries from suppliers in the Far East.

     Pursuant to the terms of certain of the Company's license agreements, the Company must pay royalties on these licenses in Canadian dollars. The Company's subsidiary in Spain also has a license agreement that requires the subsidiary to pay royalties in United States dollars. As a result of these license agreements, the Company experiences currency risk to the extent that exchange rates fluctuate from the date the royalty liability is incurred until the date the royalty is actually paid to the licensor. Additionally, the Company is exposed to foreign currency risk for intercompany receivable and payable transactions through the settlement date.

     Historically, no attempt has been made to manage, by means of hedging or derivatives, the risk of potential currency fluctuations. The total unhedged exposure related to currency risk at July 31, 1997 was $3.2 million.

  CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all time deposits with original maturities of three months or less to be cash equivalents.

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company's cash and cash equivalents consist of highly liquid cash deposits in major financial institutions. The Company's trade receivables result primarily from its retail and amusement operations and reflect a broad customer base. The Company generally requires no collateral from its customers; however, it routinely assesses the financial strength of its customers. No customer accounted for more than 10% of the Company's net sales in fiscal 1997, 1996 and 1995.

     The majority of the Company's manufacturing is arranged directly by the Company with the manufacturing facilities. To date, a substantial portion of the Company's products have been manufactured by third parties in the People's Republic of China. The Company does not have long-term contracts with any of the manufacturers. Although the Company has begun to arrange alternate sources of manufacturing outside of China, the Company has made no definitive plans for securing alternate sources in the event its present arrangements with Chinese manufacturers prove impossible to maintain, and there can be no assurance that there would be sufficient alternate manufacturing facilities to meet the increased demand for production which would likely result from a disruption of manufacturing sources in China. No manufacturer accounted for more than 10% of the Company's purchases of toy products during fiscal 1997, 1996 or 1995, with the exception of Tri-State Manufacturing (China), Ltd. ("Tri-S"), which accounted for 26.3%, 24.5% and 25.6% of such purchases during fiscal 1997, 1996 and 1995, respectively. During such period, Tri-S manufactured plush PLAY-FACES (registered trademark) and the COCA-COLA (registered trademark) brand plush POLAR BEAR products. Tri-S is currently one of several manufacturers of these products for the Company.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost of PBP's U.S. inventory is primarily determined using the last-in, first-out (LIFO) method. Operating supplies and inventory at PBP's subsidiary in Spain and from the acquisition of Ace Novelty Co., Inc. ("Ace") are determined by the first-in, first-out (FIFO) method, and inventory-in-transit is determined based on the specific identification method.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Maintenance and repairs are charged to operations, and replacements or betterments are capitalized. Property or equipment sold, retired, or otherwise disposed of is removed from the accounts, and any gains or losses thereon are included in operations. Depreciation and amortization are determined using the straight-line method.

     Property and equipment is depreciated and amortized as follows:

                                                        TERM
                                       --------------------------------------
Building.............................                 20 years
Equipment............................                 10 years
Vehicles.............................                 3 years
Computer equipment...................                 7 years
Leasehold improvements...............      Life of the lease (5-20 years)

  INTANGIBLE ASSETS

     Goodwill represents the excess purchase price over the fair value of net assets acquired and is amortized over twenty to forty years (principally forty years) using the straight-line method.

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Other intangible assets consist primarily of debt issuance costs, which are amortized over the term of the related debt on a straight-line basis, which approximates the interest method.

  IMPAIRMENT OF LONG-LIVED ASSETS

     At each balance sheet date, the Company evaluates the propriety of the carrying amount of its long-lived assets. In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation of impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The Company recorded no such write-downs during any of the periods presented.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount reported in the consolidated balance sheet of cash and cash equivalents, short-term investments, accounts and notes receivable, accounts payable, and long term debt approximates its fair value. The Company estimates the fair value of notes receivable by discounting the future cash flows of the instrument, using the Company's incremental rate of borrowing for a similar instrument.

  REVENUE RECOGNITION

     Revenues from sales to customers are recognized when products are shipped.

  ADVERTISING

     The costs of producing media advertising is capitalized as incurred and amortized over the related product sales, not to exceed the advertising period. Committed media communication costs are accrued as a cost of sale of the related product. Cost incurred in the production of catalogs are deferred and charged to operations in the period in which the related catalogs are mailed.

  INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     The Company does not provide U.S. Federal income taxes on undistributed earnings of its foreign subsidiaries as such earnings are intended to be permanently reinvested in those operations.

  EARNINGS PER SHARE

     Earnings per share are computed using the weighted average number of common and common equivalent shares (when dilutive) outstanding during each period. Common equivalent shares include stock options and warrants. Earnings per share assuming full dilution is determined by dividing net income plus tax-effected convertible debt interest by the weighted average number of common shares outstanding during the year after giving effect for common stock equivalents arising from stock options and for convertible debt assumed converted to common stock.

3.  NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share". SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED) requirements. The statement is effective for periods ending after December 15, 1997, including interim periods.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Restated Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     Management does not believe the implementation of these recent accounting pronouncements will have a material effect on its consolidated financial statements.

4.  ACQUISITIONS

     In June 1996, the Company acquired substantially all of the operating assets, business operations and facilities (the "Acquisition") of Ace. The operating results of the Acquisition are included in the Company's consolidated results of operations from the date of acquisition. The purchase price of approximately $44.7 million consists of $39.2 million in cash, $2.9 million in subordinated debt, $2.4 million in related direct costs, and $0.2 million in the form of warrants issued by the Company to the former owners of Ace ("Sellers") to purchase up to 35,000 shares of the Company's Common Stock, commencing one year from the date of acquisition. The Acquisition has been accounted for using the purchase method. The Company recorded approximately $14.1 million of goodwill, which is the excess of the total purchase price over the fair value of net assets acquired. Included in the calculation of net assets is approximately $3.8 million in certain trade payables and accrued liabilities, which the Company assumed. This goodwill is being amortized on a straight-line basis over a 40-year period.

     The debt incurred by the Company in connection with the Acquisition consisted of (i) approximately $34.0 million in revolving credit and term loans under the Revolving Credit Term Loan with Letter of Credit Facility dated June 20, 1996 ("Credit Facility"), which has a maximum aggregate commitment of $65 million among The Chase Manhattan Bank, formerly Chemical Bank, (the "Bank") as agent, Heller Financial, Inc., Bank of America, Union Bank of California, and Texas Commerce Bank N.A. (the "Lenders"), and the Company, Ace Novelty Acquisition Co., Inc. ("ANAC") and Newco Novelty, Inc., a wholly owned subsidiary of ANAC, as borrowers (see Note 9) (ii) a $3.0 million subordinated loan from the Company's Chief Executive Officer, and (iii) a $2.9 million subordinated loan from Sellers.

     The following is a summary of the Ace assets acquired and liabilities assumed, at the date of Acquisition:

Current assets.......................  $   26,779,000
Property and equipment, net..........       8,737,000
Goodwill.............................      14,054,000
                                       --------------
       Total assets..................  $   49,570,000
                                       ==============
Current liabilities..................  $    4,826,000
                                       ==============

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  ACQUISITIONS (CONTINUED)

     In November 1996, the Company, through its wholly-owned subsidiary Play By Play Toys & Novelties Europe S.A., acquired all of the outstanding capital stock of The TLC Gift Company, Ltd. ("TLC") based in Doncaster, England. The Company effected the purchase of TLC by issuing 40,000 shares of restricted common stock to the sellers of TLC. The shares had a fair market value of $345,000 at the date of acquisition. The Company incurred $144,000 in costs directly related to the acquisition. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of acquisition. The Company acquired assets with an approximate value of $1.9 million and assumed liabilities of $2.6 million, resulting in goodwill of $1.1 million which is being amortized on a straight-line basis over 20 years. The operating results have been included in the Company's consolidated financial statements since the date of acquisition.

     Relative to the acquisition of Ace, the Company adjusted the purchase price allocation as contingent assets and liabilities were determined or realized in accordance with Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchase Enterprises." The Company increased goodwill approximately $821,000 during the year ended July 31, 1997 as a result of such purchase price allocation.

5.  DISCONTINUED OPERATIONS

     In March 1996, the Company sold all of the stock of Restaurants Universal Espa~na, S.A. ("Restaurants Universal"), its European subsidiary that operated two restaurants in Spain, to an unrelated third party, for 205,000,000 Spanish pesetas, which was approximately $1.6 million at the date of the sale. The sale resulted in a non-cash, non-recurring charge against earnings of approximately $239,000 and a loss from discontinued operations of approximately $145,000, for a total loss from discontinued operations of $384,000 in fiscal year 1996.

     The buyer paid approximately $80,000 in cash, and the Company financed the balance of the sales price of approximately $1.5 million with the acceptance of a non-interest bearing note from the purchaser which calls for monthly principal payments based on the greater of six percent of net annual sales of specific restaurants, including the restaurants sold by the Company, or a series of minimum monthly payments over a period of eight years. The note balance, net of imputed interest of approximately $450,000 calculated at a rate of 10%, is included in accounts and notes receivable on the Consolidated Balance Sheet. In the event that the buyer of the stock of Restaurants Universal fails to meet three months of the agreed-upon installment payments, whether alternate or consecutive, the Company may cancel the contract, with all of the stock reverting back to the Company.

     The operating results and the loss on the sale of the restaurants have been reported separately as a component of discontinued operations in the Consolidated Statements of Income for the twelve months ended July 31, 1996 and 1995. The Company realized no tax benefit from the loss on the sale of Restaurants Universal. Further, the Company had not previously recorded a tax benefit on the operating losses of Restaurants Universal. Summarized results of operations for Restaurants Universal are as follows:

                                             YEAR ENDED JULY 31,
                                          --------------------------
                                              1996          1995
                                          ------------  ------------
Net sales...............................  $  1,516,791  $  2,531,857
Cost of sales...........................     1,630,501     2,053,722
Net loss................................      (145,036)     (259,361)

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  INITIAL PUBLIC OFFERING

     On July 19, 1995, the Company sold 2,000,000 shares of its common stock in an initial public offering at a price of $12.25 per share. The net proceeds from the issuance and sale of common stock amounted to $20.9 million after deducting underwriter discounts and issuer expenses. Portions of the net proceeds were used to repay outstanding bank debt of $3.3 million plus accrued interest, and debt to the principal shareholder of $2.6 million plus accrued interest.

     On August 1, 1995, the underwriters of the Company's initial public offering purchased an additional 300,000 shares of the Company's common stock at $12.25 per share by exercising their over-allotment option. The net proceeds from the issuance and sale of the common stock amounted to $3.4 million after deducting underwriters' discounts and issuer expenses. The remaining outstanding debt to the principal shareholder of $2.5 million plus accrued interest was retired in August 1, 1995 with a portion of the net proceeds.

7.  INVENTORIES

     Inventories consist of the following:

                                                     JULY 31,
                                          ------------------------------
                                               1997            1996
                                          --------------  --------------
Purchased for resale....................  $   46,898,557  $   40,957,716
Operating supplies......................         340,963         143,585
                                          --------------  --------------
     Total..............................  $   47,239,520  $   41,101,301
                                          ==============  ==============

     Replacement cost of inventories approximates LIFO cost at each of the balance sheet dates. At July 31, 1997 and 1996 inventories in the amount of $26.2 million and $22.3 million, respectively, were valued using the FIFO and specific identification methods. The excess current cost over the LIFO value of inventories was $215,000 and $195,000 at July 31, 1997 and 1996, respectively.

8.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     JULY 31,
                                          ------------------------------
                                               1997            1996
                                          --------------  --------------
Buildings...............................  $    4,583,842  $    4,583,842
Equipment...............................      10,226,021      10,511,198
Vehicles................................         565,906         300,668
Computer equipment......................       1,694,072         571,312
Leasehold improvements..................       1,347,063         974,194
                                          --------------  --------------
                                              18,416,904      16,941,214
Accumulated depreciation and
  amortization..........................      (3,431,017)     (1,811,028)
                                          --------------  --------------
                                          $   14,985,887  $   15,130,186
                                          ==============  ==============

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  PROPERTY AND EQUIPMENT (CONTINUED)

     Included in property and equipment in the accompanying consolidated balance sheets are the following assets held under capital leases:

                                                   JULY 31,
                                          --------------------------
                                              1997          1996
                                          ------------  ------------
Equipment...............................  $    755,594  $  1,080,794
Computer equipment......................       965,369       226,613
Accumulated amortization................      (486,911)     (239,562)
                                          ------------  ------------
                                          $  1,234,052  $  1,067,845
                                          ============  ============

9.  NOTES PAYABLE AND LONG-TERM DEBT

                                                  JULY 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Notes Payable:
     Revolving line of credit........  $   22,607,721  $   21,775,809
     Unsecured note payable to
       principal shareholder due on
       demand; interest payable
       monthly. Note was repaid in
       July 1997.....................        --             3,000,000
                                       --------------  --------------
                                       $   22,607,721  $   24,775,809
                                       ==============  ==============
Long-Term Debt:
     Term loan.......................  $    9,600,000  $   12,000,000
     Convertible Subordinated
       Debentures....................      15,000,000        --
     Notes payable to banks,
       financing companies and others
       due in monthly installments
       with interest rates ranging
       from 7.4% to 12.03%
       collateralized by equipment...       1,192,250       2,952,789
                                       --------------  --------------
                                           25,792,250      14,952,789
     Less current maturities.........      (3,472,017)     (4,518,411)
                                       --------------  --------------
                                       $   22,320,233  $   10,434,378
                                       ==============  ==============

     In June 1996, the Company entered into the Credit Facility (see Note 4) which replaced the Company's $10 million credit facility. The Credit Facility includes a $53 million revolving line of credit commitment, subject to availability under a borrowing base calculated by reference to the level of eligible accounts receivable and inventory, and a $15 million sublimit for the issuance of letters of credit. The revolving credit facility matures on June 20, 1998. The $65 million Credit Facility also includes a $12 million term loan, which requires sixty equal monthly principal payments of $200,000 plus accrued interest beginning August 1, 1996, with the last payment due and payable on June 20, 2001.

     Interest on borrowings outstanding under the revolving line of credit is payable monthly at an annual rate equal to, at the Company's option, (i) the Bank's Alternate Base Rate plus 0.50% or (ii) the LIBOR rate plus 2.50%. The weighted average interest rate was 8.19% and 8.09% for the years ended July 31, 1997 and 1996, respectively. For amounts outstanding under the term loan, interest is payable monthly in arrears at an annual rate equal to, at the Company's option, (i) the Bank's Alternate Base Rate plus 0.75% or (ii) the LIBOR rate determination thereof, a rate per annum equal to the sum of (a) the greater of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) the Base CD Rate plus 1.0%. The weighted average interest rate was 8.48% and 8.38% for the years ended July 31, 1997 and 1996, respectively. In fiscal 1996, the Company incurred $755,000 in costs related to obtaining the Credit Facility, which is being

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              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) amortized pro rata over the two year term of the line of credit and the five year term of the $12 million loan. The Company is amortizing such costs using the straight-line method, which approximates the interest method. Further, the Credit Facility is subject to an annual fee, payable quarterly, of 0.50% of the unused portion of the revolving credit commitment, a fee of 2.0% of the face amount of letters of credit when issued and an annual administrative fee equal to $100,000.

     The Credit Facility is collateralized by a first lien on substantially all of the Company's domestic assets, and 65% of the issued and outstanding stock of its foreign subsidiaries.

     As of July 31, 1997, the Company had $7.1 million in outstanding irrevocable letters of credit and bankers' acceptances. Based on the level of the Company's eligible accounts receivable and inventory at July 31, 1997, the Company had $13.6 million of additional borrowing capacity available under the Credit Facility, all of which could be used to support borrowings under the revolving credit line or additional letters of credit.

     The Credit Facility contains certain restrictive covenants and conditions among which are a prohibition from paying dividends, limitations on further indebtedness, restrictions on dispositions and acquisitions of assets, limitations on advances to third parties and foreign subsidiaries and compliance with certain financial covenants, including but not limited to a maximum total debt ratio and minimum interest expense coverage. In addition, the Credit Facility prohibits the Company's Chief Executive Officer from significantly reducing his ownership in the Company below specified levels.

     During fiscal 1997, the Credit Facility was amended to change certain covenant requirements. The Company incurred $92,800 in costs related to these Amendments, which is being amortized on a straight-line basis over the remaining life of the Credit Facility.

     To partially finance the Acquisition, the Company's Chief Executive Officer provided a $3.0 million unsecured demand loan. Interest on this loan was payable monthly at a per annum rate equal to the lesser of the Credit Agreement's Alternate Base Rate or the Maximum Lawful Rate. The note was repaid in full in July 1997.

     As part of the consideration for the Acquisition, the Sellers (see Note 4) received a $2.9 million note (the "Ace Note") from the Company. The first installment on the Ace Note in the amount of $600,000 was due and payable two business days following the determination of the final balance sheet of Ace and accrues interest at 8.0% per annum. The second installment on the Ace Note in the amount of $1.0 million was paid on December 20, 1996. The third installment on the Ace Note in the amount of $500,000 was paid June 20, 1997 and is also subject to offset against any claims by the Company against the Sellers. The fourth installment on the Ace Note is due and payable on June 21, 1998 and is also subject to offset against any claims by the Company against the Sellers. Interest on the Ace Note, other than with respect to the first installment of $600,000, is payable monthly in arrears at a rate of 12.0% per annum during the first six months and 10.0% per annum thereafter, except with respect to the final payment due June 21, 1998, which will continue to bear interest at 12.0% per annum. Payment of all obligations under the Ace Note is subordinate to payment of the Credit Facility. The Ace Note is collateralized by certain assets of the Company, claims on which are also subordinate to the Credit Facility.

     During July 1997, the Company completed a private placement of $15 million of convertible debentures. The proceeds were used to retire a $3 million subordinated demand note due to a shareholder, provide $3 million as collateral on two lines of credit with banks in Spain and for general corporate purposes. Interest accrues at 8% per annum, payable monthly until maturity on June 30, 2004. Principal is payable commencing June 30, 2000 at a rate of 1% of the outstanding balance monthly, with the remaining balance due at maturity. The debt is convertible into Company stock at any time during the loan period at a conversion price of $17 per share. The conversion price will be adjusted in 1998 if the closing bid price of

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED) the Company's common stock for the 21 days following the Company's release of 1998 earnings (the "Adjustment Bid Price") is less than $17. Such adjustment is based on the Company's cash flows, but cannot be adjusted to a price less than 90% of the Adjustment Bid Price. The debenture holders may force redemption if there is a change of control of the voting stock, two-thirds of the Board changes without approval of the holders, or the Company stock cannot be publicly traded. The Company incurred costs of approximately $731,000 in connection with the issuance of the convertible debentures. Such costs were capitalized and are being amortized to interest expense over the seven-year term of the convertible debentures on a straight-line basis, which approximates the interest method.

     The Convertible Loan Agreement contains certain restrictive covenants and conditions among which place limitations on further indebtedness, liens, investments, and dividends and requires compliance with certain financial covenants and specified ratios. In addition, the Company shall own at all times all of the capital stock, or other equity interests in its subsidiaries.

     As of July 31, 1997, the Company's Spanish subsidiary had $2.5 million outstanding in irrevocable letters of credit.

     The following is a summary of short-term borrowings under the $65 million Credit Facility and other notes payable:

                                            YEAR ENDED JULY 31,
                                       ------------------------------
                                            1997            1996
                                       --------------  --------------
Month-end maximum loan balance during
  the period.........................  $   33,144,752  $   24,775,993
Weighted average interest rate at
  period-end.........................            8.19%           8.20%

     The aggregate amount of maturities on long-term borrowings as of July 31, 1997 were as follows:

Year ended July 31:
          1998.......................  $    3,472,017
          1999.......................       2,459,986
          2000.......................       2,728,247
          2001.......................       4,091,546
          2002.......................       1,489,807
          Beyond.....................      11,550,647
                                       --------------
                                       $   25,792,250
                                       ==============

10. COMMITMENTS AND CONTINGENCIES

  CONTRACT

     The Company owns and operates amusement game machines in a restaurant franchise on a month-to-month basis pursuant to terms similar to those of an agreement with the restaurant franchise that expired in June 1995. The Company's portion of revenues from the machines during the term of the expired agreement approximated $2.5 million, $2.5 million and $1.4 million in the years ended July 31, 1997, 1996 and 1995, respectively. Management is unable to determine the impact, if any, on future operations of the Company if the relationship is not continued or if it is continued under terms less favorable than those of the expired contract.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

  GUARANTEED PURCHASES

     The Company has entered into a guaranteed purchase agreement for $4.4 million to reserve airtime in conjunction with the television advertisements of the "TALKIN' TOTSE" and "TORNADO TAZ". The television campaign began national and spot market television advertising during the first fiscal quarter of 1998.

  CAPITAL LEASES

     The Company leases equipment under capital lease agreements which expire at various dates through 2002. The lease agreements generally provide purchase options and require the Company to pay property taxes, utilities and insurance.

     Future minimum lease payments under capital leases at July 31, 1997 are as follows:

Year ended July 31:
       1998..........................  $    818,439
       1999..........................       712,823
       2000..........................       205,946
       2001..........................        38,028
       2002..........................        34,505
                                       ------------
Total minimum lease payments.........     1,809,741
Less amounts representing interest...      (200,902)
                                       ------------
                                          1,608,839
Less current portion.................      (691,333)
                                       ------------
Long-term obligations under capital
leases...............................  $    917,506
                                       ============

  OPERATING LEASES

     The Company leases its equipment, vehicles and operating facilities, consisting primarily of warehouse, distribution and office space, under operating leases expiring at various dates through 2007. The lease agreements generally provide renewal options and require the Company to pay property taxes, utilities and insurance. Rent expense under operating leases was $2.5 million, $1.5 million and $1.7 million for the years ended July 31, 1997, 1996 and 1995, respectively.

     Minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at July 31, 1997 are as follows:

Year ended July 31:
       1998..........................  $    2,586,944
       1999..........................       2,427,478
       2000..........................       1,833,974
       2001..........................       1,442,374
       2002..........................       1,462,456
Thereafter...........................       5,000,877
                                       --------------
     Total minimum lease payments....  $   14,754,103
                                       ==============

  ROYALTIES

     The Company markets its products under a variety of trademarks for which the Company pays associated royalties based on sales of the related products. Approximately 59.7%, 58.2% and 46.6% of the Company's net sales in fiscal 1997, 1996 and 1995, respectively, were derived from product lines based on

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) entertainment character or corporate trademark licenses. The Company's products based on trademarks licensed for LOONEY TUNES' characters accounted for 37.5%, 16.4% and 11.4% of net sales in fiscal 1997, 1996 and 1995, respectively. The Company's products based on trademarks licensed by The Coca-Cola Company accounted for 4.5%, 13.8% and 16.5% of net sales in fiscal 1997, 1996 and 1995, respectively. No other license accounted for more than 10% of the Company's net sales. Some licenses are renewable at the option of the Company upon payment of certain minimum guaranteed payments or the attainment of certain sales levels during the initial term of the license. However, there can be no assurance that the Company will be able to renew its most successful licenses, or obtain new licenses. Substantially all of the license agreements are for periods of one to four years and include guaranteed minimum royalty payments over the life of the agreements. Royalty expense is recorded based on sales for the period multiplied by the contractual royalty rate for the related licenses.

     Future guaranteed minimum royalty obligations by year-end and in the aggregate under license agreements consist of the following at July 31, 1997:

Year ended July 31:
     1998...............................  $  3,423,118
     1999...............................     2,553,811
     2000...............................       205,000
                                          ------------
Total minimum royalty payments..........  $  6,181,929
                                          ============

  LETTERS OF CREDIT

     The Company had commitments in the normal course of business, including outstanding irrevocable letters of credit and bankers' acceptances to certain banks approximating $9.6 million at July 31, 1997, relating primarily to the purchase of merchandise from various third-party overseas manufacturers. Liabilities under letters of credit are recorded when the Company is notified that merchandise has been shipped.

  LEGAL PROCEEDINGS

     The Company is from time to time subject to routine litigation incidental to its business. The Company's management believes that the results of pending legal proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

  YEAR 2000 COMPLIANCE

     The Company and its subsidiaries are taking actions to provide that their computer systems are capable of processing for the periods in the year 2000 and beyond. The costs associated with this are not expected to significantly affect operating cash flow, however there is no assurance that the Company's actions in this regard will be successful.

11.  ADVERTISING EXPENSES

     Advertising expenses consist primarily of costs incurred in the design, development, printing and shipping of Company catalogs, television advertisement costs and a limited number of advertisements in trade publications. The Company implemented a television campaign for the first time in fiscal 1997 in conjunction with the introduction of the "TALKIN' TOTSE" and "TORNADO TAZ".
In fiscal 1997, the Company expensed $1.3 million in television advertisement costs. The Company's total advertising expenses, including television advertisement costs, were $2.7 million, $688,000 and $519,000 during fiscal 1997, 1996 and 1995, respectively.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  INCOME TAX

     Income tax provision (benefit) is as follows:

                                                 YEAR ENDED JULY 31,
                                       ----------------------------------------
                                           1997          1996          1995
                                       ------------  ------------  ------------
Federal:
     Current provision...............  $    974,246  $  1,987,531  $    782,053
     Deferred provision (benefit)....       554,229       (74,913)     (100,007)
                                       ------------  ------------  ------------
          Total Federal..............     1,528,475     1,912,618       682,046
                                       ------------  ------------  ------------
State -- current.....................       255,102       323,007        79,613
                                       ------------  ------------  ------------
Foreign -- current...................       940,573       384,024       346,498
                                       ------------  ------------  ------------
     Net provision for income taxes..  $  2,724,150  $  2,619,649  $  1,108,157
                                       ============  ============  ============

     Reconciliations of the differences between income taxes computed at the Federal statutory tax rates and income tax provision are as follows:

                                                  YEAR ENDED JULY 31,
                                        ----------------------------------------
                                            1997          1996          1995
                                        ------------  ------------  ------------
Income taxes computed at Federal
  statutory rates.....................  $  3,039,641  $  2,137,659  $    934,114
Foreign tax differentials.............      (531,107)      172,097       105,653
Valuation allowance on capital loss
  carryover...........................       --            135,693       --
State tax provision...................       168,367       213,185        52,545
Other -- net..........................        47,249       (38,985)       15,845
                                        ------------  ------------  ------------
     Total provision..................  $  2,724,150  $  2,619,649  $  1,108,157
                                        ============  ============  ============

     The foreign tax differential at July 31, 1997 results primarily from a low effective tax rate on sales by the Hong Kong subsidiary, and from an investment tax credit in Spain related to the investment in the TLC operations in the U.K. The tax effects of the significant temporary differences that comprise the deferred tax assets and liabilities are as follows:

                                                  YEAR ENDED JULY 31,
                                        ----------------------------------------
                                            1997          1996          1995
                                        ------------  ------------  ------------
Assets:
  Current:
     Accounts receivable............... $    707,422  $    406,011  $    218,984
     Capital loss carryover............      135,693       135,693       --
     Other -- net......................      324,971        86,514       123,112
     Valuation allowance...............     (135,693)     (135,693)      --
                                        ------------  ------------  ------------
          Gross deferred tax assets....    1,032,393       492,525       342,096
                                        ------------  ------------  ------------
Liabilities:
  Current -- LIFO inventory valuation..    1,528,824       715,984       853,381
  Non-current -- basis of property and
     equipment.........................      660,918       379,661       166,748
                                        ------------  ------------  ------------
          Gross deferred tax
             liabilities...............    2,189,742     1,095,645     1,020,129
                                        ------------  ------------  ------------
          Net deferred tax
             liabilities............... $  1,157,349  $    603,120  $    678,033
                                        ============  ============  ============

     The Company recorded a valuation allowance on the capital loss carryover as management is uncertain that the Company will be able to realize the benefit in future periods. Management believes it is more likely

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  INCOME TAX (CONTINUED)
than not that the benefit of the remaining deferred tax assets will be realized, and thus has not recorded a valuation allowance on these amounts.

     Income taxes are not provided on undistributed earnings of foreign subsidiaries as those earnings are intended to be permanently reinvested in those operations. These earnings could become subject to additional tax upon distribution in the form of dividends or otherwise. It is not practicable to estimate the amount of additional U.S. tax that might be payable on the foreign earnings; however, any foreign income taxes previously paid would reduce U.S. income taxes payable.

13.  SHAREHOLDERS' EQUITY

  STOCK OPTIONS

     The Company has a Non-Qualified Stock Option Plan and a 1994 Incentive Plan (the "Plans"). The Company has reserved 700,000 shares of its common stock for issuance upon exercise of options granted or to be granted under the Plans. These options generally vest six months from the date of the grant to four or five years. Under the Plans and at the discretion of the Board of Directors, awards may be granted to officers and employees of the Company in the form of incentive stock options and restricted stock. Stock options may be exercised at a purchase price determined by the Board of Directors, provided that the exercise price per share shall be an amount not less than 100% of the fair market value on the date the option is granted or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares. The maximum term for all Stock Options granted under the Plans is ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock.) In August 1997, the Board of Directors approved a resolution to increase the number of shares issuable under the Plans with an additional 600,000 shares of the Company's common stock. The resolution is subject to shareholder approval at the next Annual Meeting of Shareholders on December 11, 1997. In addition, 512,500 stock options were granted at the market price on the date of grant.

     In January 1997, the Company granted options to purchase 200,000 shares of the Company's common stock at $8.00 per share, in connection with an officer's employment agreement. These options vest in equal monthly amounts over a five-year period commencing February 1, 1997. The Company recognized $81,667 of compensation expense in fiscal 1997 and has recorded $618,333 in unearned compensation as of July 31, 1997 related to these options.

     Subject to shareholders' approval, the Company's Board of Directors voted that options granted to officers of the Company prior to December 1996 be re-priced to the fair market value on the date of repricing, which was $11.00, or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares of common stock. The number of shares re-priced was 159,000. The original exercise price of the shares ranged from $13.475 to $14.58. Such options shall vest as originally granted.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation". Accordingly, no compensation cost has been recognized for the stock plan.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  SHAREHOLDERS' EQUITY (CONTINUED)

     A summary of the status of the Company's stock options as of July 31, 1997 and 1996 and the changes during the year ended on those dates is presented below:

                                                       YEAR ENDED JULY 31,
                                        --------------------------------------------------
                                                 1997                       1996
                                        -----------------------    -----------------------
                                                       WEIGHTED                   WEIGHTED
                                        # SHARES OF    AVERAGE     # SHARES OF    AVERAGE
                                        UNDERLYING     EXERCISE    UNDERLYING     EXERCISE
                                          OPTIONS       PRICES       OPTIONS       PRICES
                                        -----------    --------    -----------    --------
Outstanding at beginning of the
  year...............................     614,000       $12.99       151,000       $13.48
Granted..............................     412,000         9.66       476,000        11.94
Exercised............................      20,200        12.57        --              N/A
Forfeited............................      49,300        11.28        13,000        13.48
Expired..............................       6,700        13.73        --              N/A
Outstanding at end of year...........     949,800        10.72       614,000        12.29
Exercisable at end of year...........     394,700        12.10       114,800        13.79

                                              1997                       1996
Weighted-average fair value of
  options granted at premium.........         $1.83                      $3.66
Weighted-average fair value of
  options granted at-the-money.......         3.62                       3.46
Weighted-average fair value of
  options granted at a discount......         5.81                        N/A
Weighted-average fair value of
  modifications to options...........         1.09                       0.35

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for all grants in 1997 and 1996: dividend yield of 0.00%; risk-free interest rate ranges from 5.39% to 6.67%; an expected life of options of 5 years for 10-year options and expected life of 2.5 years for 5-year options; and a volatility of 23.6% for all grants.

     During fiscal 1997 and 1996, 159,000 and 13,000 previously granted options were modified, respectively, to reduce the exercise price and, in some instances, accelerate vesting. The "Outstanding at end of year" number of shares underlying options in the table above and the table below reflects the modified terms of these options. The fair value of each modification of previously granted stock options is estimated on the date of the modification using the Black-Scholes option-pricing model to determine the amount of value added to each option at the time of modification. The weighted-average assumptions are the same as for the options granted during fiscal 1997 and 1996.

     Options as of July 31, 1997 are summarized below:

                                                                                                           OPTIONS
                                                              OPTIONS OUTSTANDING                        EXERCISABLE
                                            --------------------------------------------------------     -----------
                                                             WEIGHTED AVERAGE
                RANGE OF                      NUMBER             REMAINING          WEIGHTED AVERAGE       NUMBER
            EXERCISE PRICES                 OUTSTANDING      CONTRACTUAL LIFE        EXERCISE PRICE      EXERCISABLE
         ----------------------             -----------     -------------------     ----------------     -----------
$9.49 to $13.00                               781,600               9.32                 $ 9.96            203,700
$13.01 to $15.95                              168,200               8.02                  14.25            191,000
                                            -----------                                                  -----------
                                              949,800               9.09                  10.72            394,700
                                            ===========                                                  ===========

                                             WEIGHTED
                RANGE OF                     AVERAGE
            EXERCISE PRICES               EXERCISE PRICE
         ----------------------           --------------
$9.49 to $13.00                               $10.35
$13.01 to $15.95                               13.97
                                               12.10

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.  SHAREHOLDERS' EQUITY (CONTINUED)

  NON-EMPLOYEE STOCK OPTIONS

     In addition to the options described above, the Company granted 3,000 premium options with an exercise price of $13.48 to a non-employee during fiscal 1995, prior to the effective date of SFAS 123 for the Company. As of July 31, 1996, 1,200 were exercisable. As of July 31, 1997, 1,800 were exercisable and 3,000 were outstanding with a remaining contractual term of 7.73 years.

  PRO FORMA NET INCOME AND NET INCOME PER COMMON SHARE

     Had the compensation cost for the Company's Plans been determined on a basis consistent with SFAS 123, the Company's net income and net income per common share for 1997 and 1996 would approximate the pro forma amounts below:

                                AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                  7/31/97       7/31/97       7/31/96       7/31/96
                                -----------    ---------    -----------    ---------
SFAS 123 charge................     --         $ 944,600        --         $ 408,579
APB 25 charge..................  $  81,667        81,667        --            --
Net income.....................  6,215,972     5,353,039    $ 3,668,077    3,259,498
Net income per common share....       1.25          1.08           0.76         0.67

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards granted prior to the 1996 fiscal year.

  WARRANTS

     In connection with the initial public offering in July 1995, the Company sold warrants to the underwriters for a nominal amount that allows for the purchase of up to 82,000 shares of the Company's Common Stock. The warrants are exercisable at $14.70 for a period of four years beginning July 20, 1996.

     In addition to the cash paid to the Sellers of Ace (see Note 4), the Company issued to the Sellers a warrant to purchase up to 35,000 common shares of the Company' s common stock at a price per share of $14.90. The warrant is exercisable for a period of five years beginning June 20, 1997. The estimated value of the warrant of $245,350 was recorded as an increase in goodwill, with an offsetting increase in additional paid-in capital.

  PREFERRED STOCK

     Pursuant to the Company's Articles of Incorporation, the Board is authorized to issue from time to time up to 10,000,000 shares of Preferred Stock, in one or more series, and the Board is authorized to fix the dividend rights, dividend rates, any conversion rights or right of exchange, any voting right, any rights and terms of redemption (including sinking fund provisions), the redemption rights or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock and the number of shares constituting such series and the designation thereof. There were no shares of Preferred Stock outstanding as of July 31, 1997.

14.  TRANSACTIONS WITH RELATED PARTIES

     The accompanying consolidated statements of operations include the following amounts related to construction services provided to the principal shareholder:

                                                 YEAR ENDED JULY 31,
                                          ----------------------------------
                                             1997        1996        1995
                                          ----------  ----------  ----------
Net sales...............................  $   --          --      $  162,119
Selling, general and administrative
  expenses..............................      --      $  106,650     140,973

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14.  TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

     The principal shareholder leases seven land and building packages to a third party. The Company incurred costs of $700,000, $900,000 and $1.0 million in the years ended July 31, 1997, 1996 and 1995, respectively, for revenue sharing arrangements with the third party in connection with the Company's vending operations. The Company incurred costs of $101,000, $103,000 and $108,000 for revenue sharing arrangements in the years ended July 31, 1997, 1996 and 1995, respectively, in connection with its vending operations with an entity related to another shareholder that is also a director of the Company.

     One of the Company's directors is affiliated with an insurance company which provides health and property insurance to the Company. The Company paid the insurance company $956,000 for insurance premiums during fiscal 1997.

     During fiscal 1996, the Company's subsidiary in Spain subcontracted stuffing services to a company whose major shareholder is the Company's Executive Vice President of European Operations, and is that subsidiary's president. The Company was invoiced $392,000 for work performed in the year ended July 31, 1996. The Company requested the subsidiary's president, as an accommodation to the Company, concerning the Company's sale of Tuexa, to remain a shareholder of such company. As of October 8, 1996, the subsidiary's president sold his interest in Tuexa for a nominal amount, per prior agreement.

     Interest expense on notes payable to related parties approximated $257,800, $30,000 and $550,000 for the years ended July 31, 1997, 1996 and 1995, respectively. Fees incurred under guaranty agreements with the principal shareholder were $77,000 in the year ended July 31, 1997.

     On February 19, 1997, the Company's European subsidiary, Play By Play Europe, S.A., entered into an agreement with Banco Santander, S.A. Valencia to open a $2.0 million US dollar standby letter of credit which is collaterized by 35,000 shares of the Company's Chief Executive Officer's personal common stock investment in an unaffiliated company. No remuneration was paid by the Company to its Chief Executive Officer as consideration for this guarantee. The standby letter of credit will mature on October 31, 1997. The Company believes that it will be able to successfully renew this letter of credit on substantially similar terms.

15.  SUPPLEMENTAL CASH FLOW DISCLOSURES

     Supplemental cash flow information with respect to payments of interest and income taxes is as follows:

                                                 YEAR ENDED JULY 31,
                                       ----------------------------------------
                                           1997          1996          1995
                                       ------------  ------------  ------------
Interest paid........................  $  3,794,534  $    422,948  $  1,083,520
Income taxes paid....................       942,437     1,594,078       675,562

     The Company incurred capital lease obligations of $1.2 million, $966,979 and $164,827 in the years ended July 31, 1997, 1996 and 1995, respectively.

     In November 1996, the Company issued 40,000 shares of restricted common stock to the sellers of TLC in connection with the acquisition. The shares had a fair market value of $345,000 at the date of acquisition.

     The Company recorded $700,000 as deferred compensation related to the options to purchase 200,000 shares of common stock, which were granted to an officer in January 1997. At July 31, 1997, the unamortized balance was $618,333.

     During fiscal 1996 the Company retired all of the 24,600 shares of Treasury Stock outstanding by reducing additional paid-in capital by the $50,000 cost of those shares. The Company issued a note payable

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SUPPLEMENTAL CASH FLOW DISCLOSURES (CONTINUED) for $2,900,000 and warrants to purchase up to 35,000 shares of the Company's Common Stock to the Sellers of Ace to partially finance the Acquisition. The warrants were valued at $245,350 (see Note 4). The Company recorded a note receivable for 205,000,000 pesetas, or $1.6 million, from the buyers of the stock of Restaurants Universal (see Note 5).

16.  INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in one industry segment, the sale of stuffed toys and novelty items, primarily to customers in the retail and amusement markets both domestically through its U.S. operations and in Europe through subsidiaries located in Spain and England. There were no material amounts of sales or transfers among geographic areas and no material amounts of U.S. export sales.

     Information by geographic location is as indicated below. The toys and novelties industry segment includes sales of toy products and vending operations for each of the periods presented.

                                                        YEAR ENDED JULY 31,
                                          ------------------------------------------------
                                               1997             1996             1995
                                          ---------------  ---------------  --------------
Net sales:
     United States......................  $   116,294,714  $    65,096,521  $   41,313,956
     Europe.............................       21,091,543        9,100,780       6,416,554
                                          ---------------  ---------------  --------------
                                          $   137,386,257  $    74,197,301  $   47,730,510
                                          ===============  ===============  ==============
Net operating income:
     United States......................  $     9,518,030  $     5,458,622  $    2,761,995
     Europe.............................        3,628,683        1,217,489       1,274,531
                                          ---------------  ---------------  --------------
                                          $    13,146,713  $     6,676,111  $    4,036,526
                                          ===============  ===============  ==============
Identifiable assets:
     United States......................  $   103,838,251  $    92,957,657  $   36,046,163
     Europe.............................       22,067,323       11,964,203       9,210,074
                                          ---------------  ---------------  --------------
                                          $   125,905,574  $   104,921,860  $   45,256,237
                                          ===============  ===============  ==============

17.  SUBSEQUENT EVENTS

     In September 1997, the Company signed an exclusive worldwide license agreement with Warner Bros. Consumer Products, a unit of Time Warner Entertainment Co. to design, manufacture and distribute Warner Bros.' Baby Looney Tunes lines.

     In August 1997, the Company's subsidiary in Spain signed two lines of credit in U.S. dollars for a term of one year. The Company's U.S. operations collateralized the lines of credit by depositing $3.0 million in an interest-bearing account.

     The Company intends to make a public offering of up to 3,135,000 shares of its common stock. Of the 3,135,000 shares of common stock to be offered, 2,500,000 shares will be issued and sold by the Company. The remaining 635,000 shares are to be sold by the selling shareholders. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized operating results of the Company by quarter for fiscal years 1997 and 1996 are presented as follows (in thousands, except per share data):

                                                             1997
                                          ------------------------------------------
                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                          ---------  ---------  ---------  ---------
Net sales...............................  $  39,891  $  22,039  $  28,001  $  47,455
Gross profit............................     11,415      8,214     11,061     16,898
Operating income........................      3,479        677      2,592      6,399
Net income (loss).......................      1,446       (166)     1,025      3,911
Net income (loss) per
  share -- primary......................       0.30      (0.03)      0.21       0.77
Net income (loss) per share -- fully
  diluted...............................       0.30      (0.03)      0.21       0.73
                                                             1996
                                          ------------------------------------------
                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                          ---------  ---------  ---------  ---------
Net sales...............................  $  23,439  $  12,023  $  14,302  $  24,433
Gross profit............................      7,036      4,214      5,040      7,858
Operating income........................      2,562        901      1,594      1,619
Loss on disposal of discontinued
  operations............................     --         --           (239)    --
Loss from discontinued operations.......        (90)       (33)       (22)    --
Net income..............................      1,569        609        621        869
Net income per share....................       0.32       0.13       0.13       0.18

                                      F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Ace Novelty Co., Inc. and Subsidiaries

     We have audited the accompanying consolidated statements of operations and cash flows of Ace Novelty Co., Inc. and Subsidiaries for each of the two years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 9 to the consolidated financial statements, in May 1996, the Company entered into an agreement to sell substantially all of its net assets and operations in exchange for cash, notes and the assumption of liabilities.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Ace Novelty Co., Inc. and Subsidiaries for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Seattle, Washington
April 25, 1996, except for Note 9 as to which the date is May 1, 1996

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       THREE MONTHS             YEAR ENDED
                                           ENDED                DECEMBER 31,
                                         MARCH 31,     -------------------------------
                                            1996            1995            1994
                                       --------------  --------------  ---------------
                                        (UNAUDITED)
Sales................................  $   11,324,632  $   66,036,152  $    86,015,180
Cost of sales........................       7,460,882      45,808,236       69,356,564
                                       --------------  --------------  ---------------
                                            3,863,750      20,227,916       16,658,616
Selling, general and administrative
  expenses...........................       3,868,549      20,508,075       31,283,883
                                       --------------  --------------  ---------------
     Loss from continuing
     operations......................          (4,799)       (280,159)     (14,625,267)
                                       --------------  --------------  ---------------
Other income (expense):
     Interest income.................        (133,714)        593,804          608,726
     Interest expense................        (990,480)     (5,009,045)      (4,878,319)
     Other...........................         (56,523)      1,096,260        1,079,739
                                       --------------  --------------  ---------------
                                           (1,180,717)     (3,318,981)      (3,189,854)
                                       --------------  --------------  ---------------
     Loss from continuing operations
       before income tax benefit.....      (1,185,516)     (3,599,140)     (17,815,121)
Income tax benefit...................         380,474       2,470,500        1,691,988
                                       --------------  --------------  ---------------
     Loss from continuing
     operations......................        (805,042)     (1,128,640)     (16,123,133)
Discontinued operations, net of
income tax...........................        --               320,794        --
                                       --------------  --------------  ---------------
          Net loss...................  $     (805,042) $     (807,846) $   (16,123,133)
                                       ==============  ==============  ===============

   The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           THREE MONTHS              YEAR ENDED
                                              ENDED                 DECEMBER 31,
                                            MARCH 31,     ---------------------------------
                                               1996            1995              1994
                                          --------------  ---------------  ----------------
                                           (UNAUDITED)
Operating activities:
     Net loss...........................  $     (805,042) $      (807,846) $    (16,123,133)
     Adjustments to reconcile net loss
       to net cash provided by (used in)
       operating activities:
          Depreciation and
             amortization...............         253,677        1,044,268         1,444,248
          Gain on sale of assets........          10,346         (251,416)          (37,962)
          Deferred income taxes.........        --             (2,470,500)        1,356,427
          Changes in:
             Notes and accounts
               receivable, net..........      (2,715,009)       6,182,237         1,277,282
             Inventories................      (1,043,294)       6,429,161         6,545,626
             Prepaid expenses and other
               current assets...........           7,742          461,265         1,857,920
             Due from related parties...          75,677         (616,658)          452,039
             Adjustment due from related
               parties..................        --              --                2,627,998
             Accounts payable and
               accrued liabilities......         634,915       (1,994,919)          389,427
             Accrued employee
               retirement...............           4,513         (151,453)           12,872
             Federal, state and foreign
               income taxes
               receivable/payable.......         (20,717)       1,140,150         2,287,201
                                          --------------  ---------------  ----------------
                  Net cash provided by
                     (used in) operatingX
                     activities.........      (3,597,192)       8,964,289         2,089,945
                                          --------------  ---------------  ----------------
Investing activities:
     Acquisition of business............        --              --               (4,001,000)
     Additions to equipment and
       leasehold improvements...........         (44,282)      (1,313,086)       (2,426,081)
     Proceeds from sale of discontinued
       operations, equipment and other
       assets...........................        --              1,746,294            37,962
                                          --------------  ---------------  ----------------
                  Net cash provided by
                     (used in) investing
                     activities.........         (44,282)         433,208        (6,389,119)
                                          --------------  ---------------  ----------------
Financing activities:
     Advances to shareholders and
       related parties..................        (116,040)        (249,064)       (2,556,496)
     Repayments from shareholders and
       related parties..................         497,931        2,842,138         --
     Principal payments on long-term
       debt.............................        (349,574)      (2,522,977)         (721,534)
     Proceeds from long-term debt.......        --              --                7,625,606
     Bank overdraft.....................         367,798          230,551        (4,093,536)
     Proceeds from notes payable........      14,604,249       89,846,730       106,619,000
     Principal payments on notes
       payable..........................     (11,344,000)     (99,741,960)     (101,551,643)
     Advances from shareholders and
       related parties..................           2,167           56,968           278,430
     Repayments to shareholders and
       related parties..................         (12,386)        (121,617)       (1,058,699)
                                          --------------  ---------------  ----------------
                  Net cash provided by
                     (used in) financing
                     activities.........       3,650,145       (9,659,231)        4,541,128
                                          --------------  ---------------  ----------------
Foreign currency translation............          24,290          133,271          (335,689)
                                          --------------  ---------------  ----------------
Net increase (decrease) in cash and cash
  equivalents...........................          32,961         (128,463)          (93,735)
Cash and cash equivalents:
     Beginning of Period................          32,421          160,884           254,619
                                          --------------  ---------------  ----------------
     End of Period......................  $       65,382  $        32,421  $        160,884
                                          ==============  ===============  ================

   The accompanying notes are an integral part of the consolidated financial statements.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DESCRIPTION OF BUSINESS

     Ace Novelty Co., and Subsidiaries (the "Company") sells stuffed toys and novelty products to the amusement industry in the United States and Canada, including the nation's premier theme parks and family entertainment centers. The Company designs, develops, markets and distributes stuffed toys based upon licenses for children's entertainment characters and corporate trademarks as well as proprietary characters developed and owned by the Company.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Ace Novelty Co., Inc. and its wholly-owned subsidiaries, Specialty Manufacturing Ltd., Bairnbright Company, Ltd., Carecraft Co., Ltd., Easy Success Company, Ltd. and TTM Manufacturing Company. TTM Manufacturing Company was liquidated in 1994. Bairnbright Company, Ltd. and Carecraft Co., Ltd. were liquidated in 1995. All significant intercompany balances and transactions have been eliminated in the financial statements.

  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Equipment............................        4 - 8 years
Leasehold improvements...............       Term of lease
                                           or useful life,
                                         whichever is shorter

     Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. Gains or losses on dispositions of properties are reflected in income at the time of disposal.

  INCOME TAXES

     The differences between the tax bases of assets and liabilities and their financial statement amounts are reflected as deferred income taxes using enacted tax rates. A valuation allowance is established for deferred tax assets if it is more likely than not that all or some portion of the deferred tax asset will not be realized. Income tax expense or benefit is the tax payable or receivable for the period and the change during the period in net deferred tax assets and liabilities.

  FOREIGN EXCHANGE

     The Company translates the assets and liabilities of its foreign operations at rates of exchange in effect at year-end. Revenues, expenses and cash flows of foreign operations are translated at the average rates of exchange during the year. Gains and losses resulting from translations of the balance sheet accounts are accumulated as a separate component of stockholders' equity until such time that the foreign entity is sold or liquidated.

  REVENUE RECOGNITION

     Sales and related costs are recorded by the Company upon shipment of products to buyers.

  ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  ACME ACQUISITION:

     In January 1994, the Company acquired substantially all the assets of ACME Premium Supply Co. and K&A Enterprises, Inc. ("Collectively "ACME"). The acquisition of ACME's assets was accounted for as a purchase. The purchase price of the assets acquired including assumed liabilities was approximately $4,001,000. In addition, the Company advanced $2,000,000 to a related entity to acquire real property previously leased to ACME. Net assets acquired included approximately $14,278,000 of current assets, $1,165,000 of property, plant and equipment, $162,000 of other assets and $11,604,000 of assumed liabilities.

3.  DISCONTINUED OPERATIONS:

     In 1994, the Company decided to sell its Print Shop division. Accordingly, the operations of the Print Shop division are stated separately as a discontinued operation in the accompanying consolidated financial statements of the Company. In 1995 and 1994, the division's sales were $2,304,187, and $6,315,538, respectively. In April 1995, the division was sold for $4,520,000 which resulted in a gain of $320,794, net of the 1995 loss from operation of the division of $179,206.

4.  EMPLOYEE BENEFIT PLANS:

  DEFINED BENEFIT PENSION PLAN:

     Prior to 1991, the Company suspended its defined benefit pension plan such that employees in the plan at the date of suspension no longer earn additional benefits and no new employees are eligible to enter the plan.

     The funding policy for the suspended defined benefit plan is to contribute amounts actuarially determined as necessary to provide benefits to participants, and in amounts necessary to meet the minimum contribution level stipulated by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

     Pension cost (credit) included the following components:

                                          1995         1994
                                       ----------  ------------
Interest cost on projected benefit
obligation...........................  $   88,152  $     88,676
Expected return on plan assets.......     (89,472)      (37,654)
Net amortization of prior gains......     (16,554)     (148,386)
                                       ----------  ------------
Net periodic pension (credit)........  $  (17,874) $    (97,364)
                                       ==========  ============

     The assumptions used in the actuarial calculations were as follows:

                                         1995       1994
                                       ---------  ---------
Discount or settlement rate..........       7.25%       8.0%
Expected long-term rate of return on
assets...............................       8.00%       8.0%

  DEFINED CONTRIBUTION PLAN:

     The defined contribution plan covers substantially all employees with at least one year of service and who have attained the age of 21 years. A portion of the Company contribution is discretionary and a portion is a percentage match of the employees contribution. The Company contributions for December 31, 1995 and 1994 were $47,670 and $63,128, respectively.

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases office, sales and warehouse space, primarily from related parties, under non-cancelable operating leases expiring through 2010.

     Net rental expense under these leases and other month-to-month agreements was $1,302,742 and $1,706,200 in 1995 and 1994, respectively.

  ROYALTIES

     The Company licenses trademarks and entertainment characters and pays associated royalties based on sales of the related products. Substantially all of the license agreements are for periods of one to four years and include guaranteed minimum royalty payments over the life of the agreements. Royalty expenses are reported in cost of sales in the statement of operations.

  CONTINGENCIES

     The Company is involved in various legal matters arising in the normal course of business including a dispute with the purchaser of the print shop division. The dispute arose over the operation of the business during the transition of ownership. In addition, certain regulatory agencies are reviewing the sale of the division for possible regulatory violations. Although the outcome is not determinable at this time, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of note and trade receivables. The concentration of credit risk with respect to note and trade receivables is generally limited due to the large number of customers comprising the Company's customer base, and their dispersion across different industries and geographies. As such, the Company generally does not require collateral from its customers.

6.  TRANSACTIONS WITH RELATED PARTIES:

     The Company sells certain merchandise and provides management services to companies owned by officers/shareholders of the Company. In addition, the Company leases certain offices, sales and warehouse space from related parties. A summary of these transactions and the balances at December 31 is presented below:

                                               1995            1994
                                          --------------  --------------
Sales of merchandise....................  $     --        $    1,910,666
Rent expense............................       1,327,777       1,339,870
Interest expense........................         174,632         130,561
Interest and management fee income......         965,673         996,171

                     ACE NOVELTY CO., INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES:

     Income taxes consist of the following:

                                               1995            1994
                                          --------------  --------------
Taxes currently refundable before giving
  effect to foreign tax credits:
Federal.................................  $     --        $   (2,558,048)
State...................................        --              (430,058)
Foreign.................................        --               (60,309)
                                          --------------  --------------
                                                --            (3,048,415)
Deferred taxes..........................      (2,470,500)      1,356,427
                                          --------------  --------------
     Total income tax (benefit).........  $   (2,470,500) $   (1,691,988)
                                          ==============  ==============

     Deferred Federal income taxes are provided for temporary differences which result principally from use of accelerated depreciation methods for certain assets, inventory costs (Uniform Capitalization Rules), bad debts, and certain other accruals.

     The Company's effective income tax rate differs from the U.S. Statutory Federal income tax rate of 34% due to certain expenses that are not deductible for income tax purposes, the lower rates of foreign jurisdictions and state taxes.

8.  SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company made interest payments of $4,932,461 and $4,502,764 in the years ended December 31, 1995 and 1994, respectively. The Company made no income tax payments in 1995 or 1994.

9.  SUBSEQUENT EVENT:

     In May 1996, the Company entered into an agreement to sell substantially all its net assets and operations in exchange for cash, notes and the assumption of liabilities. The Company will also receive forgiveness of debt from certain lenders.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................     3
Disclosure Regarding Forward-Looking
  Statements............................     8
Risk Factors............................     8
Use of Proceeds.........................    13
Capitalization..........................    14
Price Range of Common Stock and Dividend
  Policy................................    15
Selected Consolidated Financial Data....    16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    17
Business................................    25
Management..............................    38
Principal and Selling Shareholders......    44
Certain Transactions....................    45
Description of Capital Stock............    46
Shares Eligible for Future Sale.........    49
Underwriting............................    50
Legal Matters...........................    51
Experts.................................    52
Available Information...................    52
Index to Financial Statements...........   F-1


                                3,135,000 SHARES
                                     [LOGO]
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.
                         RAUSCHER PIERCE REFSNES, INC.
                       GERARD KLAUER MATTISON & CO., INC.

                                           , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by Play-By-Play Toys & Novelties, Inc. (the "Registrant" or the "Company") in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions, are as follows:

SEC Registration Fee....................  $   21,271
NASD Filing Fee.........................       7,538
Blue Sky Qualification Fees and
  Expenses..............................       5,000
Accounting Fees and Expenses............     100,000
Legal Fees and Expenses.................     100,000
Printing and Engraving Expenses.........      60,000
Miscellaneous...........................      47,576
                                          ----------
     Total..............................  $  341,385
                                          ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Play-By-Play Toys & Novelties, Inc. (the "Registrant") is incorporated in Texas. Under Section 2.02 of the Business Corporation Act of the State of Texas, a Texas corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceedings. Article Eight of the Articles of Incorporation and Section 59 of the Bylaws of the Registrant provides for indemnification of directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Texas. Reference is made to the Articles of Incorporation and the Bylaws of the Registrant, filed as Exhibits 3.1 and 3.2 hereto.

     The Registrant carries liability insurance coverage for its directors and officers for certain liabilities incurred in connection with the performance of their duties.

     The Underwriting Agreement contains provisions by which each Underwriter severally agrees to indemnify the Registrant, any person controlling the Registrant within the meaning of Section 15 of the Securities Act of 1933 (the "Act") or Section 20 of the Securities Exchange Act of 1934, each director of the Registrant, and each officer of the Registrant who signs this Registration Statement with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On October 21, 1994, the Registrant issued 5,000 shares of Common Stock to Ma Jin Sheng, an independent agent of the Registrant, and Mr. Ma recognized $2,267 of compensation as a result of such issuance.

     During July 1997 the Company completed a private placement of 8% convertible debentures with three investment funds, Banc One Capital Partners II, Ltd., Renaissance Capital Growth & Income Fund III, Inc., and Renaissance US Growth & Income Trust PLC, in the aggregate amount of $15 million. The final maturity date is June 30, 2004. The debt is convertible into Common Stock at any time during the loan period at a conversion price of $17 per share with a one time possible downward adjustment if the closing bid price of the Common Stock is a price less than $17. Such adjustment is based on the Company's cash flows, but cannot be adjusted to a price less than 90% of the average market price for the 21 days following the Company's release of earnings for fiscal 1998. The convertible debt holders may force redemption if there is a change of control of the Common Stock, twothirds of the Board changes without approval of such holders or the Common Stock received in conversion cannot be publicly traded.

     The Company completed the above issuances without registration with the Securities and Exchange Commission, in reliance upon the exemption from registration provided by certain safe harbor provisions of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act. In complying with this safe harbor, the Company relied upon representations from the purchasers that such parties were "accredited investors" within the meaning of Rule 501 of Regulation D.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

      EXHIBIT NO.                                         IDENTIFICATION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
           1         --   Form of Underwriting Agreement.*

           2.1       --   Asset Purchase Agreement dated May 1, 1996, among Ace Novelty Acquisition Co., Inc., the
                          Registrant, Ace Novelty Co., Inc., Specialty Manufacturing Ltd., ACME Acquisition Corp.
                          and Benjamin H. Mayers and Lois E. Mayers, Ronald S. Mayers, Karen Gamoran and Beth
                          Weisfield, as amended by Amendment No. 1 dated June 20, 1996 (filed as Exhibits 2.1 and
                          2.2 to Form 8-K (Date of Event: May 1, 1996) and incorporated herein by reference).

           3.1       --   Amended Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to Registration
                          Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

           3.2       --   Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to Registration
                          Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

           4.1       --   Specimen of Common Stock Certificate (filed as Exhibit 4.1 to Registration Statement on
                          Form S-1 (No. 33-92204) and incorporated herein by reference).

           4.2       --   Form of Warrant Agreement and Form of Warrant (filed as Exhibit 4.2 to Registration
                          Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

           4.3       --   Form of Play-By-Play Toys & Novelties, Inc. Grant of Incentive Stock Option (filed as
                          Exhibit 4.3 to Registration Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

           4.4       --   Form of Play-By-Play Toys & Novelties, Inc. Nonqualified Stock Option Agreement (filed as
                          Exhibit 4.4 to Registration Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

           4.5       --   Warrant to Purchase Common Stock issued by the Registrant to Ace Novelty Co., Inc. (filed as Exhibit 4 to Form 8-K (Date of Event: May 1, 1996) and incorporated herein by reference).

           5         --   Opinion of Thompson & Knight, P.C., counsel for the Registrant.*

          10.1       --   Play-By-Play Toys & Novelties, Inc. 1994 Incentive Plan (filed as Exhibit 10.1 to
                          Registration Statement on Form S-1 (No. 33-92204) and incorporated herein by reference).

          10.2       --   Credit Agreement dated June 20, 1996, among the Registrant, Ace Novelty Acquisition Co.,
                          Inc., Newco Novelty, Inc. and Chemical Bank, as agent for the lenders (filed as Exhibit
                          10.1 to Form 8-K (Date of Event: May 1, 1996) and incorporated herein by reference.

          10.3       --   Promissory Note dated June 20, 1996, of Ace Novelty Acquisition Co, Inc. payable to the order of Ace Novelty Co., Inc. in the principal sum of $2,900,000 (filed as Exhibit 10.5 to Form 8-K (Date of Event: May 1, 1996) and incorporated herein by reference).

                                      II-2

      EXHIBIT NO.                                         IDENTIFICATION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
          10.4       --   Employment Agreement dated November 4, 1996, between the Registrant and Raymond G. Braun, as amended by Amendment No. 1 dated August 29, 1997 (filed as Exhibit 10.4 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.5       --   Non-Qualified Stock Option Agreement dated November 4, 1996, between the Registrant and
                          Raymond G. Braun, as amended by Amendment No. 1 dated August 29, 1997 (filed as Exhibit
                          10.5 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.6       --   Employment Agreement dated May 2, 1996, between the Registrant and Saul Gamoran, as amended by Amendment No. 1 dated May 16, 1996 (filed as Exhibit 10.6 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.7       --   Employment Agreement dated June 20, 1997, between the Registrant and James A. Weisfield
                          (filed as Exhibit 10.7 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.8       --   Subordinated Convertible Debenture Agreements dated July 3, 1997, between the Registrant and each of Renaissance Capital Growth and Income Fund III, Inc., Renaissance U.S. Growth
                          and Income Trust PLC and Banc One Capital Partners II, Ltd. (the "Convertible Lenders")
                          (filed as Exhibit 10.8 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.9       --   Convertible Loan Agreement dated July 3, 1997, among the Registrant, the Convertible
                          Lenders and Renaissance Capital Group, Inc. (filed as Exhibit 10.9 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.10      --   License Agreement dated March 22, 1994 by and between Warner Bros., a division of Time
                          Warner Entertainment, L.P., and the Registrant (as successor by assignment to Ace Novelty,
                          Inc.) (filed as Exhibit 10.10 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.11      --   License Agreement dated March 22, 1996 by and between Warner Bros., a division of Time
                          Warner Entertainment, L.P., and the Registrant (as successor by assignment to Ace Novelty,
                          Inc.) (filed as Exhibit 10.11 to Form 10-K for the year ended July 31, 1997, and incorporated herein by reference).

          10.12      --   License Agreement dated September 10, 1997 by and between Warner Bros., a division of Time
                          Warner Entertainment, L.P., and the Registrant (as successor by assignment to Ace Novelty,
                          Inc.) (filed as Exhibit 10.12 for the year ended July 31, 1997, and incorporated herein by reference).

          11         --   Computation of Earnings Per Share (filed as Exhibit 11 to Form 10-K for the year ended
                          July 31, 1997, and incorporated herein by reference).

          21         --   Subsidiaries of the Registrant. (filed as Exhibit 21 to the Form 10-K for the year ended
                          July 31, 1997, and incorporated herein by reference).

          23.1       --   Consent of Thompson & Knight, P.C. (included as a part of Exhibit 5).

          23.2       --   Consent of Coopers & Lybrand L.L.P.*

          23.3       --   Consent of Coopers & Lybrand L.L.P.*

          24         --   Powers of Attorney included at page II-4.**

------------

 * Filed herewith.

** Previously filed.

  Confidential treatment has been requested with respect to a portion of this Exhibit.

     (b) Financial Statement Schedule

     The following financial statement schedule of the Registrant is included in this Registration Statement.

Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the particular Underwriter, to permit prompt delivery to each purchaser.

     The undersigned Registrant also hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THIS 25TH DAY OF NOVEMBER, 1997.

                                          PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                          By: /s/RAYMOND G. BRAUN
                                                 RAYMOND G. BRAUN
                                                 CHIEF FINANCIAL OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                       DATE
------------------------------------------------------------   -----------------

   By /s/ARTURO G. TORRES*    Chairman of the Board and        November 25, 1997
       ARTURO G. TORRES       Chief Executive Officer
                              (Principal Executive Officer)
    By /s/MARK A. GAWLIK*     President, Chief Operating       November 25, 1997
        MARK A. GAWLIK        Officer and Director
    By /s/RAYMOND G. BRAUN    Chief Financial Officer,         November 25, 1997
       RAYMOND G. BRAUN       Treasurer and Director
                              (Principal Financial and
                              Accounting Officer)
     By /s/SAUL GAMORAN*      Executive Vice President,        November 25, 1997
         SAUL GAMORAN         General Counsel, Secretary and
                              Director
  By /s/FRANCISCO SAEZ MOYA*  President -- Play-By-Play        November 25, 1997
     FRANCISCO SAEZ MOYA      Europe and Director
    By /s/OTTIS W. BYERS*     Director                         November 25, 1997
        OTTIS W. BYERS
    By /s/STEVE K.C. LIAO*    Director                         November 25, 1997
       STEVE K.C. LIAO
      By /s/TOMAS DURAN*      Director                         November 25, 1997
         TOMAS DURAN
   By /s/BERTO GUERRA, JR.*   Director                         November 25, 1997
      BERTO GUERRA, JR.
    By /s/JAMES F. PLACE*     Director                         November 25, 1997
        JAMES F. PLACE
   *By: /s/RAYMOND G. BRAUN
       RAYMOND G. BRAUN
       ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
Play By Play Toys & Novelties, Inc. and Subsidiaries

     In connection with our audits of the consolidated financial statements of Play By Play Toys & Novelties, Inc. and Subsidiaries as of July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997, which consolidated financial statements are included in the Prospectus, we have also audited the financial schedule included herein.

     In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Austin, Texas
October 20, 1997

              PLAY BY PLAY TOYS & NOVELTIES, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                        ADDITIONS
                                          BALANCE       CHARGED TO                     BALANCE
                                        AT BEGINNING    COSTS AND                       AT END
                                         OF PERIOD       EXPENSES     DEDUCTIONS*     OF PERIOD
                                        ------------    ----------    ------------   ------------
Allowances for doubtful accounts:
Year ended July 31, 1995.............    $   358,628    $  660,569      $ 72,731     $    946,466
Year ended July 31, 1996.............        946,466     1,163,346       488,209        1,621,603
Year ended July 31, 1997.............      1,621,603     2,024,847       432,797        3,213,653

------------

* Deductions relate to write-offs, which are net of recoveries of $24,406, $28,704, and $64,457 in 1997, 1996 and 1995, respectively.

                                      S-2